UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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Monro, Inc.
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Notice of 2023 Annual Meeting of

Shareholders and Proxy Statement

August 15, 2023

Rochester, NY 14615

Dear Fellow Shareholders,

As I reflect upon my second year as Monro’s CEO, I’d like to thank all of Monro’s Teammates and customers for their contributions to our Company’s growth and prosperity, and our shareholders for their continued support. Over the last year, I have enjoyed visiting more of our stores and meeting even more of our Teammates. Without a doubt, this continues to be an exciting time to be part of Monro. The outstanding efforts of all of our Teammates and their continued dedication to delivering exceptional service is key to building a long-term relationship with our customers, as we become their trusted vehicle advisor. The heart of our mission is to be a best-in-class, service first organization that prioritizes our customers and the communities we serve. Our go-forward plans are deeply rooted in achieving operational excellence in our in-store execution that will allow us to meet the needs of our customers as well as training our people to maximize their productivity and success. Through our scalable platform, executing disciplined acquisitions will continue to be a part of our growth strategy. Importantly, we remain committed to generating strong cash flow as the fuel for future growth as well as returning capital to our shareholders.

Delivering Comparable Store Sales Growth Through Our Strategy and Initiatives

In fiscal 2023, we delivered comparable store sales growth, which was driven by double-digit comparable store sales growth in approximately 300 of our small or underperforming stores. This is a direct result of our strategy to improve technician staffing levels as well as our training initiatives that are allowing us to better meet customer demand. We believe our small or underperforming stores have plenty of runway for growth ahead and improvements in their performance represent a multi-year opportunity for our Company.

Progress in Advancing our Environmental, Social and Governance (ESG) Priorities

Over the past year, we made good progress in advancing our ESG initiatives and recently published our third annual ESG report on the ESG section of our corporate website. Among our accomplishments, we put our people first through continued investments in Teammate training and development, improved our people’s well-being through enhancements to work-life balance and implementation of our Teammate assistance fund, enhanced our corporate governance standards and practices through a planned recapitalization to simplify our share structure as well as a plan to declassify our Board of Directors, and made further strides in reducing our environmental impact. As our business grows, so does our commitment to further incorporating ESG practices in our strategy and operations, which is fundamental to our ability to create sustainable value for our stakeholders. We continue to make progress on our two ESG goals relating to employee safety and energy efficiency. These goals are tangible examples of how ESG factors are embedded in our everyday business decisions.

Enhancing the Strength of Our Solid Financial Position

During fiscal 2023, we remained focused on strengthening our solid financial position and liquidity. We generated a record $215 million of operating cash flow, including $95 million in working capital reductions. We are firmly committed to driving strong cash flow that will provide us with ample flexibility to continue implementing our strategic growth initiatives, returning capital to shareholders and pursuing opportunistic M&A to deliver long-term value.

Expanding Our Geographic Presence

Strategic acquisitions remain a key pillar of Monro’s overall growth strategy. Over the past year, we continued to expand our geographic presence in the Midwest region, with the acquisition of four stores in Iowa and one store in Illinois. These acquisitions represent approximately $6 million in expected annualized sales. Over the last five years, Monro has successfully entered five new states through acquisition, adding 199 store locations and approximately $295 million in annualized revenue. Looking forward, we are excited by our growth prospects in the dynamic Western and Midwestern regions and are well positioned to take advantage of the many attractive consolidation opportunities in our fragmented industry, while also maintaining strong financial discipline. In addition, we plan on continuing to evaluate the opening of selective greenfield locations to accelerate our growth in attractive markets.

Benefitting from Our Non-Core Wholesale Tire and Distribution Assets Divestiture

The divestiture of our non-core wholesale tire and distribution assets to American Tire Distributors (ATD) for a total transaction value of $102 million over two years and our entry into a supply relationship for tire distribution directly to our stores has given us better availability of tires, quicker delivery and better pricing. Our core strength as a business is to provide retail customers with superior automotive products and services. Beyond the financial benefits, this transaction allows us to focus all of our energies and resources on our Retail operations. In addition, it has expanded our category management initiatives and improved our working capital.

Sharing Our Results Through Capital Return to Our Shareholders

Utilizing the proceeds from the transaction with ATD, excess cash generated by our operations and the strength of our balance sheet has allowed us to continue returning capital to our shareholders in parallel to pursuing our growth strategy. We continued our long-standing policy of sharing our results with our shareholders through our dividend, and we deployed cash on our share repurchase program, which authorizes us to repurchase up to $150 million of the Company’s common stock.

Driving Long-term Shareholder Value

In closing, fiscal 2023 was a foundational year of investment that sets the stage for a brighter future ahead. The Company continued to accelerate its strategic growth initiatives, strengthened its financial position and returned $133 million to shareholders through dividends and share repurchases. I am confident in our path forward and believe our strong focus on operational excellence will drive long-term value for our shareholders.

Looking Ahead

Monro has made significant progress on our journey to continue transforming this great organization during fiscal 2023, and I believe these accomplishments will be instrumental to our success in unleashing Monro’s full potential in the coming year and beyond. As we head into fiscal 2024, we are ready to take advantage of favorable industry tailwinds with the capacity we have built in our stores. We have a strong foundation to build upon and an exceptional team in place ensuring that we capitalize on the opportunities ahead. The continued dedication of our valued Teammates and our strong commitment to providing a five-star customer experience will remain critical to our success.

On behalf of the Board of Directors and the Senior Leadership Team, I would like to thank you for your continued support of Monro. I look forward to speaking with you at our annual meeting on August 15, 2023.

Sincerely,

Michael T. Broderick

President and Chief Executive Officer

July     , 2023

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments, and results and do not relate strictly to historical facts. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by, or including words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “mission,” “plan,” “potential,” “strategy,” “will,” “would,” and variations thereof and similar expressions. Forward-looking statements are subject to risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed. For example, our forward-looking statements include, without limitation, statements regarding our ability to generate cash flow; our growth and acquisition strategies; and whether we are able to achieve the expected benefits of the planned recapitalization to simplify our share structure.

Any of these factors, as well as such other factors as discussed in our Annual Report on Form 10-K (“Form 10-K”), as well as in our periodic filings with the Securities and Exchange Commission (the “SEC”), could cause our actual results to differ materially from our anticipated results. We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of this proxy statement to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, August 15, 2023

Time:	10:00 a.m. (Eastern Daylight Time)

Location:	Virtual meeting to be held via the Internet at www.virtualshareholdermeeting.com/MNRO2023

Record Date:	Monday, June 26, 2023

Items of Business

1.	Elect four directors to Class 2 of the Board of Directors to serve a two-year term and until their successors are duly elected and qualified at the 2025 annual meeting of shareholders;

2.	Elect one director to Class 1 of the Board of Directors to serve the remainder of the Class 1 term and until her successor is duly elected and qualified at the 2024 annual meeting of shareholders;

3.	Approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers;

4.	Approve, on a non-binding basis, the frequency of future advisory votes on executive compensation;

5.	Ratify the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 30, 2024;

6.	Approve an amendment to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors;

7.

Approve an amendment to the Company’s Restated Certificate of Incorporation to increase the conversion ratio of the Class C Convertible Preferred Stock and mandatorily convert the Class C Convertible Preferred Stock into common stock by the 2026 annual meeting of shareholders;

8.	Approve an amendment to the Company’s Restated Certificate of Incorporation to provide a revised liquidation preference for the Class C Convertible Preferred Stock upon a liquidation event; and

9.	Consider such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” each of the director nominees included in Proposal Nos. 1 and 2, “FOR” Proposal No. 3 and Proposal Nos. 5–8, and, for Proposal No. 4, “FOR” a frequency of “ONE YEAR.”

How to Vote

Using the control number that appears on the Notice of Internet Availability (the “Notice”), you may vote your shares:

By Telephone: You may vote by calling 1-800-690-6903	By Internet: Prior to the Annual Meeting, you may vote at Proxyvote.com	By Mail: Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717	During the Meeting: Go to www.virtualshareholdermeeting.com/ MNRO2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting to be Held on August 15, 2023: We are following the Securities and Exchange Commission’s “e-proxy” rules that allow public companies to furnish proxy materials to shareholders over the Internet. Instead of a physical copy, you have received a Notice of Internet Availability of Proxy Materials, which provides instructions on how to view our proxy materials for the Annual Meeting over the Internet, how to vote, and how to request a printed copy of the proxy materials.

PROXY STATEMENT SUMMARY

Below are the highlights of the important information you will find in this Proxy Statement. As this is only a summary, we request that you please review the full Proxy Statement before casting your vote.

General Meeting Information

2023 Annual Meeting Date and Time	Tuesday, August 15, 2023 10:00 a.m. (Eastern Daylight Time)

Record Date	Monday, June 26, 2023

Voting	Shareholders of record as of the record date are entitled to vote personally or by proxy at the Annual Meeting. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting.

Voting Matters and Board of Directors’ Recommendations
Proposal	Voting Options	Vote Required for Approval	Board of Directors Recommendation

1. Election of Class 2 Directors	“FOR” all nominees or “WITHHOLD” your vote for all or any of the nominees	Each nominee for director must receive a majority of the votes cast	FOR EACH NOMINEE

2. Election of one Class 1 Director	“FOR” nominee or “WITHHOLD” your vote for nominee	Nominee for director must receive a majority of the votes cast	FOR NOMINEE

3. Advisory Vote to Approve Executive Compensation	“FOR,” “AGAINST” or “ABSTAIN” from voting	Majority of votes cast must vote in favor of this proposal	FOR

4. Advisory Vote to Approve Frequency of Future Executive Compensation Votes	“ONE YEAR,” “TWO YEARS”, “THREE YEARS” or “ABSTAIN” from voting	The frequency receiving the greatest number of votes will be considered the frequency recommended by shareholders	ONE YEAR

5. Ratification of Appointment of Independent Registered Public Accounting Firm	“FOR,” “AGAINST” or “ABSTAIN” from voting	Majority of votes cast must vote in favor of this proposal	FOR

6. Approval of Amendment to Declassify the Board	“FOR,” “AGAINST” or “ABSTAIN” from voting	Affirmative vote of at least two-thirds of outstanding shares of common stock must vote in favor of this proposal	FOR

7. Approval of the Reclassification Amendment	“FOR,” “AGAINST” or “ABSTAIN” from voting	See “General Information About the Meeting and Voting – Vote Required to Approve the Reclassification Amendment.”	FOR

8. Approval of the Liquidation Preference Amendment	“FOR,” “AGAINST” or “ABSTAIN” from voting	See “General Information About the Meeting and Voting – Vote Required to Approve the Liquidation Preference Amendment.”	FOR

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Governance Highlights

We are committed to applying sound corporate governance principles. We believe these governance practices are in the best interests of our shareholders and strengthen accountability within our organization.

Annual Elections	Yes	Stock Ownership Guidelines for Directors and Executives	Yes

Independent Board Chair	Yes	Anti-Hedging and Pledging Policy	Yes

Board Independence	88%	Code of Ethics	Yes

Audit, Compensation and Nominating Committee Independence	100%	Board Member Recruiting Guidelines	Yes

Number of Financial Experts	Two	Regular Executive Sessions of the Independent Board Members	Yes

Board Diversity	50% Diverse	Anonymous Reporting	Yes

Comprehensive Annual Board and Committee Evaluations	Yes	Executive Compensation Clawback Policy	Yes

Director Overboarding	No	Strategy and Risk Oversight by Board and Committees	Yes

Three New (Two Independent) Directors since 2020	Yes	ESG Reporting	Yes

Our commitment to sound corporate governance practices has been illustrated through a number of actions taken in this past year, including:

•	Compensation Committee retained Exequity, LLP as its independent compensation advisor;

•	Issued third annual Corporate Responsibility Report, now titled ESG Report, for Fiscal 2023;

•	Strengthened Board oversight of Environmental, Social and Governance (ESG) matters, through standing ESG reports by management at every regularly scheduled Board meeting; and

•	Refreshed the Board with diverse candidate, such that our Board is now 50% diverse.

Director Nominees

You are being asked to vote to elect the following four director nominees to Class 2 of our Board of Directors. Detailed information about each of these nominees begins on page 8 of the Proxy Statement.

Name	Age	Director Since	Independent	Occupation

Stephen C. McCluski	71	2013	Yes	Retired. Former Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated

Robert E. Mellor	79	2010	Yes	Chairman of the Board of Monro, Inc. (Nasdaq: MNRO)

Peter J. Solomon	84	1984	Yes	Chairman of Solomon Partners, LP

Hope B. Woodhouse	67	2023	Yes	Retired. Director of Granite Point Mortgage Trust Inc. (NYSE: GPMT), Two Harbors Investment Corp. (NYSE: TWO) and Acadia Realty Trust (NYSE: AKR).

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You are also being asked to vote to elect the following director nominee to Class 1 of our Board of Directors. Detailed information about this nominee begins on page 10 of the Proxy Statement.

Name	Age	Director Since	Independent	Occupation

Lindsay N. Hyde	41	2017	Yes	Entrepreneur in Residence, Moderne Ventures, Senior Lecturer in Residence, Entrepreneurial Management at Harvard Business School

Board of Directors Overview

Our Board of Directors is currently composed of eight directors, seven of whom are independent. The charts below highlight the Board’s composition and experience:

Director Independence	Tenure on the Board of Directors
Gender Diversity

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Executive Compensation Overview

What We Do	What We Don’t Do

Pay for Performance – majority of compensation “at risk”	Permit Short Sales by Directors, Officers or Employees

Reasonable Post-Employment and Change in Control Provisions	Allow Hedging or Pledging of Company Stock

Stock Ownership Guidelines	Offer Change in Control Tax Gross-Ups

Utilize Independent Compensation Advisor	Permit Repricing of Underwater Options without Shareholder Approval

Clawback Policy	Offer Unreasonable Perquisites

Annual shareholder “say on pay” vote	No single trigger cash severance based solely upon a change-in-control of the Company

Executive benchmarking

Modest perquisites

Overview of Governance Proposals for this Meeting

Responding to areas of interest or concern for shareholders was a primary focus for the Board of Directors in Fiscal 2023, and modernizing our governance practices and capital structure were of paramount importance. At this Annual Meeting, we are asking you to approve amendments to our Restated Certificate of Incorporation to declassify our Board of Directors and to reclassify our equity capital structure to eliminate the Class C Convertible Preferred Stock (the “Class C Preferred Stock”).

We recognize the benefit of providing you an annual opportunity to express in a meaningful way your views on the performance of all of our directors. After careful consideration, upon the unanimous recommendation of the Nominating and Corporate Responsibility Committee (composed entirely of independent directors), the Board of Directors unanimously determined that it is appropriate to propose declassifying the Board of Directors on a phased-in basis concluding with our 2025 annual meeting of shareholders. To declassify the Board of Directors, we are asking you to approve an amendment to our Restated Certificate of Incorporation. Please see Proposal No. 6 beginning on page 55 for more information.

Our Board of Directors determined to undertake a process to evaluate reclassification opportunities for the Class C Preferred Stock in direct response to feedback and active dialogue with our shareholders beginning in 2021. We formed a special committee of five independent and disinterested directors (the “Special Committee”) to lead this effort, who worked hand in hand with independent financial and legal advisors to conduct an extensive assessment of possible reclassification transactions for us. Following that assessment and an extensive arms’-length negotiation with the holders of the Class C Preferred Stock, we entered into a reclassification agreement (the “Reclassification Agreement”) that we believe will make Monro a more attractive investment opportunity, simplify our capital structure, and enhance our corporate governance by placing all shareholders on an equal footing. To complete the elimination of the Class C Preferred Stock, we are asking you to approve two amendments to our Restated Certificate of Incorporation. Please see Proposal Nos. 7 and 8 beginning on page 57 for more information.

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GENERAL INFORMATION ABOUT THE MEETING AND VOTING

The Monro, Inc. Board of Directors (the “Board” or the “Board of Directors”) is using this Proxy Statement to solicit proxies from the holders of its common stock for use at the Monro, Inc. 2023 annual meeting of shareholders and any adjournment or postponement thereof (the “Annual Meeting” or the “meeting”). The Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions on how to view our proxy materials for the Annual Meeting over the Internet, how to vote and how to request a printed copy of the proxy materials and the Proxy Card are first being mailed to our shareholders on or about July __, 2023. In this Proxy Statement, we may also refer to Monro, Inc. and its subsidiaries as “Monro,” the “Company,” “we,” “our” or “us.”

Meeting Time and Applicable Dates

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Monro, Inc., a New York corporation, of the proxy to be voted at the Annual Meeting to be held on Tuesday, August 15, 2023, at 10:00 A.M. (Eastern Daylight Time), and at any adjournment or postponement thereof. The close of business on Monday, June 26, 2023 has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

Attending the Annual Meeting

Monro will host the Annual Meeting solely by means of electronic communication via a virtual meeting at www.virtualshareholdermeeting.com/MNRO2023, commencing at 10:00 A.M. (Eastern Daylight Time) on August 15, 2023. There will not be an option for shareholders to attend the Annual Meeting in person. A summary overview of the information you need to attend the Annual Meeting over the Internet is provided below:

•  All shareholders can attend the Annual Meeting over the Internet at the website provided above;

•  Only shareholders as of the record date of June 26, 2023 may vote or submit questions electronically while attending the Annual Meeting (by using the control number provided in your Notice);

•  Instructions on how to attend the Annual Meeting are posted at the website provided above; and

•  A replay of the Annual Meeting will be available over the Internet for approximately 12 months following the date of the Annual Meeting at the website provided above.

1

Matters to be Voted Upon at the Annual Meeting

At the Annual Meeting, holders of record of our common stock as of June 26, 2023 will consider and vote upon the following proposals:

1.  To elect four directors to Class 2 of the Board of Directors to serve a two-year term and until their successors are duly elected and qualified at the 2025 annual meeting of shareholders;

2.  To elect one director to Class 1 of the Board of Directors to serve the remainder of the Class 1 term and until her successor is duly elected and qualified at the 2024 annual meeting of shareholders;

3.  To approve, on a non-binding, advisory basis, the compensation paid to the Company’s Named Executive Officers;

4.  To approve, on a non-binding basis, the frequency of future advisory votes on executive compensation;

5.  To ratify the re-appointment of PricewaterhouseCoopers LLP (“PWC”) as the independent registered public accounting firm of the Company for the fiscal year ending March 30, 2024;

6.  To approve an amendment to the Company’s Restated Certificate of Incorporation (the “Restated Certificate”) to declassify the Board of Directors (the “Board Declassification Amendment”);

7.  To approve an amendment to the Restated Certificate to increase the conversion ratio of the Class C Preferred Stock and mandatorily convert the Class C Preferred Stock into common stock by the 2026 annual meeting of shareholders (the “Reclassification Amendment”);

8.  To approve an amendment to the Restated Certificate to provide a revised liquidation preference to the Class C Convertible Preferred Stock, par value $1.50 per share (“Class C Preferred Stock”) upon a liquidation event (the “Liquidation Preference Amendment”); and

9.  To consider such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

As of the date of this Proxy Statement, these are the only matters that the Board of Directors intends to present at the Annual Meeting. The Board does not know of any other business to be presented at the Annual Meeting. The Board of Directors recommends that you vote “FOR” each of the director nominees in Proposal Nos. 1 and 2, “FOR” Proposal No. 3 and Proposal Nos. 5 – 8, and, for Proposal No. 4, “FOR” a frequency of “ONE YEAR.”

Participating in the Annual Meeting

Shareholders may ask a question pertaining to the business of the meeting using the web portal during the Annual Meeting. To allow us to answer questions from as many shareholders as possible, we will limit each shareholder to one question. If we are unable to answer every question during the Annual Meeting, we will do our best to provide a response to any unanswered questions directly to the shareholder who posed the question.

If a shareholder or guest experiences technical or logistical issues with accessing the virtual web portal, they will be provided a technical support telephone number on the login page of our Virtual Shareholder Meeting site.

Voting Rights of Holders of Common Stock

Shareholders of record as of the record date are entitled to vote personally or by proxy at the Annual Meeting. On the record date, there were 31,418,008 shares of our common stock, par value $0.01 per share (“common stock”) outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Our shareholders do not have cumulative voting rights.

The voting rights of common shareholders are subject to the voting rights of the holders of the shares of our Class C Preferred Stock.

2

Rights of Holders of Class C Preferred Stock

At least 60% of the shares of Class C Preferred Stock must vote as a separate class or unanimously consent to effect or validate any action taken by our common shareholders. Therefore, the holders of Class C Preferred Stock (“Class C Shareholders”) have an effective veto over all matters put to a vote of our common shareholders, and could use that veto power to block any matter that our common shareholders may approve at the Annual Meeting.

On the record date, there were 19,664 shares of Class C Preferred Stock outstanding. Effective as of May 12, 2023, the Class C Shareholders entered into a Reclassification Agreement with the Company (as further described below and set forth in Exhibit C to this Proxy Statement, the “Reclassification Agreement”) pursuant to which Peter J. Solomon was appointed by all of the holders of Class C Preferred Stock as their agent to vote their shares of Class C Preferred Stock and common stock at the Annual Meeting and agreed to vote in Favor of Proposals 1, 2, 7 and 8 at the Annual Meeting. We expect that the Class C Shareholders will approve, by unanimous written consent, all matters currently proposed to be put to a vote of our common shareholders at the Annual Meeting.

Voting Instructions for Record Holders

If your shares are registered directly in your name with our transfer agent, then you are a shareholder of record with respect to those shares and you may vote by:

•  Calling 1-800-690-6903;

•  Visiting proxyvote.com before the meeting and inputting the control number shown on your Notice and proxy card;

•  completing and returning your proxy card by mail; or

•  attending the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/MNRO2023 and using the electronic voting options.

Whether or not you plan to attend the Annual Meeting, you should vote as soon as possible. If you plan to vote before the Annual Meeting, your vote must be received by 11:59 p.m. Eastern Daylight Time on August 14, 2023.

Voting Instructions for Beneficial Owners

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name” and you must instruct the broker, bank or other nominee to vote on your behalf. Please refer to the voting instructions provided by your broker, bank or other nominee for information on how to direct the voting of your shares.

Broker Non-Votes

Broker non-votes occur when beneficial owners do not give voting instructions to their brokers and the brokers lack the discretionary authority to vote on the proposal. If you are a beneficial owner and do not give instructions to your broker, the broker will determine if it has the discretionary authority to vote on the particular matter.

Under the rules of the New York Stock Exchange, which are also applicable to companies listed on the Nasdaq Stock Market (“Nasdaq”), the determination of whether a proposal is “routine” or “non-routine” will be made by the NYSE based on NYSE rules that regulate member brokerage firms. If a proposal is deemed “routine” and you do not give instructions to your broker or nominee, they may, but are not required to, vote your shares with respect to the proposal. If the proposal is deemed “non-routine” and you do not give instructions to your broker or nominee, they may not vote your shares with respect to the proposal and the shares will be treated as broker non-votes.

Broker non-votes, if any, will be counted for purposes of calculating whether a quorum is present at the meeting, but will not be counted for purposes of determining the number of votes cast with respect to Proposals 1, 2, 3 and 4. Broker non-votes, if any, will have the same effect as voting against Proposals 6, 7 and 8.

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Abstentions

You may abstain from voting on any proposal at the Annual Meeting. Abstentions will be counted for purposes of calculating whether a quorum is present at the meeting, but will not be counted for purposes of determining the number of votes cast with respect to Proposals 1, 2, 3, 4 and 5. Abstentions will have the same effect as voting against Proposals 6, 7 and 8.

Quorum

A quorum must be present in person or by proxy to hold the Annual Meeting and will exist if a majority of the issued and outstanding shares of our common stock are present in person or by proxy and are entitled to vote at the Annual Meeting.

We will include abstentions and broker non-votes to determine whether a quorum is present at the Annual Meeting. John A. Heisman and Michael L. Boehme, our inspectors of election for the meeting, will determine whether a quorum is present and will tabulate votes cast by proxy or in person. If we do not have a quorum at the Annual Meeting, we expect to adjourn the meeting until we obtain a quorum.

Vote Required to Elect Directors

You may either vote for or withhold authority to vote for all or any of the nominees named in this Proxy Statement.

To be elected, each nominee for director must receive a majority of the votes cast on the proposal. In addition, at least 60% of the shares of Class C Preferred Stock must vote as a separate class or unanimously consent to effect or validate the election of directors.

Votes that are withheld from any nominee count as a vote cast against that nominee. Abstentions and broker non-votes, if any, are not deemed to be votes cast and will therefore not affect this proposal.

Vote Required to Approve Compensation of Named Executive Officers

You may cast your vote in favor of, against, or abstain from voting to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers.

To be approved, a majority of the votes cast on the proposal must vote in favor of this proposal. In addition, at least 60% of the shares of Class C Preferred Stock must vote as a separate class or unanimously consent to effect or validate the approval of this proposal.

Abstentions and broker non-votes, if any, are not deemed to be votes cast and will therefore not affect this proposal.

Vote Required to Approve the Frequency of Executive Compensation Votes

You may cast your advisory vote in favor of a one, two or three-year frequency of future executive compensation advisory votes.

The frequency receiving the greatest number of votes cast will be considered the frequency recommended by shareholders. In addition, at least 60% of the shares of Class C Preferred Stock must vote as a separate class or unanimously consent to effect or validate the approval of this proposal.

Abstentions and broker non-votes, if any, are not deemed to be votes cast and will therefore not affect this proposal.

Vote Required to Ratify Appointment of PWC

You may cast your vote in favor of, against, or abstain from voting to ratify the re-appointment of PWC as our independent registered public accounting firm for the year ending March 30, 2024.

To be approved, a majority of the votes cast on the proposal must vote in favor of this proposal. In addition, at least 60% of the shares of Class C Preferred Stock must vote as a separate class or unanimously consent to effect or validate the approval of this proposal.

Abstentions are not deemed to be votes cast and will therefore not affect this proposal. There will be no broker non-votes on this proposal because brokers have discretion to vote shares held in street name on this proposal without specific instructions from the beneficial owner of those shares.

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Vote Required to Approve Board Declassification Amendment

You may cast your vote in favor of, against, or abstain from voting to approve the Board Declassification Amendment.

To be approved, we must receive the affirmative vote of at least two-thirds (66 2/3%) of the outstanding shares of common stock in favor of this proposal. In addition, at least 60% of the shares of Class C Preferred Stock must vote as a separate class or unanimously consent to effect or validate the approval of this proposal.

Abstentions and broker non-votes, if any, will count as votes “against” this proposal.

Vote Required to Approve the Reclassification Amendment

You may cast your vote in favor of, against, or abstain from voting to approve the Reclassification Amendment.

For the Reclassification Amendment to be approved, we must receive:

•  the affirmative vote of at least a majority of the outstanding shares of common stock held by all holders of common stock, voting as a separate class, in favor of this proposal;

•  the affirmative vote of at least a majority of the outstanding shares of common stock unaffiliated with the Class C Shareholders (the “Unaffiliated Shares”), voting as a separate class, in favor of this proposal; and

•  the affirmative vote of at least a majority of the outstanding shares of Class C Preferred Stock, voting as a separate class, in favor of this proposal.

Abstentions and broker non-votes, if any, will count as votes “against” this proposal.

Vote Required to Approve the Liquidation Preference Amendment

You may cast your vote in favor of, against, or abstain from voting to approve the Liquidation Preference Amendment.

For the Liquidation Preference Amendment to be approved, we must receive:

•  the affirmative vote of at least a majority of the outstanding shares of common stock held by all holders of common stock, voting as a separate class, in favor of this proposal;

•  the affirmative vote of at least a majority of the Unaffiliated Shares, voting as a separate class, in favor of this proposal; and

•  the affirmative vote of at least a majority of the outstanding shares of Class C Preferred Stock, voting as a separate class, in favor of this proposal.

Abstentions and broker non-votes, if any, will count as votes “against” this proposal.

Revoking a Proxy

A shareholder who has given a proxy may revoke it at any time prior to its exercise by:

•  executing and delivering a later-dated proxy;

•  submitting a new vote by telephone or via the Internet prior to the Annual Meeting;

•  providing written notice of the revocation to the Secretary of the Company at the address below; or

•  attending the virtual Annual Meeting and voting electronically during the meeting.

Please note that attending the Annual Meeting alone is not enough to revoke a proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you may submit a new, later-dated voting instructions or contact your bank, broker or other nominee.

5

Proxy Instructions

All shares of common stock represented by properly executed proxies returned and not revoked will be voted in accordance with instructions you give in the proxy.

If you return a signed proxy but do not indicate voting instructions, your proxy will be voted as recommended by the Board of Directors, or “FOR” the following proposals:

•  the election of the four Class 2 director nominees named in the Proxy Statement;

•  the election of the one Class 1 director nominee named in the Proxy Statement;

•  approving the compensation paid to the Company’s named executive officers;

•  approving the frequency of holding future advisory votes on executive compensation every one year;

•  ratifying the appointment of PWC as our independent registered public accounting firm for the fiscal year ending March 30, 2024;

•  approving the Board Declassification Amendment to the Restated Certificate;

•  approving the Reclassification Amendment to the Restated Certificate;

•  approving the Liquidation Preference Amendment to the Restated Certificate; and

•  in the proxy holder’s best judgment as to any other matters properly brought before the Annual Meeting or any adjournment or postponement thereof.

Participants in the Proxy Solicitation

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Monro in connection with the Annual Meeting. The Company will bear the cost of soliciting proxies. In addition, our directors, officers and employees may solicit proxies by telephone or otherwise. We have engaged Innisfree M&A Incorporated to solicit proxies in connection with our Annual Meeting for a fee of $40,000 plus certain expenses.

We will reimburse brokers, banks or other nominees for their expenses in forwarding proxies and proxy materials to the beneficial owners of shares held in street name.

Results of the Annual Meeting

We will report the voting results in a filing with the U.S. Securities and Exchange Commission (“SEC”) on a Current Report on Form 8-K within four business days following the conclusion of the Annual Meeting.

If the official results are not available at that time, we will provide preliminary voting results and will provide the final results in an amendment to the Form 8-K as soon as practicable after they become available.

Availability of Proxy Materials

We are following the SEC’s “e-proxy” rules that allow public companies to furnish proxy materials to shareholders via the Internet. The “e-proxy” rules allow us to send you a Notice of Internet Availability of Proxy Materials while providing online access to the documents instead of sending full, printed copies of the proxy materials. We first released the Notice to our shareholders of record on or about July     , 2023. The Notice provides instructions on how to: (1) view our proxy materials for the Annual Meeting via the Internet; (2) vote your shares; and (3) request a printed copy of the proxy materials, free of charge.

Our proxy materials, including the Notice, this Proxy Statement, your proxy card, and our 2023 Annual Report are available, free of charge, at www.proxyvote.com. You can also request paper or e-mailed copies by calling 1-800-579-1639 or emailing sendmaterials@proxyvote.com with your control number in the subject line of the email.

Copies of this Proxy Statement and our 2023 Annual Report are also available in the Investor Information section of our website at https://corporate.monro.com/investors/financial-information. Information available on our website is not a part of, and is not incorporated into, this Proxy Statement. You may also request these materials by calling 1-800-876-6676 or emailing krudd@monro.com.

In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the environmental impact of the printed materials.

6

Multiple Copies of Proxy Materials

You may receive more than one Notice and multiple proxy cards or voting instructions. For example, if you hold your shares in more than one brokerage account, you may receive separate voting instructions for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one Notice or proxy card. To ensure that all of your shares are voted, please vote using each Notice, proxy card, or set of voting instructions that you receive.

For more information, see the section entitled, “Notice Regarding Delivery of Shareholder Documents” below.

Contact for Questions

If you have any questions or need assistance in voting your shares, please contact us at the address and phone number below.

Secretary

Monro, Inc.

200 Holleder Parkway

Rochester, NY 14615

(585) 647-6400

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PROPOSAL NO. 1 — ELECTION OF CLASS 2 DIRECTORS

Our Board of Directors consists of eight directors, divided into two classes: four directors in Class 1 and four directors in Class 2. The Class 2 directors will serve until the Annual Meeting and the Class 1 directors will serve until the 2024 annual meeting of shareholders, or until their respective successors have been duly elected and qualified. Four Class 2 directors are nominated for election at the Annual Meeting. The Nominating and Corporate Responsibility Committee has assessed and recommended each Class 2 nominee for election to our Board of Directors.

Set forth below for each nominee for election as a director is a brief statement about the nominee’s age, principal occupation and business experience, including any directorships with any other public companies, describing the specific individual qualities and skills of each nominee that contribute to the overall effectiveness of the Board of Directors and its committees. Each nominee has consented to being named as a nominee and to serve as a director if elected. Although we do not anticipate that any of the nominees named will be unable to serve if elected, the votes will be cast for a substitute nominee selected by the Board of Directors unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THESE NOMINEES TO CLASS 2:

Name	Age	Director Since	Independent	Occupation

Stephen C. McCluski	71	2013	Yes	Retired. Former Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated

Robert E. Mellor	79	2010	Yes	Chairman of the Board of Monro, Inc. (Nasdaq: MNRO)

Peter J. Solomon	84	1984	Yes	Chairman of Solomon Partners, LP

Hope B. Woodhouse	67	2023	Yes	Retired. Director of Granite Point Mortgage Trust Inc. (NYSE: GPMT), Two Harbors Investment Corp. (NYSE: TWO) and Acadia Realty Trust (NYSE: AKR).

Class 2 Nominee Information

Set forth below is a summary of the biographical information for each of the Class 2 director nominees:

Stephen C. McCluski Age: 71 Director since: 2013 Committees: Audit (Chair) Executive Compensation Nominating and Corporate Responsibility

Principal Occupation:

Former senior vice president and chief financial officer of Bausch & Lomb Incorporated (Retired)

Business Experience:

•  Former senior vice president and chief financial officer of Bausch & Lomb Incorporated

•  Former vice president and controller of Bausch & Lomb Incorporated

Current and Former Directorships:

•  Current chairman of the Board of Directors and member of the audit committee of ImmunoGen, Inc. (Nasdaq: IMGN)

•  Former director of Standard Microsytems Corporation

Skills and Expertise: • Knowledge in finance, risk management, mergers and acquisitions, strategic planning, and financial reporting, accounting and controls

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Robert E. Mellor Age: 79 Director since: 2010 Committees: Nominating and Corporate Responsibility (Chair) Compensation Executive

Principal Occupation:

Chairman of the Board of Directors

Business Experience:

•  Interim chief executive officer of Monro, Inc. from August 2020 to April 2021

•  Former director of Ryland Group, Inc.

•  Former lead independent director of Board of Monro, Inc.

•  Former chairman of the Board of Directors and chief executive officer of Building Materials Holding Corporation (“BMHC”), provider of the distribution, manufacturing and sale of building materials and component products

Current and Former Directorships:

•  Current Non-Executive Chairman of the Board of Directors of Coeur Mining, Inc. (NYSE: CDE)

•  Former Director of CalAtlantic Group, Inc.

•  Former Chairman of the Board of Directors of BMHC Stock Holdings, Inc.

Skills and Expertise:

•  Knowledge in legal and regulatory matters, mergers and acquisitions, risk management, real estate, strategic development and execution, accounting and finance

•  Experience in corporate governance best practices of other major corporations

Peter J. Solomon Age: 84 Director since: 1984 Committees: Executive

Principal Occupation:

Chairman of Solomon Partners, LP, an investment banking firm, and independently operated affiliate of Natixis, part of Groupe BPCE, a top 10 European and a top 20 global bank

Business Experience:

•  Chairman of Solomon Partners, LP, an investment banking firm

Current and Former Directorships:

•  Former member of Boards of Director of Associate Dry Goods Corporation, Culbro Corporation, Edison Brothers Stores, Inc., Esquire, Inc., Handyman Corporation, Lawfin International Limited, LIN Broadcasting Corporation (now known as LIN Media, LLC (NYSE: LIN)), Office Depot, Inc. (Nasdaq: ODP), Phillips-Van Heusen Corporation (now known as PVH Corp. (NYSE: PVH)), The Miller-Wohl Company and The Stop & Shop Supermarket Company.

Skills and Expertise:

•  Knowledge in banking and financial services, capital markets, government regulations, mergers and acquisitions, strategic development and execution and risk management

•  Leadership skills shown throughout business career and government service

•  Experience in corporate governance best practices of other major corporations

Hope B. Woodhouse Age: 67 Director since: 2023 Committees: Audit Compensation

Principal Occupation:

Former chief operating officer of Bridgewater Associates, Inc. (Retired)

Business Experience:

•  Former chief operating officer of Bridgewater Associates, Inc.

•  Former president and chief operating officer of Auspex Group, L.P.

•  Former chief operating officer of Soros Fund Management LLC

Current and Former Directorships:

•  Director of Granite Point Mortgage Trust Inc. (NYSE: GPMT)

•  Director of Two Harbors Investment Corp. (NYSE: TWO)

•  Director of Acadia Realty Trust (NYSE: AKR)

•  Former member of Boards of Director of Atomyze LLC, Piper Jaffray Companies (NYSE: PJC), Soros Funds Limited, and Seoul Securities Corporation Ltd.

Skills and Expertise:

•  Knowledge in risk management, executive compensation, strategic planning, auditing, financial reporting, accounting and finance

•  Significant experience in corporate governance and executive compensation best practices of other public corporations

The Board of Directors recommends that you vote “FOR” each of the director nominees listed above.

9

PROPOSAL NO. 2 – ELECTION OF CLASS 1 DIRECTOR

One Class 1 director is nominated for election at the Annual Meeting to serve until the 2024 annual meeting of shareholders, or until her successor has been duly elected and qualified. Ms. Hyde is nominated for election at the Annual Meeting because she received less than a majority vote in favor of her election at the 2022 annual meeting of shareholders. The Board of Directors reappointed Ms. Hyde to serve as a director during fiscal 2023 and determined that she should stand for reelection at this Annual Meeting because of her strong and complimentary skills relative to the Board, including leadership in the Company’s ESG programs and initiatives; her service as an independent director; and her service on the Audit Committee and the Nominating and Corporate Responsibility Committee. The Nominating and Corporate Responsibility Committee has assessed and recommends this nominee for election to our Board of Directors.

Set forth below is a brief statement about this nominee’s age, principal occupation and business experience, including any directorships with any other public companies, describing the specific individual qualities and skills of such nominee that contribute to the overall effectiveness of the Board of Directors and its committees. This nominee has consented to being named as a nominee and to serve as a director if elected. Although we do not anticipate that this nominee will be unable to serve if elected, the votes will be cast for a substitute nominee selected by the Board of Directors unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THIS NOMINEE TO CLASS 1:

Name	Age	Director Since	Independent	Occupation

Lindsay N. Hyde	41	2017	Yes	Entrepreneur in Residence, Moderne Ventures Senior Lecturer, Harvard Business School

Class 1 Nominee Information

Set forth below is a summary of the biographical information for the Class 1 Director Nominee:

Lindsay N. Hyde Age: 41 Director since: 2017 Committees: Audit Nominating and Corporate Responsibility

Principal Occupation:

Entrepreneur in residence, Moderne Ventures, a venture capital fund focused on technology companies innovating within real estate, mortgage, finance, insurance, hospitality and home services, as well as a Senior Lecturer in Residence, Entrepreneurial Management at Harvard Business School.

Business Experience:

•  Founder and former chief executive officer of Baroo, a provider of pet-related amenities in multifamily communities in large urban markets across the U.S.

•  Founder and former executive director of Strong Women, Strong Girls, a nationally recognized mentoring organization

Current and Former Directorships:

•  Former elected director of the Harvard Alumni Association

•  Former director of Coca-Cola Scholars Alumni Foundation

Skills and Expertise:

•  Experience in service delivery, marketing, strategic development and execution

•  Knowledge in risk management and human resources

•  Entrepreneurial leadership and approach

•  Community engagement and culture

The Board of Directors recommends that you vote “FOR” the director nominee listed above.

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Class 1 Director Information

Set forth below is a summary of the biographical information for each of the continuing Class 1 directors:

John L. Auerbach Age: 45 Director since: 2017 Committees: Compensation (Chair)

Principal Occupation:

Chief Executive Officer of Uovo Art, LLC

Business Experience:

•  Founder of LiveArt Holdings, Inc., a collector to collector digital marketplace for fine art and objects

•  Founder of Eloquii Design, Inc., a digitally native direct-to-consumer women’s fashion brand sold to Walmart

•  Former executive vice president of Art & Objects and Digital Businesses at Sotheby’s, Inc.

•  Former senior vice president of Digital & Global eCommerce at Kate Spade & Company

•  Former international managing director of Digital & eCommerce Initiatives at Christie’s Inc.

Current and Former Directorships:

•  Co-chairman, LiveArt Holdings, Inc.

•  Former chairman, Eloquii Design, Inc.

Skills and Expertise: • Knowledge and extensive operational experience in retail, eCommerce deployment and strategy, brand building, digital marketing and artificial intelligence

Michael T. Broderick Age: 55 Director since: 2021 Committees: Executive

Principal Occupation:

President and Chief Executive Officer of Monro, Inc. (Nasdaq: MNRO)

Business Experience:

•  Former executive vice president of merchandising and store operations support at Advance Auto Parts (NYSE: AAP)

•  Former senior vice president of the automotive division of Canadian Tire Corporation (CTC-A.TO)

•  Former chief executive officer of Federal Mogul Corporation (Nasdaq: FDML)

Skills and Expertise:

•  Knowledge in store operations, category management, mergers and acquisitions, strategic development and execution and risk management

•  Leadership skills as a senior officer of several different companies

•  Experience in corporate governance best practices of other major corporations

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Leah C. Johnson Age: 59 Director since: 2020 Committees: None

Principal Occupation:

Executive Vice President, Chief Communications, Marketing & Advocacy Officer of Lincoln Center for the Performing Arts, an internationally renowned performing arts institution

Business Experience:

•  Founder and former chief executive officer of LCJ Solutions, LLC, a strategic communications consulting firm

•  Former senior vice president, Global Corporate Affairs at Citigroup, Inc.

•  Former vice president of corporate communications at S&P Global Ratings (previously, Standard & Poor’s)

Current and Former Directorships:

•  Former director of Pluralsight, Inc.

•  Current trustee of The Trust for Cultural Resources of the City of New York

•  Current trustee of the Museum of the City of New York

•  Current vice chair of the Board of Trustees at New York Public Radio

Skills and Expertise:

•  Knowledge and operational experience in corporate strategy and communications, public affairs, marketing, change management, and diversity and inclusion

•  Entrepreneurial leadership and approach

•  Community engagement and culture

12

CORPORATE GOVERNANCE PRACTICES AND POLICIES

Environmental, Social and Governance (ESG)

Monro’s Environmental, Social and Governance (ESG) efforts are an important lens through which we identify risks and opportunities that could meaningfully impact our business over the long term.

As part of our commitment to transparency and accountability, formalizing our ESG strategy and objectives is a top priority for senior management and the Board. In furtherance of these objectives, we have published our third ESG Report on the Corporate Responsibility page of our website, https://corporate.monro.com/investors/esg/default.aspx. Information available in the report and on our website is not a part of, and is not incorporated into, this Proxy Statement. The report highlights key areas of focus and progress during Fiscal 2023 within our priority ESG topic areas: Teammates, customers, communities and the environment.

Included in the report is a mapping to certain metrics of the Sustainability Accounting Standards Board’s (SASB) Multiline & Specialty Retailers and Auto Parts industries. We plan to continue to enhance our disclosures in order to better inform stakeholders on Monro’s ESG-related risks, opportunities, management strategies and performance throughout Fiscal 2024 and beyond.

Fiscal 2023 Highlights

ESG Oversight. The Company’s Executive Vice President — Chief Legal Officer leads efforts to increase our focus and transparency in this area, with input from, and collaboration with, other members of the Senior Leadership Team. The Board’s Nominating and Corporate Responsibility Committee has primary oversight responsibility for ESG-related matters, including risks related to climate change, human capital management, diversity, stakeholder relations, and health, safety and the environment.

Teammate Development and Safety. We continued to enhance Teammate engagement through the digitalization of workflow processes and training and the introduction of a Teammate Assistance Fund, and to prioritize safety by rolling out a new safety philosophy program and a national safety supplies program. Through the Company’s Monro University online learning management system, in Fiscal 2023, employees logged over 84,000 hours of professional development and technical training We’ve also set a 5-year safety goal of a 30% reduction in workers’ compensation frequency claim rate, using a base year of fiscal 2023.

Diversity, Equity and Inclusion. We continued to foster diversity, equity and inclusion at all levels of the company through our training and recruiting initiatives. Our objective over time is to have a workforce and leadership team that closely resembles our growing group of loyal customers we are working hard to attract and retain.

Communities. This year our internal Community Impact Committee began implementing our community strategy with a vision that focuses on 3 pillars of community engagement: economic and food security, education of youth and family services, and veterans’ services. These three pillars, we feel, get to the heart of issues faced by our communities.

Environment. Being good stewards of the environment is important to Monro. The Company has implemented energy saving initiatives such as making progress on our 5-year goal of having 100% LED lighting in our company-owned stores. In Fiscal 2023, we recycled 2.2 million gallons of oil, 3.3 million tires, 84,637 vehicle batteries and 343 tons of cardboard.

Please refer to our third annual ESG report for more information.

Code of Ethics

We have a Code of Ethics that applies to all of our directors and executive officers, including our principal executive officer, principal financial officer and principal accounting officer or controller. The Code of Ethics is publicly available on our website at https://corporate.monro.com/investors/corporate-governance. We intend to post any amendments to or waivers from the Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer on our website.

13

Board Matters

Board Meetings

The Board of Directors held four meetings during the year ended March 25, 2023 (“Fiscal 2023”). During the fiscal year, each director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees on which he or she served. All attended last year’s annual meeting of shareholders and we expect all directors and nominees to attend the Annual Meeting, as is our stated policy in our Corporate Governance Guidelines.

At least annually, the Board of Directors meets to review management succession planning, as well as our overall executive resources. In addition, our independent directors meet regularly in executive sessions, over which our Chairman, Robert E. Mellor, presides.

Board Independence

The Board of Directors determines whether each of our directors is considered independent. For a director to be considered independent, the director must meet the bright-line independence standards under the Nasdaq listing standards. The Board of Directors must also affirmatively determine that the director has no relationship with the Company that would interfere with the director’s exercise of independent judgment in carrying out the director’s responsibilities. In addition to the Nasdaq listing standards, the Board of Directors will consider all relevant facts and circumstances in determining whether a director is independent. The Board of Directors also considers all commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other business relationships any director may have with the Company. There are no family relationships among any of our directors and executive officers. The Board has determined that the following nominees and directors satisfy the independence requirements of Nasdaq: John L. Auerbach, Lindsay N. Hyde, Leah C. Johnson, Stephen C. McCluski, Robert E. Mellor, Peter J. Solomon and Hope B. Woodhouse.

Lead Independent Director

The Board of Directors does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be a non-employee director or an employee. The Board of Directors believes that it should be free to make a choice regarding its leadership structure from time to time in any manner that is in the best interests of the Company and its shareholders. Under the Company’s bylaws, the Board of Directors may elect a Chairperson of the Board to preside at all meetings of the shareholders and directors and to perform other duties as the Board may elect. Pursuant to our Corporate Governance Guidelines, if the Chairperson is not an independent director, the independent members of the Board of Directors will designate a lead independent director, responsible for conducting executive sessions of the independent directors. Robert E. Mellor, an independent director, currently serves as Chairman of the Board. As such, we do not have a lead independent director at this time.

Board Diversity Matrix

The table below provides certain highlights of the composition of our Board as of June 26, 2023. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of June 26, 2023)
Total Number of Directors	8

Part I: Gender Identity	Female	Male	Non-Binary	Did not Disclose Gender

Directors	3	5	—	—

Part II: Demographic Background

African American or Black	1	—	—	—

White	2	5	—	—

LGBTQ+	1

Did not Disclose Demographic Background	—

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Committees of the Board of Directors

Each of the following Board committees, except for the Executive Committee, functions under a written charter adopted by the Board, copies of which are available on the Investor Information — Corporate Governance page of our website, currently https://corporate.monro.com/investors/corporate-governance, and to any shareholder who requests them. As a matter of routine corporate governance, each committee, except the Executive Committee, reviews its charter and practices on an annual basis. In Fiscal 2023, each committee determined that its charter and practices were consistent with listing standards of Nasdaq.

The current members, responsibilities and the number of meetings held in Fiscal 2023 of each of these committees are shown below:

Audit Committee Committee Members Stephen C. McCluski* (Chair) Frederick M. Danziger(1) Lindsay N. Hyde Hope B. Woodhouse*(2) Number of meetings in 2023: 8 * Audit Committee Financial Expert

Key Responsibilities

•  Monitoring, and assisting the Board in its oversight of, the integrity of our financial accounting and reporting processes;

•  Selecting, retaining, determining the compensation for, and monitoring the independence, qualification and performance of our independent registered public accounting firm;

•  Reviewing the performance of our internal auditors;

•  Monitoring our systems of internal controls regarding finance, accounting, legal and regulatory compliance and compliance with our Code of Ethics; and

•  Providing an avenue of communication among the independent registered public accounting firm, management, internal auditors and the Board.

Independence and Financial Literacy

•  The Board has determined that each member of the Audit Committee is independent as defined by the Nasdaq listing standards and SEC rules applicable to Audit Committee members.

•  All members of the Audit Committee satisfy the Nasdaq’s financial literacy requirement.

•  The Board has determined that Mr. McCluski and Ms. Woodhouse are audit committee financial experts (as defined by SEC rules) and qualify as financially sophisticated under the Nasdaq rules as a result of their knowledge, abilities, education and experience.

Compensation Committee Committee Members Frederick M. Danziger (Chair)(1) John L. Auerbach (Chair)(3) Stephen C. McCluski Robert E. Mellor Hope B. Woodhouse(2) Number of meetings in 2023: 3

Key Responsibilities

•  Reviewing and approving, together with the other independent members of the Board, the annual compensation for our CEO and non-CEO executive officers;

•  Reviewing and approving the overall compensation strategy and program structure for employees;

•  Reviewing and making recommendations to the Board with respect to the total compensation of the non-employee directors, our incentive compensation plans and equity-based plans; and

•  Overseeing risk management of our compensation programs.

Independence and Authority

•  The Board has determined that each member of the Compensation Committee is independent as defined by the Nasdaq listing standards and the SEC rules.

•  The Compensation Committee has the power and authority to form, and delegate authority to, subcommittees.

(1)	Until his retirement from the Board on February 3, 2023

(2)	From February 9, 2023, when she was appointed to the Board

(3)	Appointed Chair as of February 9, 2023

15

Nominating and Corporate Responsibility Committee Committee Members Robert E. Mellor (Chair) Frederick M. Danziger(1) Lindsay N. Hyde Stephen C. McCluski Number of meetings in 2023: 1

Key Responsibilities

•  Identifying and recommending to the Board candidates for election and to serve on the Board;

•  Board and Key management succession planning;

•  Providing oversight with respect to corporate governance matters; and

•  Primary oversight of the Company’s corporate responsibility (ESG) programs and initiatives.

Independence

•  The Board has determined that each member of the Nominating and Corporate Responsibility Committee is independent as defined by the Nasdaq listing standards and SEC rules.

Finance Committee Committee Members Donald Glickman (Chair)(2) Robert E. Mellor Stephen C. McCluski Peter J. Solomon Number of meetings in 2023: 1

Key Responsibilities

•  Reviewed and made recommendations to the Board regarding short- and long-term financing plans and the financing of transactions that could have a material impact on our financial profile;

•  Reviewed management’s process for assessing the financial returns from acquisitions;

•  Considered and made recommendations to the Board on our dividend policy and practices and the issuance and repurchase of shares, if any;

•  Reviewed our use of financial instruments, hedging arrangements and strategies to manage and mitigate exposure to financial and market risks; and

•  Reviewed the financial performance and funding requirements of the defined benefit pension plan.

In May 2023, the Board determined to dissolve the Finance Committee. Its responsibilities are expected to be managed by the Board of Directors as a whole.

Executive Committee Committee Members Michael T. Broderick (Chair) Donald Glickman(2) Stephen C. McCluski(3) Robert E. Mellor Peter J. Solomon Number of meetings in 2023: 11

Key Responsibilities

•  Acting in place of the Board on limited matters that require action between Board meetings. However, without the approval of the full Board of Directors or the shareholders, the Executive Committee may not:

•  approve any action requiring shareholder approval;

•  fill vacancies on the Board of Directors;

•  fix compensation of directors or executive officers;

•  engage our independent registered public accounting firm; or

•  repeal, amend or adopt new bylaws.

(1)	Until his retirement from the Board on February 3, 2023

(2)	Until his death on April 3, 2023

(3)	Appointed as of May 11, 2023

16

Board of Directors’ Role in Risk Oversight

One of the most important functions of the Board is oversight of risks inherent in the operation of the Company’s business. Senior management is responsible for the day-to-day management of risks facing the Company. The Board implements its risk oversight function both as a whole and through delegation to Board committees. The Board is responsible for ensuring an appropriate culture of risk management exists within the Company, overseeing the Company’s aggregate risk profile and monitoring how the Company addresses specific risks. The Board receives regular reports from officers on particular risks to the Company, reviews the Company’s strategic plan, and regularly communicates with its committees. Each committee meets with key management personnel and representatives of outside advisors to oversee and manage these risks. For example, the Director of Internal Audit and the Chief Legal Officer meet with the Audit Committee to discuss financial, legal and regulatory risks. Management has designed reporting processes to provide visibility to the Board of Directors about identifying, assessing and managing critical risks to the Company and management’s risk mitigation strategies.

During Fiscal 2023, Company management, along with the Compensation Committee, considered whether any of the Company’s compensation policies and practices has the potential to create risks that are reasonably likely to have a material adverse effect on the Company. Management considered the risk profile of the Company’s business and the design and structure of its compensation policies and practices. The results of management’s review were reported to the Compensation Committee. For Fiscal 2023, management concluded, and the Compensation Committee agreed, that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board or Committee	Primary Areas of Risk Oversight

Full Board of Directors

•  Strategic, financial and execution risks and exposures associated with the annual operating plan

•  Major litigation and regulatory exposures and other current matters that may present material risks to the Company’s operations, plans, prospects or reputation

•  Acquisitions and divestitures (including through post-closing reviews)

•  Senior management succession planning

•  Employee pension and retirement savings plans, including relative investment performance and funded status

•  Cybersecurity risks, including reviewing measures based on presentations from the head of the Company’s Information Technology Department, which occur at least annually, and reports from the Audit Committee

Audit

•  Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting and assets, financial policies, credit and liquidity matters and related-party transactions

•  Cybersecurity matters, including reviewing measures implemented by the Company to protect data and reviewing the Company’s plans to respond to any cyber breaches, and receiving regular reports from the head of the Company’s Information Technology Department

•  Legal, regulatory and compliance risks

Compensation	• Risks and exposures associated with performance management of officers and executive compensation programs and arrangements, including incentive plans

Finance (1)

•  Risks and exposures associated with financial position and financing activities, including cost of capital

•  Use of financial instruments and other hedging arrangements and strategies to manage exposure to financial and market risks

•  Financial status of the Company’s defined benefit pension plan

Nominating and Corporate Responsibility

•  Risks and exposures relating to director and key management succession planning and director independence

•  Compliance with corporate governance structure and processes, including succession planning and ESG initiatives and processes

•  Risks and exposures relating to ESG matters, including risks related to climate change, human capital management, diversity, stakeholder relations, and health, safety and the environment

(1)	In May 2023, the Board voted to dissolve the Finance Committee. Going forward, the full Board of Directors will manage these risks.

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Certain Relationships and Related Party Transactions

Review and Approval of Related Person Transactions

We review all relationships and transactions in which we and any of our directors, executive officers or their immediate family members are participants to determine whether those persons have a direct or indirect material interest in the relevant transaction. Our finance and legal staff are primarily responsible for developing and implementing processes and controls to gather information about potential related party transactions from our directors and executive officers. This includes the utilization of a robust questionnaire process for all Board members and executive officers. Then, based on the facts and circumstances, that group determines whether the Company or a related person has a direct or indirect material interest in the transaction. If our finance and legal staff determine that the Company or a related person has a direct or indirect material interest in a transaction, then the Audit Committee, or other board committee comprised solely of independent directors, must approve or ratify the transaction. While there were no reportable related person transactions during Fiscal 2023, entry into the Reclassification Agreement with the holders of the Class C Preferred Stock constitutes a related party transaction. See Proposal Nos. 7 and 8 for more details.

Nominating Process

The Nominating and Corporate Responsibility Committee is responsible for identifying, screening and recommending candidates for membership on the Board of Directors pursuant to the Company’s Corporate Governance Guidelines, as approved by the Board of Directors. The Nominating and Corporate Responsibility Committee’s Charter includes an affirmative statement that the Committee’s will endeavor to include diverse candidates, including those who self-identify as female, underrepresented minorities or LGBTQ+, in each pool of Board candidates. The Committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the Board of Directors’ overall effectiveness in meeting its responsibilities. In assessing potential new directors, the committee considers individuals from various disciplines and diverse backgrounds, taking into account gender, age and ethnicity. The Nominating and Corporate Responsibility Committee, at the direction of the Board of Directors, has taken meaningful steps to seek to identify one or more potential diverse nominees for director who, like any other nominee, satisfy the Company’s director qualification standards, including the appropriate experience and demonstrated commitment to the Company. The selection of qualified directors is complex and crucial to our long-term success. Candidates for nomination to the Board of Directors are considered based upon various criteria, such as their broad-based business skills and experiences, a global business perspective, concern for the long-term interests of our shareholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of Monro and the automotive service industry.

The Nominating and Corporate Responsibility Committee will consider recommendations from shareholders of potential candidates for the Board of Directors and will evaluate candidates recommended by shareholders in the same manner as it evaluates candidates recommended by Board members, senior officers or search firms. A shareholder wishing to recommend a potential candidate must submit the recommendation in writing, addressed to the Secretary, Monro, Inc., 200 Holleder Parkway, Rochester, NY 14615, Attention: Nominating and Corporate Responsibility Committee, so that the Secretary receives the recommendation not less than 120 days and not more than 180 days prior to the next annual meeting of shareholders. Each recommendation must include the information required by the Certificate of Incorporation for shareholders submitting a nomination. You may obtain additional information and a copy of the Certificate of Incorporation by submitting a written request to the Secretary of the Company at the address above.

In addition to satisfying the advance notice requirements in order to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to our Corporate Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 16, 2024.

Communications with Directors

Shareholders wishing to communicate with our non-management directors may send a letter to: Secretary, Monro, Inc., 200 Holleder Parkway, Rochester, NY 14615, Attention: Non-Management Directors. All correspondence sent to that address will be delivered to the appropriate directors on a quarterly basis, unless the Secretary otherwise determines that it should be delivered more promptly. The Secretary will promptly direct any concerns relating to accounting, internal controls, auditing or officer conduct to the Chair of the Audit Committee. All correspondence to

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non-management directors will be acknowledged by the Secretary and may also be forwarded within Monro to a subject matter expert for investigation. Alternatively, communication with non-management directors may occur as outlined in the section entitled “Administration — Reporting Violations” in our Code of Ethics, which is publicly available on our website at https://corporate.monro.com/investors/corporate-governance.

Director Compensation

The Company does not pay any director who is also an employee of Monro or its subsidiaries for his or her service as director.

In Fiscal 2023, non-employee directors received the following compensation:

•

$40,000 annual retainer; a $30,000 annual retainer for the Board Chair, as well as the Chairs of the Audit Committee and the Finance Committee; a $15,000 annual retainer for the Compensation Committee Chair and a $10,000 annual retainer for the Nominating and Corporate Responsibility Committee Chair;

•

a grant of 2,426 shares of restricted stock on the date of the 2022 annual meeting of shareholders, determined by dividing $130,000 by $53.58, the closing price of a share of our common stock on the date of the 2022 annual meeting of shareholders;

•	$3,000 for each meeting of the Board of Directors and $1,000 for each committee meeting attended; and

•	reasonable travel expenses to attend meetings, if applicable.

In addition to normal course compensation, non-employee directors who served on the Special Committee received compensation of $1,000 per each committee meeting attended for that service during Fiscal 2023. This is included in the Director Compensation Table below and described further in Proposal No. 7 — Approval of the Reclassification Amendment — Background of the Reclassification.

Director Stock Ownership Guidelines

The Board of Directors adopted the Monro, Inc. Stock Ownership Guidelines to, among other things, further engage certain senior executives and the members of the Board in the long-term success of the Company. The Company’s stock guidelines for its non-employee directors are as follows:

Stock Ownership Guideline	Common stock or equivalents with an aggregate value equal to at least three times the annual cash retainer payable to each director

Target Date	Within a four-year period of joining the Board of Directors

As of March 25, 2023, all of the Company’s non-employee directors are in full compliance with the stock ownership guidelines, except for Hope B. Woodhouse, who joined the Board on February 9, 2023, and who is expected to be fully compliant by her target date of February 9, 2027.

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The following table summarizes the compensation that the Company’s non-employee directors earned for services as members of the Board of Directors and any committee of the Board of Directors during Fiscal 2023:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)

John L. Auerbach	56,000	129,985	187,987

Frederick M. Danziger	76,000	129,985	205,985

Donald Glickman	91,000	129,985	220,985

Lindsay N. Hyde	64,000	129,985	193,985

Leah C. Johnson	55,000	129,985	184,985

Stephen C. McCluski	98,000	129,985	227,985

Robert E. Mellor	108,000	129,985	237,985

Peter J. Solomon	61,000	129,985	190,985

Hope B. Woodhouse	1,000	—	1,000

(1)

Each non-employee director was awarded 2,426 shares of the Company’s restricted stock on August 16, 2022 (the “Award Date”). This column represents the aggregate award date value of the restricted stock awarded during Fiscal 2023 under FASB ASC 718. The value of the restricted stock is derived by multiplying number of shares awarded by the closing price per share on the Award Date of $53.58. For additional information on the valuation assumptions with respect to the Fiscal 2023 awards, refer to Note 10 of the Company’s financial statements in the Form 10-K for the year ended March 25, 2023, as filed with the SEC. The restricted stock awarded to directors vests over a three-year period. The following table shows the number of restricted stock awards outstanding for each non-management director as of March 25, 2023. There are no remaining outstanding stock options from grants made prior to 2018.

Name	Restricted Stock Outstanding (Shares)

John L. Auerbach	4,851

Frederick M. Danziger(1)	—

Donald Glickman	4,851

Lindsay N. Hyde	4,851

Leah C. Johnson	4,851

Stephen C. McCluski	4,851

Robert E. Mellor	5,710

Peter J. Solomon	4,851

Hope B. Woodhouse	—

TOTAL	34,816

(1)	Mr. Danziger retired from the Board of Directors in February 2023 and all of his Restricted Stock vested at that time.

Anti-Hedging and Pledging Policy

We prohibit our directors from engaging in transactions in our securities involving publicly traded options, short sales and hedging transactions because they may create the appearance of unlawful insider trading and, in certain circumstances, present a conflict of interest. In addition, our insider trading policy prohibits directors from pledging our securities as collateral for a loan or holding our securities in a margin account unless the margin feature is not utilized, or our securities are otherwise excluded from being pledged.

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OUR EXECUTIVE OFFICERS

The table and biographies below identify our current executive officers, the term they have served with us and their business experience:

Name	Age	Office and Position

Michael T. Broderick	55	President and Chief Executive Officer

Brian J. D’Ambrosia	48	Executive Vice President — Finance, Chief Financial Officer, Treasurer and Assistant Secretary

Matt Henson	57	Chief Human Resources Officer

Maureen E. Mulholland	52	Executive Vice President — Chief Legal Officer and Secretary

Michael T. Broderick was appointed President and Chief Executive Officer of the Company in April 2021. Prior to joining the Company, from 2016 to 2021, he served as Executive Vice President of Merchandising and Store Operations Support at Advance Auto Parts where he was instrumental in driving same-store sales growth and implementing technology-driven strategies to enhance operational efficiency within the company’s 5,200-store network. In addition, Mr. Broderick played a key role in diversity and inclusion efforts focused on promoting women’s leadership in the automotive aftermarket industry. Prior to joining Advance Auto Parts, Mr. Broderick served from 2014 to 2016 as Senior Vice President of the automotive division of Canadian Tire Corporation, where he was responsible for improving customer service standards at 493 dealers, operating 5,800 service bays. Prior to his tenure with Canadian Tire Corporation, he was CEO of Federal Mogul Corporation and President at General Parts. He began his career at AutoZone, where he served for 16 years in a number of field and operations roles, including as Vice President of the company’s Northeast division.

Brian J. D’Ambrosia was promoted to Executive Vice President — Finance, Chief Financial Officer and Treasurer in April 2018. Before that, since January 2017, Mr. D’Ambrosia served as Senior Vice President — Finance, Chief Financial Officer and Treasurer, and was appointed Assistant Secretary in May 2017. Mr. D’Ambrosia was Vice President — Finance from May 2016 to December 2016. From January 2013 to May 2016, Mr. D’Ambrosia was Vice President — Controller and was named Chief Accounting Officer in December 2015. From August 2010 to January 2013, Mr. D’Ambrosia, a certified public accountant, was Regional Controller — Americas Process Solutions Group at Robbins & Myers, Inc., a publicly held manufacturer of engineered equipment and systems in the global energy and industrial markets. From August 2005 to July 2010, Mr. D’Ambrosia held various accounting and finance positions with Birds Eye Foods, Inc., including Controller-Accounting, Reporting and Planning and Controller-Operations Accounting. From September 2003 to August 2005, Mr. D’Ambrosia was Chief Financial Officer at Rochester Sports Group, a company in the sports entertainment industry. Mr. D’Ambrosia was previously an Audit Manager with Deloitte & Touche, LLP, in Rochester, New York, and was affiliated with that firm from 1997 to 2003.

Matt Henson joined the Company as Chief Human Resources Officer in July 2021, bringing more than 30 years’ experience in field-focused human resources, employee relations, and talent acquisition. Previously, Mr. Henson was Vice President of Field Human Resources at AutoZone, from April 2016 to June 2021, where he led the human resources function supporting more than 6,500 locations in the United States, Puerto Rico, Mexico, and Brazil. Prior to that, Mr. Henson served as Vice President, Concept Human Resources, Bloomin’ Brands, Inc. (Outback Steakhouse, Bonefish Grill); Director of Human Resources and Talent Acquisition – Americas, Dell Inc.; Senior Vice President, Human Resources, Cendant/NRT; and Division Vice President, Human Resources, Kmart Corporation.

Maureen E. Mulholland was promoted to Executive Vice President and Chief Legal Officer in August 2020, having previously served as Senior Vice President — General Counsel and Secretary since August 2017. Ms. Mulholland joined the Company as General Counsel in October 2003 and was appointed Vice President in May 2012. Prior to joining the Company, Ms. Mulholland worked as an associate attorney at the Rochester, NY-based law firms of Underberg & Kessler LLP and Harris Beach, PLLC. She graduated from the University of Notre Dame Law School.

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PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking our shareholders to vote on an advisory resolution to approve the compensation paid to our executive officers for Fiscal 2023 (“Say on Pay”). Our Fiscal 2023 compensation program reflects our pay-for-performance philosophy. We continue to tie a significant portion of our CEO and Named Executive Officer compensation to both short and long-term Company-performance objectives and executive compensation outcomes reflect this philosophy. We also believe that our compensation programs are designed to align the interests of our executive officers with those of our shareholders.

We urge shareholders to read the “Compensation Discussion and Analysis,” below, which details how our executive compensation programs and policies are designed to achieve our compensation objectives, as well as the 2023 Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our Named Executive Officers.

2023 Advisory Vote on Executive Compensation

The Compensation Committee, along with the Board, believe that the policies, procedures and amounts of compensation discussed here, and described further in this Proxy Statement, are effective in achieving the desired goals of aligning our executive compensation structure with the interests of our shareholders. To indicate approval of our executive compensation, a majority of the votes cast must vote in favor of the proposal.

This Say on Pay vote is advisory and therefore is not binding on the Company, the Compensation Committee or our Board. However, our Board values the opinions of our shareholders and, to the extent there is any significant vote against the executive compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether actions are necessary to address these concerns.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on a non-binding basis.”

We currently hold this vote on an annual basis. The next vote is expected to be held at the 2024 annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

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PROPOSAL NO. 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking our shareholders to vote on an advisory resolution on how frequently they would like to cast an advisory vote on the compensation of the Company’s Named Executive Officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two or three years, or to abstain from voting. Shareholders will have an opportunity to cast a non-binding advisory vote on the frequency of future advisory votes on executive compensation at least every six years.

After careful consideration of the frequency alternatives, the Board continues to believe that conducting an advisory vote on executive compensation on an annual basis is appropriate for the Company and its shareholders at this time. As an advisory vote, this proposal is not binding upon the Board. However, the Board intends to hold “Say on Pay” votes in the future in accordance with the alternative that receives the most shareholder support. The Board may, in the future, periodically re-visit the frequency of the “Say on Pay” votes based on the Company’s then-current compensation policies.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF “ONE YEAR” WITH RESPECT TO FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis (the “CD&A”) describes our executive compensation programs and explains how the Compensation Committee of the Board of Directors (the “Committee”) made its compensation decisions for our named executive officers for the fiscal year ended March 25, 2023 (“Fiscal 2023”). In addition to the compensation of the Named Executive Officers, as a matter of practice the Committee reviews the compensation and performance of all Senior Vice President and Executive Vice President-level employees.

We experienced several executive officer transitions during Fiscal 2023 and shortly thereafter, including the following:

•	Robert J. Rajkowski resigned as Executive Vice President, Chief Operating Officer effective July 31, 2022; and

•	Daniel J. Tripoli resigned as Senior Vice President Retail Operations effective April 3, 2023.

Below are the list of officers deemed to be serving as our named executive officers (our “Named Executive Officers” or “NEOs”) for Fiscal 2023:

•	Michael T. Broderick, President and Chief Executive Officer (our “CEO”);

•	Brian D’Ambrosia, Executive Vice President – Chief Financial Officer;

•	Matt Henson, Executive Vice President – Chief Human Resources Officer;

•	Maureen E. Mulholland, Executive Vice President – Chief Legal Officer and Secretary;

•	Robert J. Rajkowski, Former Executive Vice President – Chief Operating Officer; and

•	Daniel J. Tripoli, Former Senior Vice President Retail Operations.

The following discussion and analysis should be read in conjunction with the tabular disclosures regarding the compensation of our Named Executive Officers in Fiscal 2023 and the report of the Committee, which immediately follow below.

Executive Summary

Compensation Philosophy and Objectives

Our executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with Nasdaq rules. The Committee operates under a written charter adopted by the Committee and ratified by the Board of Directors. A copy of the charter is publicly available on our website at https://corporate.monro.com/investors/corporate-governance.

Our compensation program is intended to meet three principal objectives: (1) attract, reward and retain officers and other key employees; (2) motivate these individuals to achieve short-term and long-term corporate goals and enhance shareholder value; and (3) support our core values and culture by promoting internal equity and external competitiveness. To meet these objectives, the Committee has adopted the following overriding policies:

•	Pay compensation that is competitive with the practices of other leading automotive and retail companies; and

•	Pay-for-performance by:

-	setting challenging yet realistic annual performance goals in our short-term incentive plan that rewards executives for the achievement of these goals; and

-	providing a mix of long-term incentives weighted toward performance to ensure alignment with shareholders and focus on increasing shareholder value, while retaining key talent.

The above policies guide the Committee in determining the proper allocation between short-term and long-term compensation. Other considerations include our financial performance, business objectives, our fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements.

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Our compensation program rewards our Named Executive Officers for attaining established goals that require the dedication of their time, efforts, skills and business experience for the success of the Company. The program is designed to reward both annual and long-term performance. Short-term performance is rewarded through base salary and annual incentive. Beginning in fiscal 2019, long-term performance has usually been rewarded through a mix of three vehicles: stock options, performance-vesting restricted stock units (“PSUs”); and time-vesting restricted stock units (“RSUs”). The value of each vehicle is based on a number of factors predicated on the Company’s financial performance. In addition, our Named Executive Officers receive other benefits, certain of which are available to all other salaried employees of the Company.

What We Do	What We Don’t Do

✓ Pay for performance – majority of compensation “at risk”	X Permit short sales by directors, officers or employees

✓ Reasonable post-employment and change in control provisions	X Allow hedging or pledging of company stock

✓ Stock ownership guidelines	X Offer change in control tax gross-ups

✓ Utilize independent compensation advisor	X Permit repricing of underwater options without shareholder approval

✓ Clawback policy	X Offer unreasonable perquisites

✓ Annual shareholder “say on pay” vote	X No single trigger cash severance based solely upon a change-in-control of the Company

✓ Executive benchmarking

✓ Modest perquisites

Shareholder Engagement

We believe that it is important for us to communicate with shareholders regularly regarding areas of interest or concern. Engagement with shareholders allows us to solicit input and respond to questions about Company matters, including our executive compensation program. At the 2022 annual meeting of the shareholders, approximately 97% of the votes cast were in favor of the advisory vote to approve executive compensation. The Committee considered these results when making the decisions described in this CD&A. We believe our current long-term program ensures alignment with shareholders and a focus on pay for performance. We will continue to engage with our shareholders and to evaluate their feedback for potential changes in the future.

Oversight of the Executive Compensation Program

The Committee administers our executive compensation program on behalf of the Board and our shareholders.

In determining the appropriate compensation packages for our executives, the Committee reviews, on an annual basis, each executive’s past and present compensation, including equity and non-equity-based compensation. In addition, our CEO annually reviews the performance of each of the executives (other than himself, whose performance is reviewed annually by the Committee). The conclusions reached and recommendations made based on these reviews for base salary levels and annual bonus amounts are presented to the Committee in May each year. The Committee relies to a large extent on our CEO’s evaluations of each executive’s performance. However, it is the Committee which makes all final compensation decisions regarding our executives.

The Committee seeks to have a substantial portion of each executive’s compensation be incentive-based, with the most senior executives having the highest portion dedicated to incentive-based compensation and a greater weighting toward long-term incentives.

Role of the Compensation Consultant

As outlined in its charter, the Committee has the authority to retain consultants and advisers, at the Company’s expense, to assist in the discharge of the Committee’s duties. The Committee has retained the services of Exequity,

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LLP (“Exequity”) as its independent compensation consultant. Exequity has not provided any other services to the Company prior to or subsequent to being retained as the compensation consultant to the Committee. The Committee was solely responsible for the decision to retain Exequity as its consultant. Exequity advises the Committee on matters of Named Executive Officer compensation, assists with analysis and research, and provides updates on evolving best practices in compensation. While Exequity may express an opinion on compensation matters, the Committee is solely responsible for setting the type and amount of compensation for our Named Executive Officers. Exequity reports directly to the Committee and has direct access to the Committee through the Committee’s Chair. The Committee requires that any compensation consultant it retains cannot be utilized by management for other purposes. Although management may work closely with the consultant, the consultant is ultimately accountable to the Committee on matters related to executive compensation.

The Committee recognizes that it is essential to receive objective advice from its compensation consultant. The Committee examines the procedures and safeguards that Exequity takes to ensure that the compensation consulting services are objective. The Committee has assessed the independence of Exequity pursuant to Nasdaq rules and its charter and concluded that Exequity’s work for the Committee does not raise any conflict of interest. In making this assessment, the factors taken into consideration included:

•	that the compensation consultant reports directly to the Committee, and the Committee has the sole power to terminate or replace its compensation consultant at any time;

•	the compensation consultant does not provide any other services to the Company;

•	the compensation consultant’s policies and procedures are designed to prevent conflicts of interest;

•	whether the compensation consultant’s advisor to the Company owns stock in the Company; and

•	any business or personal relationships between the compensation consultant’s advisor to the Company, on one hand, and any member of the Committee or any executive officer, on the other hand.

Benchmarking

In addition to many other factors that affect compensation determinations, the Committee considers the compensation practices of a peer group, where available, in evaluating the compensation program. In fiscal 2019, the Committee engaged Exequity to reevaluate its peer group to be used for executive compensation purposes. The Committee originally approved a peer group of 22 companies, including companies within the automotive aftermarket and 12 retailers with revenues between $500M and $1.5B to ensure a more robust group, with a focus on size and industry. No changes were made to this peer group during Fiscal 2023, however, as previously disclosed, two companies in the original peer group are no longer publicly listed. As such, the peer group used in Fiscal 2023 executive compensation decisions includes:

Aarons, Inc.	Five Below, Inc.	Murphy USA Inc.
Advance Auto Parts, Inc.	Floor & Décor Holdings, Inc.	O’Reilly Automotive, Inc.
Asbury Automotive Group, Inc.	Group 1 Automotive, Inc.	Shoe Carnival, Inc.
Autozone, Inc.	Hibbett Sports, Inc.	Sleep Number Corporation
Carvana Co.	Haverty Furniture Companies, Inc.	Valvoline Inc.
The Children’s Place, Inc.	La-Z-Boy Incorporated	Zumiez Inc.
Citi Trends Inc.	Lithia Motors, Inc.

This peer group was used to conduct executive compensation benchmarking for the named executive officers in Fiscal 2023. The peer group served as the primary reference, with survey data utilized as a secondary reference. Results of the benchmarking indicated that, on an aggregate basis, all components of pay (base salary, target bonus, and long-term incentives) lagged the 25th percentile of both the peer group and survey data.

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Elements of Compensation for Fiscal 2023

Monro’s executive compensation program, set forth by the Compensation Committee, is designed to implement our executive pay philosophy to:

•	Attract, reward and retain talented and experienced executives and other key employees

•	Motivate our executive officers to achieve short-term and long-term corporate goals that will enhance shareholder value

•	Support our core values and culture by promoting internal equity and external competitiveness

The objectives and key characteristics of direct elements of our Fiscal 2023 executive compensation are summarized below:

Compensation Element		Period Covered	Objectives
Fixed	Base Salary (Cash)	Annual

•  Fixed annual cash provided for performing day-to-day job responsibilities

•  Generally determined based on an individual’s time in the position, experience, performance, future potential and market data

•  Reviewed annually for potential adjustment based on factors such as changes in the executive’s responsibilities, individual performance and market data

At-Risk	Annual Incentive Bonus (Cash)	Annual

•  Variable cash compensation tied to the achievement of annual corporate financial and operational goals established by the Committee each fiscal year

•  Aligns interests of executives with shareholders, with amount earned dependent on Company performance objectives designed to enhance shareholder value

	Long-Term Incentive (“LTI”) Compensation (Equity Awards)	3-4 years

•  Mix of equity awards intended to provide a balanced portfolio with the intention of motivating, rewarding, and retaining executives

•  Objective is to provide 75% of equity awards as performance-based awards with the following mix: 25% stock options, 50% PSUs, and 25% RSUs

•  Stock options

○   Aligns executive rewards with shareholder returns; no value unless stock price appreciates over the grant price

○  Vests in equal installments over four years

○  Encourages long-term, sustained performance

○  Encourages retention through multi-year vesting

•  Performance-vesting stock units (PSUs)

○  Vest over a three-year performance period

○  PSUs are forfeited if multi-year objectives are not met

○  Encourages long-term, sustained performance and retention

○  Facilitates stock ownership

•  Time-vesting restricted stock units (RSUs)

○  Vests in equal installments over four years

○  Encourages retention through multi-year vesting

○  Facilitates stock ownership

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Base Salary

We provide our Named Executive Officers with a base salary to compensate them for services rendered during the fiscal year. The amount of base salary is meant to reflect the primary responsibilities of his or her position and is set at a level that the Committee believes will enable us to attract and retain talent. The Committee considers a number of criteria in establishing and adjusting the base salary of a particular executive officer, including, among other things, recent hiring experience, individual performance, internal pay alignment and equity, responsibilities of the position, longer term potential, individual experience and methods to achieve results, as well as market data.

Salaries for executive officers are reviewed annually or when there is a change in position or responsibilities, such as a promotion. Annual salary planning begins with a percentage guideline for increases, based upon our annual budget, which is adjusted upward or downward for individual performance based on recommendations from our CEO. The guidelines are set after considering competitive market factors as previously described, affordability and current salary levels, as appropriate. The performance of each executive officer is evaluated annually following the close of the fiscal year so that each executive’s performance can be assessed within the context of our performance against its financial and strategic goals for the year. Individual performance is evaluated based on the specific responsibilities and accountabilities of the executive, the value of the services provided, the executive’s management skills and experience, and the individual’s contribution to our performance and profitability. The Committee typically approves the base salary increases in May.

In May 2022, the Committee approved a salary increase of 4% to the base salaries of each of the Named Executive Officers to ensure greater consistency with market practice. This increase followed the results of Exequity’s study of our peer group, which showed that all components of the Named Executive Officers’ pay (base salary, target bonus, and long-term incentives) lagged the 25th percentile of peer group and survey data.

Annual Incentive

The Committee has the authority to award annual incentives to our executive officers. Each May, the Committee establishes targets for annual incentives in the form of performance-based cash bonuses to compensate executive officers, as well as other management employees. Our Named Executive Officers receive their annual incentive pursuant to our executive incentive plan.

The incentive plan for Fiscal 2023 was established in line with more traditional annual bonus measures meant to focus executives on our objectives to increase revenue, profit and same store sales. Fiscal 2023 performance measures and weighting were:

1.	50% based on comparable store sales; and

2.	50% based on pre-tax income.

The targets for comparable store sales and pre-tax income were set based on the budget approved by the Board for Fiscal 2023. The Fiscal 2023 incentive opportunities for executives ranged from 0% to 150% of target based on performance. Under the executive bonus plan for Fiscal 2023, the target bonus amounts and maximum payout amounts for our Named Executive Officers were:

Name	Base Salary ($)(1)	Target Bonus (% of Base Salary)	Maximum Bonus (% of Base Salary)

Michael T. Broderick	714,179	100	150

Brian J. D’Ambrosia	408,103	60	90

Maureen E. Mulholland	346,887	60	90

Robert J. Rajkowski	136,103	60	90

Matt Henson	346,888	60	90

Dan Tripoli	306,077	40	60

(1)	The base salaries represent actual amounts paid to the Company’s executives Named Executive Officers in Fiscal 2023.

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All incentive awards made under the executive incentive plan are subject to the Committee’s approval. In addition, the Committee has the sole authority to determine whether the performance targets have been achieved by us and, if so, the applicable incentive award percentages to be paid. The Committee may use its discretion to include or exclude extraordinary or unusual items in determining the level of achievement of the performance targets.

The Committee’s practice is to pay cash awards based upon the achievement of our annual financial performance goals. The Committee carefully considers any exceptions. Absent extraordinary circumstances, there are no payouts for below threshold performance.

The table below provides the Fiscal 2023 goals and achievements:

	Fiscal 2023 Goal and Actual Results Achieved
Name	Threshold	Target	Maximum	Actual
Comparable Store Sales Increase	4.5%	6.8%	9.1%	2.8%
% of Target	50%	100%	150%
Pre-tax income (thousands)	$86,300	$98,100	$109,900	$57,200
% of Target	50%	100%	150%

None of our Named Executive Officers earned an annual incentive for Fiscal 2023 because both comparable store sales and pre-tax income were less than their thresholds.

Long-Term Incentive Compensation

In Fiscal 2023 the Committee again utilized a mix of three long-term incentive vehicles (stock options, PSUs and RSUs). The percentages assigned between each long-term incentive vehicle are as follows:

1.	25% stock options;

2.	50% PSUs; and

3.	25% RSUs.

We believe our three-pronged approach to long-term incentives encourages retention, performance and a continuing link with shareholders. For our executives, the amount of long-term incentive compensation is intended to motivate executives to make stronger business decisions, improve financial performance, focus on both short-term and long-term objectives and encourage behavior that protects and enhances the long-term interests of our shareholders. We believe that equity awards are a significant portion of the total compensation package for executives and are an important retention tool.

PSUs issued for Fiscal 2023 (the “Fiscal 2023 PSUs”) vest on a sliding scale based on our attainment of a pre-tax return on invested capital goal calculated at the end of fiscal year 2024 (“Fiscal 2023 PSU ROIC”). Fifty percent of the Fiscal 2023 PSUs will vest upon the attainment of a threshold calculation of 10% Fiscal 2023 PSU ROIC, up to the entirety of the Fiscal 2023 PSUs vesting based on the attainment of a 12% Fiscal 2023 PSU ROIC. ROIC was identified as an important measure for us to focus management on the efficient deployment of capital over the long-term. We believe ROIC in the long-term plan, coupled with the short-term metrics in the annual bonus of profit and organic growth, ensures a balanced approach of both income and capital management.

The Committee considered the following factors in evaluating the 2023 long-term incentive compensation grants for our Named Executive Officers: recommendation by our CEO, Company and individual performance, change in responsibility, peer group benchmarking, the recipient’s level within the Company’s overall workforce, prior equity compensation awards, the value of the awards as a percentage of the recipient’s total compensation and the expense associated with the awards. Fiscal 2023 long-term incentive grants are consistent with the prior fiscal year to maintain the proportion of performance-based compensation relative to our peer group median.

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Executive Officer Stock Ownership Guidelines

We require our Named Executive Officers to achieve and maintain a certain minimum level of ownership of our common stock. The purpose of the guidelines is to further engage certain senior executives in the long-term success of the Company. Our stock guidelines for our Named Executive Officers are as follows:

Position	Stock Ownership Guideline
Chief Executive Officer	Common stock with an aggregate value equal to at least four times annual base salary
Other Named Executive Officers	Common stock with an aggregate value equal to at least three times annual base salary

Each covered executive is required to achieve his or her required ownership level within four years of being named a Named Executive Officer. As of March 25, 2023, Mr. D’Ambrosia and Ms. Mulholland were fully compliant with the ownership levels required by the guidelines and the other Named Executive Officers were still in their respective transition periods for becoming compliant.

Clawback Policy

The Committee oversees the Monro, Inc. Executive Compensation Recoupment Policy (the “Clawback Policy”). The Clawback Policy provides for the recoupment of certain incentive compensation in the event of a financial restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws, and acts of fraud, misappropriation or embezzlement. The Clawback Policy is administered by the Committee and applies to current and former executive officers and such other employees who may from time to time be deemed subject to the policy by the Committee.

We are currently in the process of implementing a policy for the recovery of erroneously awarded compensation to comply with the Nasdaq Stock Market listing standards promulgated in accordance with the SEC’s final clawback rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Anti-Hedging and Pledging Policy

Under our insider trading policy, we prohibit employees from engaging in transactions in our securities involving publicly traded options, short sales and hedging transactions because they may create the appearance of unlawful insider trading and, in certain circumstances, present a conflict of interest. In addition, our insider trading policy prohibits employees from pledging our securities as collateral for a loan or holding our securities in a margin account unless the margin feature is not utilized or our securities are otherwise excluded from being pledged.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

We also provide our Named Executive Officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall executive compensation program, the Committee’s executive compensation philosophy, as well as the Committee’s objective better to enable us to attract and retain the most talented and dedicated executives possible. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our Named Executive Officers.

We sponsor, for all employees, a profit-sharing plan with a 401(k) feature, which is intended to qualify under Section 401(a) of the Internal Revenue Code. Beginning in July 2018, this plan was amended to match 50% of the first 6% contributed to the 401(k) plan. Participants are 100% vested in their own contributions at all times. Matching contributions vest 25% after two years of service, 50% after three years of service, 75% after four years of service and 100% after five years of service.

Our Executive Deferred Compensation Plan (the “Plan”) provides an opportunity for additional tax-deferred savings to a select group of management or highly compensated employees bearing a comparable ratio to compensation as is provided to employees whose retirement benefit is not limited by the Internal Revenue Code. The Plan provides the opportunity for eligible employees, including our Named Executive Officers, to defer the receipt of certain compensation, including base salary and short-term incentives. Under the Plan, we match base salary deferral

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amounts for salary over the Internal Revenue Code compensation limit (applicable to qualified employee 401(k) plans) using the same matching formula as under our qualified 401(k) plan. No amounts credited under the Plan are funded and the right of a participant or beneficiary to receive a distribution is an unsecured claim against our general assets. The Plan is part of our competitive total compensation and benefits package that helps us attract and retain key talent. The costs of the Plan are included in the Nonqualified Deferred Compensation Table. The current annual earnings rate of 5% is credited to the account under the Plan.

Our other benefit plans primarily include medical and other health care benefits, group life insurance, and disability.

Our Named Executive Officers are provided with the use of a company-owned vehicle or a car allowance, as well as participation in the plans and programs described above.

The Committee may, in its discretion, revise, amend or add to an executive officer’s perquisites and benefits as, when and if it deems advisable or appropriate. The Committee believes, based upon publicly available information, that the benefits described above are typical for senior executives at comparable companies.

Attributed costs of the perquisites and personal benefits described above for our Named Executive Officers for Fiscal 2023 are included in the “All Other Compensation” column of the 2023 Summary Compensation Table appearing below.

Other Matters

Employment Agreements

The Company did not enter into any new employment agreements with its Named Executive Officers in Fiscal 2023, however the Company previously entered into employment agreements with Michael T. Broderick, Brian J. D’Ambrosia and Matt Henson. All of these employment agreements were reviewed and approved by the Committee. The Committee believes that these employment agreements are an important part of our overall executive compensation program and serve as a recruitment and retention device.

The employment agreement for each Named Executive Officer generally addresses role and responsibilities; rights to compensation and benefits during active employment; resignation by the employee with or without “Good Reason”, as defined in the agreement; termination in the event of death, disability or retirement; and termination for “Cause” and termination without “Cause”, as defined in the agreement. Further, the agreements stipulate that the executive may not compete with us or solicit our employees for prescribed periods following termination of employment and may not disclose confidential information of the Company.

The employment agreements also contain termination and related pay provisions in the event of a “change in control.” In each case, for the change in control provision to apply, there must be both (1) a “change in control,” as well as (2) a termination by us without cause or a resignation by the executive for reasons defined in the agreement, including a material diminution of his duties. A “change in control” is generally deemed to occur (i) when a person or group who was not an affiliate as of the date we entered into the agreement (a “Non-Affiliate”) acquires beneficial ownership of 50% or more of our Common Stock; (ii) upon our sale substantially as an entity to a Non-Affiliate; or (iii) when there occurs a merger, consolidation or other reorganization of the Company with a Non-Affiliate, in which our shareholders immediately preceding the merger hold less than 50% (disregarding the voting and consent rights of the Class C Preferred Stock) of the combined voting power for the election of directors of the Company immediately following the merger. Consistent with our policy, none of the employment agreements include an excise tax gross-up provision.

Broderick Agreement

In March 2021, we entered into an employment agreement (the “Broderick Agreement”) with Mr. Broderick, with an initial term of April 5, 2021 through December 31, 2023. The Broderick Agreement automatically renews for successive one-year terms, unless either party gives notice of its intention not to renew. During the term of the Broderick Agreement, Mr. Broderick serves as our President and Chief Executive Officer.

Under the Broderick Agreement, Mr. Broderick (i) is paid an annual base salary of at least $700,000; (ii) is eligible to earn an annual bonus for each fiscal year, pursuant to the terms of the bonus plan, of 75% of his base salary for achievement of Company threshold performance levels, 100% of his base salary for achievement of Company target performance levels, and 150% of his base salary for achievement of Company maximum performance levels or more;

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(iii) is eligible to receive annual equity incentive awards with a target value of $400,000 in a combination of awards on a basis comparable with other senior executives as determined by our Compensation Committee; and (iv) participates in the Company’s other incentive and welfare benefit plans made available to executives.

In consideration of Mr. Broderick’s execution of the Broderick Agreement, the Company granted Mr. Broderick 40,000 restricted stock units (“RSUs”) in 2021 pursuant to the Company’s 2007 Stock Incentive Plan. The RSUs vest in four increments upon the following dates and events, subject to his continued employment with the Company through the applicable vesting date: (a) 25% on April 5, 2022; (b) 25% on April 5, 2023; (c) 25% on the date that the average closing price of the Company’s common stock equals or exceeds $75 for 30 consecutive trading days, provided this event occurs before December 31, 2023; and (d) 25% on the date that the average closing price of the Company’s common stock equals or exceeds $85 for 30 consecutive trading days, provided this event occurs before December 31, 2023. In addition, under the Broderick Agreement, Mr. Broderick is entitled to certain payments upon termination without Cause (as defined therein), a resignation by Mr. Broderick for Good Reason (as defined therein), or a termination in the event of a Change in Control of the Company (as defined therein), all set forth in detail in the Broderick Agreement and described in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

D’Ambrosia Agreement

In December 2020, we entered into an employment agreement (the “D’Ambrosia Agreement”) with Mr. D’Ambrosia, with an initial term of January 1, 2021 through December 31, 2021. The D’Ambrosia Agreement automatically renews for successive one-year terms, unless either party gives notice of its intention not to renew. During the term of the D’Ambrosia Agreement, Mr. D’Ambrosia serves as our Executive Vice President – Finance and Chief Financial Officer.

Under the D’Ambrosia Agreement, Mr. D’Ambrosia (i) is paid a base salary of at least $400,000; (ii) is eligible to earn an annual bonus for each fiscal year, pursuant to the terms of our bonus plan, of 30% of his base salary for achievement of Company threshold performance levels, 60% of his base salary for achievement of Company target performance levels, and 90% of his base salary for the achievement of Company maximum performance levels or more; and (iii) participates in our other incentive and welfare and benefit plans made available to executives. In addition, under the D’Ambrosia Agreement, Mr. D’Ambrosia is entitled to certain payments upon a termination without Cause (as defined therein), a resignation by Mr. D’Ambrosia for Good Reason (as defined therein) or a termination in the event of a Change in Control of the Company (as defined therein), all as set forth in detail in the D’Ambrosia Agreement and described in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

Henson Agreement

In July 2021, we entered into an employment agreement (the “Henson Agreement”) with Mr. Henson, with an initial term of July 6, 2021 through December 31, 2023. The Henson Agreement automatically renews for successive one-year terms, unless either party gives notice of its intention not to renew. During the term of the Henson Agreement, Mr. Henson serves as our Chief Human Resources Officer.

Under the Henson Agreement, Mr. Henson (i) is paid a base salary of at least $340,000; (ii) is eligible to earn an annual bonus for each fiscal year, pursuant to the terms of our bonus plan, of 30% of his base salary for achievement of Company threshold performance levels, 60% of his base salary for achievement of Company target performance levels, and 90% of his base salary for achievement of Company maximum performance levels or more; and (iii) participates in our other incentive and welfare benefit plans made available to executives.

In consideration of Mr. Henson’s execution of the Henson Agreement, Mr. Henson received a cash sign-on bonus of $225,000. We also granted Mr. Henson RSUs with a grant date fair value of $100,000 and nonqualified stock options valued at $100,000. In addition, to make up for the long-term incentives that he forfeited in connection with his resignation from his prior employer, we granted Mr. Henson additional RSUs on July 6, 2021 and July 6, 2022, each with a grant date fair value of $262,500. All equity awards granted to Mr. Henson will vest in four equal increments on each of the first four anniversaries of the applicable grant date, subject to his continued employment with the Company through the applicable vesting date. In addition, under the Henson Agreement, Mr. Henson is entitled to certain payments upon a termination without Cause (as defined therein), a resignation by Mr. Henson for Good Reason (as defined therein), or a termination in the event of a Change in Control of the Company (as defined therein), all as set forth in detail in the Henson Agreement and described in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

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The provisions described above and other material provisions of our employment agreements with Messrs. Broderick, D’Ambrosia and Henson are discussed in the 2023 Summary Compensation Table, the Grants of Plan-Based Awards Table, and in the Potential Payments Upon Termination or Change in Control sections of this Proxy Statement.

At this time, the Committee has not determined that it is necessary to enter into employment agreements with any other executive positions. However, Vice President-level employees and above, including Zone Managers, are entitled to between one and six months’ base salary, depending on an individual’s length of service, as severance pay should they be terminated by the Company for reasons other than cause or poor performance. Further Ms. Mulholland and Mr. Rajkowski are each entitled to one year’s base salary upon an involuntary termination without cause or a resignation for good reason (which is increased to two years’ base salary if the involuntary termination without cause or resignation for good reason is within two years following a change in control of the Company), as well as a pro-rata bonus for the year of termination and accelerated vesting of outstanding stock options (and for Ms. Mulholland, other time-vesting equity awards as well).

Impact of Accounting and Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a significant factor in determining the amounts of compensation for our executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to us with the benefit/value to the executive.

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EXECUTIVE COMPENSATION TABLES

2023 Summary Compensation Table

The table below sets forth the compensation paid to or earned by our “Named Executive Officers” listed in the table for the three-year period ended March 25, 2023, or if less, the period of time in which the individual served as a Named Executive Officer.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2)	Option Awards(3) ($)	Stock Award(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)

Michael T. Broderick	2023	714,179		199,969	599,972	—	45,600	1,559,720
Chief Executive Officer and	2022	695,511		197,522	2,897,110	560,000	16,500	4,366,643
President

Brian J. D’Ambrosia	2023	408,103		174,981	524,998	—	34,700	1,142,782
Executive Vice President—	2022	400,000		172,876	524,958	164,000	26,100	1,287,934
Finance and Chief Financial Officer	2021	388,750		176,057	174,991	171,660	24,600	936,058

Maureen E. Mulholland	2023	346,887		149,980	449,979	—	30,300	977,146
Executive Vice President—	2022	333,333		148,176	449,964	136,667	26,100	1,094,240
Chief Legal Officer and Secretary	2021	275,000		62,872	62,485	93,290	23,800	517,447

Matt Henson	2023	346,888		149,980	712,472	—	16,700	1,226,040
Chief Human Resources Officer—	2022	251,513	225,000	99,054	562,428	85,934	7,000	1,230,929
Retail Operations

Daniel J. Tripoli	2023	306,077		99,991	199,990	—	16,800	622,858
Former Sr. Vice President—	2022	300,000		98,775	99,992	82,000	21,800	602,567
Retail Operations	2021	262,564		62,872	62,485	62,287	17,400	467,608

Robert J. Rajkowski	2023	136,103		149,980	149,991	—	271,300	707,374
Former Executive Vice President—	2022	400,000		148,176	449,964	164,000	19,900	1,182,040
Chief Operating Officer	2021	368,179		150,901	149,953	146,512	65,900	881,445

(1)

The reported salaries for our Named Executive Officers reflect the payments they actually received in Fiscal 2023. All NEOs received a salary increase in FY23 effective May 29, 2022. In the case of Mr. Rajkowski, the amount represents salary earned in FY23 prior to him leaving the Company on July 31, 2022.

(2)	For Mr. Henson, the 2022 bonus represents the $225,000 sign-on bonus associated with his employment agreement, which was paid as a lump sum in August 2021.

(3)

Amounts do not reflect compensation actually received by our Named Executive Officers. Instead, the amounts shown are the aggregate grant date fair value of option awards computed in accordance with FASB ASC 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The assumptions used in calculating compensation costs are described more fully in Note 10 in the Company’s financial statements in the Form 10-K for the year ended March 25, 2023, as filed with the SEC. See the Grants of Plan-Based Awards table for further information on options granted in Fiscal 2023.

(4)

The amounts in this column represent the aggregate grant date fair value of Time-Vesting Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”) calculated in accordance with FASB ASC 718. The assumptions used in calculating compensation costs are described more fully in Note 10 in the Company’s financial statements in the Form 10-K for the year ended March 25, 2023, as filed with the SEC. See the Grants of Plan-Based Awards table for further information on RSUs awarded in Fiscal 2023.

(5)

This column represents the amounts earned by our Named Executive Officers in Fiscal 2023, as well as fiscal 2022 and fiscal 2021 pursuant to the Company’s annual incentive bonus plan. Additional information regarding the potential threshold, target and maximum payouts underlying this column is included in the Grants of Plan-Based Awards table.

(6)

The following table shows each component of the “All Other Compensation” column in the 2023 Summary Compensation Table. For our Named Executive Officers, these components consist of the Company’s matching contributions to the 401(k) and the Nonqualified Deferred Compensation Plans, nonqualified deferred compensation (“NQDC”) earnings in excess of 120% of the long-term applicable federal rate (“AFR”), payment of life insurance premiums on behalf of our Named Executive Officers, and the incremental cost to the Company of automobiles provided to our Named Executive Officers.

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Name	Year	Company Matching Contributions ($)	NQDC Earnings in excess of 120% of long-term AFR ($)	Life Insurance Premium ($)	Auto Allowance Perquisites ($)	Severance(1) ($)	Total ($)
Michael T. Broderick	2023	32,600	400	800	11,800		45,600
Brian J. D’Ambrosia	2023	14,200	6,300	800	13,400		34,700
Maureen E. Mulholland	2023	14,200	800	800	14,500		30,300
Matt Henson	2023	6,300	—	800	9,600		16,700
Daniel J. Tripoli	2023	4,000	—	800	12,000		16,800
Robert J. Rajkowski	2023	3,200	—	300	3,800	264,000	271,300

(1)	Mr. Rajkowski’s severance was in the form of base salary. The amount reflected above represents what was actually paid to Mr. Rajkowski in Fiscal 2023.

Grants of Plan–Based Awards

The following tables present estimated possible payouts under the non-equity incentive plan for Fiscal 2023 to our Named Executive Officers and provide information regarding plan-based awards under our stock incentive plans granted during Fiscal 2023 to our Named Executive Officers.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold(2) ($)	Target ($)	Maximum ($)

Michael T. Broderick	546,000	728,000	1,092,000

Brian J. D’Ambrosia	124,800	249,600	374,400

Maureen E. Mulholland	106,080	212,160	318,240

Matt Henson	106,080	212,160	318,240

Daniel J. Tripoli	62,400	124,800	187,200

Robert J. Rajkowski	124,800	249,600	374,400

(1)

The amounts in these columns consist of possible incentive payouts under our incentive bonus plan for Fiscal 2023. These awards were granted under the executive incentive plan. The amounts actually earned by our Named Executive Officers in Fiscal 2023 are reported as Non-Equity Incentive Plan Compensation column of the 2023 Summary Compensation Table.

(2)	Represents the minimum amount payable under the Company’s incentive bonus plan for Fiscal 2023 if threshold performance levels are met. See “Compensation Discussion and Analysis – Annual Incentive.”

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					All Other Stock Awards	All Other Option Awards	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Estimated Future Payouts Under Equity Incentive Plan Awards(1)				Number of Securities Underlying Options (#)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units

Michael T. Broderick	5/12/2022					16,077	44.68	199,969

	5/12/2022				4,476			199,988

	6/30/2022	4,664	9,328					399,985

Brian J. D’Ambrosia	5/12/2022				3,917			175,012

	6/30/2022	4,081	8,162					349,987
	5/12/2022					14,068	44.68	174,981

Maureen E. Mulholland	5/12/2022				3,357			149,991

	5/12/2022					12,058	44.68	149,980

	6/30/2022	3,498	6,996					299,988

Matt Henson	5/12/2022				3,357			149,991

	7/6/2022				5,912			262,493

	5/12/2022					12,058	44.68	149,980

	6/30/2022	3,498	6,996					299,988

Daniel J. Tripoli(3)	5/12/2022					8,039	44.68	99,991

	5/12/2022				2,238			99,994

	6/30/2022	1,166	2,332	2,332				99,996
Robert J. Rajkowski	5/12/2022				3,357			149,991

	5/12/2022					12,058	44.68	149,980

(1)	Represents the target number of PSUs granted under the 2007 Stock Incentive Plan. There is no maximum possible payout.

(2)

All stock and option awards are granted under the 2007 Stock Incentive Plan. The amount listed in this column is the aggregate grant date fair value of such stock options, RSUs and PSUs (at target) and calculated pursuant to FASB ASC 718.

(3)	Mr. Tripoli forfeited his awards upon resignation effective April 3, 2023.

The material terms of our Named Executive Officers’ employment agreements and letter agreements, annual incentive bonuses, long-term compensation and perquisites and other personal benefits and retirement benefits are described more fully in the CD&A above. We encourage you to read the tables above and the related footnotes in conjunction with such information. The material terms of our Named Executive Officers’ equity plan awards are described more fully in the Outstanding Equity Awards at Fiscal 2023 Year End table below.

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Outstanding Equity Awards at Fiscal 2023 Year End

The following table provides information about the number of outstanding equity awards held by our Named Executive Officers at March 25, 2023:

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)
Michael T. Broderick(1)	4/5/2021	(8)					10,000	489,300
	4/5/2021	(7)							10,000	489,300
	4/5/2021	(6)							10,000	489,300
	7/30/2021	(3)					2,586	126,533
	7/30/2021	(2)	3,583	10,747	58.00	7/30/2031
	7/30/2021	(4)							6,897	337,470
	5/12/2022	(2)		16,077	44.68	5/11/2028
	5/12/2022	(3)					4,476	219,011
	6/30/2022	(4)							9,328	456,419

			3,583	26,824			17,062	834,844	36,225	1,772,489

Brian J. D’Ambrosia	5/15/2019	(2)	3,465	1,155	80.18	5/14/2025
	5/15/2019	(3)					280	13,700
	6/1/2020	(2)	7,079	7,079	55.15	5/31/2026
	6/1/2020	(3)					1,586	77,603
	7/30/2021	(2)	3,136	9,406	58.00	7/30/2031
	7/30/2021	(3)					2,263	110,729
	7/30/2021	(4)							6,034	295,244
	5/12/2022	(2)		14,068	44.68	5/11/2028
	5/12/2022	(3)					3,917	191,659
	6/30/2022	(4)							8,162	399,367

			13,680	31,708			8,046	393,691	14,196	694,610

Maureen E. Mulholland	5/11/2017	(2)	2,000		50.48	5/10/2023
	8/15/2017	(2)	5,000		44.90	8/14/2023
	6/5/2018	(2)	1,484		57.45	6/4/2024
	5/15/2019	(2)	1,155	385	80.18	5/14/2025
	5/15/2019	(3)					93	4,550
	6/1/2020	(2)	2,528	2,528	55.15	5/31/2026
	6/1/2020	(3)					566	27,694
	7/30/2021	(3)					1,939	94,875
	7/30/2021	(4)							5,172	253,066
	7/30/2021	(2)	2,688	8,062	58.00	7/30/2031
	5/12/2022	(2)		12,058	44.68	5/11/2028
	5/12/2022	(3)					3,357	164,258
	6/30/2022	(4)							6,996	342,314

			14,855	23,033			5,955	291,378	12,168	595,380

Matt Henson (5)	7/6/2021	(2)	1,632	4,896	62.75	7/5/2027
	7/6/2021	(3)					3,137	153,493
	7/6/2021	(3)					1,195	58,471
	7/30/2021	(4)							3,448	168,711
	5/12/2022	(2)		12,058	44.68	5/11/2028
	5/12/2022	(3)					3,357	164,258
	6/30/2022	(4)							6,996	342,314
	7/6/2022	(3)					5,912	289,274

			1,632	16,954			13,601	665,497	10,444	511,025

Dan Tripoli	7/18/2018	(2)	2,000		67.25	7/17/2024
	5/15/2019	(2)	462	154	80.18	5/14/2025
	5/15/2019	(3)					37	1,810
	6/1/2020	(2)	2,528	2,528	55.15	5/31/2026
	6/1/2020	(3)					566	27,694
	7/30/2021	(2)	1,792	5,374	58.00	7/30/2031
	7/30/2021	(4)							1,724	84,355
	7/30/2021	(3)					1,293	63,266
	5/12/2022	(2)		8,039	44.68	5/11/2028
	5/12/2022	(3)					2,238	109,505
	6/30/2022	(4)							2,332	114,105

			6,782	16,095			4,134	202,277	4,056	198,460

Robert J. Rajkowski		(9)

(1)	Awards issued on April 5, 2021 were in connection with Mr. Broderick joining the Company.

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(2)	This option grant vests over four years as follows: One-quarter of the options in each grant vests on the yearly anniversary of the grant. These options have a six-year life from the grant date.

(3)	These RSUs vest over four years as follows: One-quarter of the units on the yearly anniversary of the grant date.

(4)	These PSUs vest in three years if the Company achieves its return on invested capital goal established by the Board of Directors.

(5)	Award issued on July 6, 2021 and July 6, 2022 was in connection with Mr. Henson joining the Company.

(6)	These RSUs vest if the stock price is over $85 for 30 consecutive days.

(7)	These RSUs vest if the stock price is over $75 for 30 consecutive days.

(8)	These RSUs vest on the second anniversary of the grant.

(9)	Mr. Rajkowski had no equity awards outstanding at the end of the fiscal year. See “Potential Payments Upon Termination Or Change In Control” below.

2023 Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise by our Named Executive Officers during Fiscal 2023. The following table also shows all RSUs that vested and the value received upon vesting by our Named Executive Officers during Fiscal 2023:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)

Michael T. Broderick	—	—	10,862	485,229

Brian J. D’Ambrosia	—	—	2,155	102,219

Maureen E. Mulholland	—	—	1,075	52,134

Matt Henson	—	—	1,444	64,114

Daniel J. Tripoli	—	—	753	36,430

Robert J. Rajkowski(3)	12,058	75,780	7,982	397,475

(1)

The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the fair market value of our common stock on the date of vesting, multiplied by the number of RSUs that vested.

(3)	Mr. Rajkowski’s stock awards vested upon his resignation effective July 31, 2022.

Monro, Inc. 401(k) Plan

The Company sponsors a profit-sharing plan with a 401(k) feature (the “401(k) Plan”). The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code.

Each employee who has attained age 18 becomes a participant as of the first day of employment. Participants may elect to reduce their compensation by up to the lesser of 50% of their annual compensation or the statutorily prescribed annual limit and to have the amount of the reduction contributed to their account in the 401(k) Plan. One of the investment options available to participants is the Company’s common stock.

The Company matches certain employee contributions to the matching accounts of those employees who are contributing to the 401(k) Plan. Matching contributions are made on a per pay period basis.

Deferred Compensation Plan

The Company maintains the Monro, Inc. Executive Deferred Compensation Plan (the “Plan”) to provide an opportunity for additional tax-deferred savings to a select group of management or highly compensated employees. The Plan is an unfunded arrangement and the participants or their beneficiaries have an unsecured claim against the general assets

38

of the Company to the extent of their Plan benefits. The Plan was adopted on January 1, 2022. The prior Deferred Compensation Plan was frozen effective December 31, 2021, and remains in effect for deferrals made prior to December 31, 2021.

The Plan permits participants to defer all or any portion of the compensation that would otherwise be payable to them for the calendar year. In addition, the Company will credit to the participants’ accounts such amounts as would have been contributed to the 401(k) Plan but for the limitations that are imposed under the Internal Revenue Code based upon the participants’ status as highly compensated employees. The Company may also make such additional discretionary allocations as are determined by the Committee. No amounts credited under the Plan are funded and the Company maintains accounts to reflect the amounts owed to each participant. The accounts are credited with earnings or losses calculated on the basis of an interest rate or other formula as determined from time to time by the Board upon recommendation of the Committee. The current annual earnings rate is 5%.

Benefits are payable at a participant’s election in a single cash sum or in annual installments for a period not to exceed 10 years at the date designated by the participant upon his or her annual deferral election. Payments are made earlier in the event a participant dies, becomes disabled or incurs an unanticipated emergency.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)

Michael T. Broderick	79,111	28,050	4,157	—	125,410

Brian J. D’Ambrosia	27,204	11,349	6,972	—	161,024

Maureen E. Mulholland	23,505	10,618	8,191	—	185,053

Matt Henson	4,080	1,632	27	—	5,739

Daniel J. Tripoli(5)	—	—	925	—	19,430

Robert J. Rajkowski(5)	—	—	—	—	—

(1)	Amounts in this column include amounts reported in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns in the 2023 Summary Compensation Table.

(2)	These amounts are included in the “All Other Compensation” column of the 2023 Summary Compensation Table.

(3)

The portion of the amounts in this column in excess of 120% of the long-term applicable federal rate have been included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2023 Summary Compensation Table.

(4)

Of the total amounts shown in this column, only $112,357 of Mr. D’Ambrosia’s amount and $118,034 of Ms. Mulholland’s amount have been previously reported as compensation in Summary Compensation Tables since 2002 when the prior Deferred Compensation Plan was implemented. The total amounts include compensation for years when they were not one of our Named Executive Officers.

(5)	Messrs. Tripoli and Rajkowski did not participate in the Deferred Compensation Plan for Fiscal 2023.

Potential Payments Upon Termination Or Change In Control

The following is a summary setting forth potential payments payable to our Named Executive Officers (other than Mr. Rajkowski) upon termination of employment or a change in control of the Company under their employment arrangements or letter agreements and our other compensation programs in effect as of March 25, 2023. Specifically, compensation payable to each of our Named Executive Officers upon voluntary termination, involuntary termination without cause, retirement, termination following a change in control, and in the event of death or disability of the executive is discussed below. The amounts shown in the tables below assume that such termination was effective as of March 25, 2023. Therefore, they include amounts earned through such time and are estimates of the amounts which would be paid out to the executives (or their beneficiaries) upon their termination. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such

39

event, the price of our common stock and the executive’s age. For Mr. Rajkowski, the following summary sets forth the actual amounts that he received in connection with his resignation effective July 31, 2022. For all of the Named Executive Officers, these benefits are in addition to benefits available generally to salaried employees upon termination, such as earned but unpaid salary through the date of termination and amounts accrued and vested under our 401(k) Plan.

Payments Made Upon Any Termination

Regardless of the manner in which our Named Executive Officer’s employment terminates, the executive is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	earned but unpaid salary through the date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•	option grants received which have already vested and are exercisable prior to the date of termination (subject to the terms of the applicable option agreement); and

•	amounts accrued and vested under the Company’s 401(k) and Nonqualified Deferred Compensation Plans.

Payments Made Upon Involuntary Termination Without Cause

As a result of their employment agreements or letter agreements entered into by us with Messrs. Broderick, D’Ambrosia, Henson, Tripoli and Rajkowski and Ms. Mulholland, in the event that the Named Executive Officer’s employment is involuntarily terminated without cause, the executive would receive, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•

one year’s base salary and payment of the non-equity incentive compensation for the then-current fiscal year, to the extent payable based on our actual performance for such fiscal year and pro rata to the date of the executive’s termination;

•	all then-outstanding unvested time-vesting equity awards will immediately and automatically vest and vested stock options will be exercisable for 90 days; and

•	any performance vesting awards (PSUs) shall be eligible to vest provided the performance goals have been achieved.

Table of Payments Upon Involuntary Termination Without Cause

The amounts shown in the following table for Mr. Rajkowski reflect the amounts that he actually received in connection with his resignation effective July 31, 2022, in addition to the items listed under the heading “Payments Made Upon Any Termination” above. The following table includes the intrinsic value (that is, the value based upon the price of our common stock, and in the case of options, minus the exercise price) of equity awards that would be exercisable or vested if our Named Executive Officer had involuntarily been terminated without cause on March 25, 2023 (or for Mr. Rajkowski, on July 31, 2022).

Name	Base Salary ($)	Non-Equity Incentive Plan Compensation Award ($)	Stock Options ($)	RSAs or RSUs ($)	PSUs ($)	Total ($)

Michael T. Broderick	728,000	—	68,327	1,813,444	625,154	3,234,925

Brian J. D’Ambrosia	416,000	—	59,789	393,691	546,988	1,416,468

Maureen E. Mulholland	353,600	—	71,397	291,378	468,847	1,185,222

Matt Henson	353,600	—	51,247	665,497	426,670	1,497,014

Daniel J. Tripoli	312,000	—	34,166	202,277	156,282	704,725

Robert J. Rajkowski	416,000	—	75,780	366,195	—	857,975

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Payments Made Upon Retirement

None of our Named Executive Officers were eligible to receive retirement benefits as of March 25, 2023.

Payments Made Upon Death or Permanent Disability

In the event of the death or permanent disability of our Named Executive Officers (other than Mr. Rajkowski) on March 25, 2023, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•

in the case of death, all then-outstanding unvested options issued under the 2007 Stock Incentive Plan would immediately and automatically vest and would be exercisable for one year following the executive’s death;

•	in the case of death, all unvested RSUs will vest;

•	the executive would receive benefits under our disability plan or payments under our life insurance plan, as appropriate;

•	in the case of death, any performance vesting awards (PSUs) would be eligible to vest on a pro-rata basis provided the performance goals have been achieved;

•

in the case of death or disability of Mr. Broderick, D’Ambrosia, or Henson, such executive would be entitled to one year’s base salary payable on the six month anniversary of the executive’s death or as salary continuation for a year in the case of disability; and payment of the non-equity incentive compensation for the then-current fiscal year, to the extent payable based on our actual performance for such fiscal year and pro rata to the date of his death or disability;

•

in the case of the disability of Mr. Broderick, D’Ambrosia, or Henson, such executive would receive the right to continue to participate in the Company’s group life, medical/dental and disability insurance plans, each at the same ratio of employer/employee contribution as applicable to them immediately prior to the termination event; and

•

in the case of the death or disability of Mr. Tripoli or Ms. Mulholland, such executive would be entitled to receive payment of the non-equity incentive compensation for the then-current fiscal year, to the extent payable based on the Company’s actual performance for such fiscal year and pro rata to the date of the executive’s death or disability.

Table of Payments Upon Death

The following table includes the intrinsic value (that is, the value based upon the price of our common stock, and in the case of options, minus the exercise price) of equity awards that would be exercisable or vested if our Named Executive Officer (other than Mr. Rajkowski) had died on March 25, 2023.

Name	Salary Continuation ($)	Non-Equity Incentive Plan Compensation ($)	Life Insurance ($)	Stock Options ($)	RSAs or RSUs ($)	PSUs ($)	Total ($)

Michael T. Broderick	728,000	—	425,000	68,327	1,813,444	625,154	3,659,925

Brian J. D’Ambrosia	416,000	—	425,000	59,789	393,691	546,988	1,841,468

Maureen E. Mulholland	—	—	425,000	71,397	291,378	468,847	1,256,622

Matt Henson	353,600	—	425,000	51,247	665,497	426,670	1,922,014

Daniel J. Tripoli		—	425,000	34,166	202,277	156,282	817,725

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Table of Payments Upon Permanent Disability

The following table includes the intrinsic value (that is, the value based upon the price of our common stock, and in the case of options, minus the exercise price) of equity awards that would be exercisable or vested if the Named Executive Officer (other than Mr. Rajkowski) had been permanently disabled on March 25, 2023. For these purposes, “permanent disability” generally means total disability, resulting in the executive being unable to perform his or her job as determined by our life and disability insurance provider.

Name	Salary Continuation ($)	Non-Equity Incentive Plan Compensation ($)	Life and Health Plan Continuation ($)	Disability ($)(1)	Stock Options ($)	Total ($)

Michael T. Broderick	728,000	—	239,614	945,346	—	1,912,960

Brian J. D’Ambrosia	416,000	—	14,994	1,393,196	—	1,824,190

Maureen E. Mulholland	—	—	—	1,179,607	20,150	1,199,757

Matt Henson	353,600	—	6,962	731,705	—	1,092,268

Daniel J. Tripoli	—	—	—	1,291,751	—	1,291,751

(1)

This amount represents the present value (at an assumed rate of 3%) of the long-term disability payments that would be paid to our Named Executive Officer until he or she reaches the retirement age of 65.

Payments Made Upon a Change in Control

No benefits are provided solely upon a change in control. As discussed in detail in the CD&A above, the employment agreements and letter agreements that the Company entered into with Messrs. Broderick, D’Ambrosia, Henson and Tripoli and Ms. Mulholland contain provisions regarding benefits payable in the event of an involuntary termination without cause or resignation for good reason within two years following a change in control. The benefits, in addition to the items listed under the heading “Payments Made Upon Any Termination” above, include:

•	two years’ base salary;

•

payment of the non-equity incentive compensation for the then-current fiscal year, to the extent payable based on the Company’s actual performance for such fiscal year and pro rata to the date of the executive’s termination;

•	all then-outstanding unvested options will immediately and automatically vest and be exercisable for 90 days following such termination;

•	all then outstanding RSUs will immediately vest; and

•	any performance vesting awards (PSUs) shall be eligible to vest on a pro-rata basis provided the performance goals have been achieved.

The Committee has a policy that we will not enter into any employment agreements that include excise tax gross-up provisions with respect to payments contingent upon a change in control and none currently exist.

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Table of Potential Payments Upon Change in Control

The following table includes the intrinsic value (that is, the value based upon the price of the Company’s common stock, and in the case of options, minus the exercise price) of equity awards that would be exercisable or vested if the Named Executive Officer (other than Mr. Rajkowski) had been involuntarily terminated without cause or resigned for good reason on March 25, 2023 within two years following a change in control.

Name	Base Salary ($)	Non-Equity Incentive Plan Compensation Award ($)	Stock Options ($)	RSUs ($)	PSUs ($)	Total ($)

Michael T. Broderick	1,456,000	—	68,327	1,813,444	625,154	3,962,925

Brian J. D’Ambrosia	832,000	—	59,789	393,691	546,988	1,832,468

Maureen E. Mulholland	707,200	—	71,397	291,378	468,847	1,538,822

Matt Henson	707,200	—	51,247	665,497	426,670	1,850,614

Daniel J. Tripoli	624,000	—	34,166	202,277	156,282	1,016,725

Equity Compensation Plan Information

As of March 25, 2023, we maintained stock incentive plans under which employees and non-employee directors could be granted stock options to purchase shares of our common stock, PSUs, RSUs, and awards of restricted shares of our common stock. The following table contains information relating to such plans as of March 25, 2023.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	715,133(1)	$57.39(2)	740,298

Equity compensation plans not approved by security holders	—	—	—

Total	715,133	$57.39	740,298

(1)	This amount in column (a) includes shares potentially issuable upon settlement of 181,115 outstanding RSUs and PSUs issued under our 2007 Stock Incentive Plan.

(2)	RSUs and PSUs do not have an exercise price and thus they have been excluded from the weighted average exercise price calculation in this column (b).

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Michael T. Broderick.

For Fiscal 2023, the median of the annual total compensation of all employees of the Company (other than our CEO) was $41,978 and the annual total compensation of our CEO was $1,559,720.

Based on this information, we reasonably estimate that the ratio of the annual total compensation of our CEO to the median annual total compensation of all other employees for Fiscal 2023 was 37 to 1.

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To identify the median employee, we used the following methodology and material assumptions, adjustments and estimates:

•

We selected March 25, 2023, as the date upon which we would identify our median employee. We determined that, as of such date, we employed approximately 8,400 employees, including full-time, part-time and temporary employees.

•

We chose gross pay for the period of March 27, 2022 through March 25, 2023 as the consistently applied compensation measure used to determine our median employee. We did not make any cost of living adjustments.

•

As permitted by the SEC rules, we annualized the compensation of employees (other than seasonal and temporary employees) who were employed with us on March 25, 2023, but who were not employed for all of Fiscal 2023. Pursuant to SEC rules, we did not annualize the compensation of seasonal or temporary employees and we did not convert the compensation of part-time employees to a full-time equivalency.

•	Applying this methodology, we determined that our median employee was a full-time hourly employee, working as a store-level technician.

After we identified our median employee, we calculated the median employee’s annual total compensation for Fiscal 2023 in accordance with the requirements of the applicable SEC rules.

To calculate the pay ratio, we divided our CEO’s annual total compensation by our median employee’s annual total compensation.

The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

44

Pay Versus Performance
The following table sets forth the compensation for our principal executive officer (the “PEO”) and the average c
o
mpensation for our other Named Executive Officers
(“non-PEO
NEOs”), both as reported in the Summary Compensation Table in this Proxy Statement and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under the SEC’s pay versus performance disclosure rules, for each of fiscal year 2023, 2022 and 2021. For further information concerning our pay-for-performance
philosophy and how we align executive compensation with Company financial performance, refer to the CD&A in this Proxy Statement.

A	B	C	D	E	F	G	H	I
Year	Summary Compensation Table Total for PEO	Compensation “Actually Paid” to PEO	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation “Actually Paid” to non- PEO NEOs	Value of Initial Fixed $100 Investment Based On:		Net Income ( in thousands )	Revenue ( in thousands )
					Company TSR	Peer Group TSR

2023	$1,559,720	$1,492,150	$935,240	$887,887	130	188	$39,048	$1,325,382

2022	$4,554,904	$3,125,422	$1,198,786	$868,745	114	194	$61,568	$1,359,328

2021	$1,298,669	$1,696,771	$700,640	$847,295	168	188	$34,319	$1,125,721
The following table shows the executives who were included in columns B through E for fiscal years 2021, 2022 and 2023:

	PEO			Non-PEO NEO
Executive Name	2021	2022	2023	2021	2022	2023

M. Broderick		X	X

B. Ponton	X

R. Mellor	X	X

M. Henson					X	X

B. D’Ambrosia				X	X	X

M. Mulholland				X	X	X

R. Rajkowski				X	X	X

D. Tripoli				X		X
Compensation Actually Paid to PEO and Average Compensation Actually Paid to
Non-PEO
NEOs (Columns C and E)
Columns C and E, respectively, include the amount of Compensation Actually Paid to our CEO and average of our other NEOs (according to SEC rules). The amounts are not current cash payments. Our retirement benefits are paid only after retirement and our long-term incentives’ value vary with company performance (including stock price) until they are vested or exercised (in the case of options).

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The following table shows adjustments made to total compensation for each year to determine the Compensation Actually Paid:

	Summary Compensation Table Total	Minus summary compensation table value of STOCK awards	Minus summary compensation table value of OPTION awards	plus pay versus performance value of equity awards	equals compensation actually paid

PEO
2023	$1,559,720	$599,972	$199,969	$732,371	$1,492,150
2022	$4,554,904	$3,070,948	$197,522	$1,838,988	$3,125,422
2021	$1,298,669	$249,995	$251,514	$899,611	$1,696,771

Average Non-PEO
2023	$935,240	$407,486	$144,982	$505,116	$887,887
2022	$1,198,786	$496,829	$142,071	$308,858	$868,745
2021	$700,640	$112,479	$113,176	$372,310	$847,295

•	Summary Compensation Table Value of Equity Awards includes the total grant date fair value of equity awards reported in the Stock Awards and Option Awards columns in the Summary Compensation Table.

•	Pay Versus Performance Value of Equity Awards includes the following:

-	For awards granted in the applicable year, the fair value:

•	At year-end for awards that are outstanding and unvested

•	As of the vesting date for awards that vest in the applicable year

-	For awards granted in prior years, the change in fair value:

•	From the beginning of the year to the end of the year for awards that remain outstanding and unvested

•	From the beginning of the year to the vesting date for awards that vest in the applicable year

•	From the beginning of the year to zero for awards that fail to vest

•	Fair values as of each measurement date were determined in accordance with ASC 718 as follows:

-	Stock awards are valued based on the stock price on the relevant valuation date. Performance share awards are also adjusted to reflect the probable outcome of the performance conditions.

-
Stock options were valued using the Black-Scholes model at grant date and are valued using the lattice valuation model at each subsequent valuation period. The lattice valuation model was deemed most appropriate because it is better able to value stock options at varying levels of stock price relative to the option exercise price.

-	See Note 10 in our financial statements in the Form 10-K for the year ended March 25, 2023, as filed with the SEC for additional details on the valuation assumptions used at grant.

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The following table shows the amounts included in the Pay Versus Performance Value of Equity Awards.

	Year end fair value of equity awards granted during applicable year	change in FV as of year end of any prior year awards that remain unvested at year end	change in fair value as of the vesting date of any prior year awards that vested during applicable year	Fair value of awards as of vesting date that were granted and vested during the year	subtract the FV as of the prior FY for awards that did not vest (failed to vest)	add the amount of dividend or other earnings paid on stock or option awards PRIOR to vesting that are not otherwise included in total comp for the FY	Pay versus Performance Value of Equity awards

PEO
2023	$907,693	$(189,535)	$14,212		—	—	$732,371
2022	$1,862,284	$(12,247)	$(11,049)		—	—	$1,838,988
2021	—	$(187,054)	$1,086,666		—	—	$899,611

Average Non-PEO
2023	$556,967	$(48,565)	$(9,681)	$52,033	$(45,638)	—	$505,116
2022	$451,506	$(129,122)	$(13,526)		—	—	$308,858
2021	$321,691	$26,898	$23,720		—	—	$372,310
Total Shareholder Return and Peer Group Shareholder Return (Columns F and G)
Columns F and G are the cumulative total shareholder return of a $100 investment from the beginning of fiscal year 2021 through the end of each of the years indicated for the Company (column F) and the S&P Composite Specialty Retail Index (column G). Total shareholder return includes share price appreciation and assumes dividend reinvestment.
Net Income (Column H)
Column H includes the Company’s net income, in thousands, as reported in the Company’s audited financial statements.
Revenue (Column I)
The dollar amounts reported in column I represent the amount of sales (in thousands) as reported in our audited consolidated financial statements on Form
10-K
for the applicable fiscal year. Revenue is an important financial performance measure used to link compensation actually paid to our NEOs to company performance.
Financial Performance Measures
As discussed in the CD&A above, our executive compensation program and compensation decisions reflect the guiding principle of aligning long-term performance with stockholder interests. The metrics used within our incentive plans are selected to support these objectives. The most important financial performance measures used by the Company during the most recently completed fiscal year include:

•	Revenue

•	Pre-Tax Net Income

•	Pre-tax Return on Invested Capital

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Analysis of the Information Presented in the Pay Versus Performance Table
In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following graphs with respect to the relationships between information presented in the Pay Versus Performance table.
1. CA
P versus TSR
As shown in the chart below, the PEO and other NEO CAP amounts are aligned with the Company’s TSR. This is due primarily to the Company’s use of equity incentives, which are tied directly to stock price in addition to the Company’s financial performance. The Fiscal Year 2022 PEO CAP is higher primarily due to the equity awards granted to the Company’s new CEO in that year.

2. CAP versus Net Income
As shown in the chart below, the Company’s net income has fluctuated each year while the NEO CAP has not varied significantly, primarily due to the significant emphasis the Company places on equity incentives. The PEO CAP did increase significantly in Fiscal Year 2022, primarily due to the equity awards granted to the Company’s new CEO. In addition, when determining incentive plan payouts, the Company does use pre-tax income which closely correlates to net income.

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3. C
AP versus Revenue
As shown in the chart below, the Company’s revenue trend has been in line with the NEO CAP each year. The PEO CAP did increase significantly in Fiscal Year 2022, primarily due to the equity awards granted to the Company’s new CEO. In addition, the Company does use comparable store sales increases when determining incentive plan payouts.

Compensation Committee Interlocks and Insider Participation
In Fiscal 2023, the members of the Compensation Committee were Frederick M. Danziger (until February 3, 2023), Hope B. Woodhouse (since February 9, 2023), John L. Auerbach, Stephen C. McCluski and Robert E. Mellor. Except for Mr. Mellor, who served as the Company’s interim CEO from August 19, 2020 to April 6, 2021, none of these individuals is a current or former employee or officer of the Company or any of its subsidiaries. Mr. Mellor did not serve on the Compensation Committee while he served as interim CEO. During Fiscal 2023, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of the Company served.

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Compensation Committee Report

The Compensation Committee oversees the Company’s executive compensation program on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with Company management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and its incorporation by reference into the Company’s 2023 Annual Report on Form 10-K.

The Compensation Committee

John L. Auerbach, Chairman

Stephen C. McCluski

Robert E. Mellor

Hope B. Woodhouse

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock and common stock equivalents beneficially owned as of May 27, 2023 by:

•	Each person, who, to our knowledge beneficially owns more than 5% of our common stock or common stock equivalents;

•	Each director and nominee;

•	Our Named Executive Officers; and

•	All directors and executive officers, as a group.

A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. All individuals listed in the table have sole voting and investment power over the shares unless otherwise indicated. Unless otherwise indicated, the address for each of the named beneficial owners is 200 Holleder Parkway, Rochester, NY 14615. Percentages are based on 31,416,989 shares issued and outstanding on May 27, 2023.

Beneficial Owner	Title of Class	Number of Shares Beneficially Owned		Shares Acquirable within 60 Days		Percent of Class Including Options
BlackRock, Inc.	Common Stock	5,204,330	(1)	—		16.6%
The Vanguard Group	Common Stock	3,692,428	(2)	—		11.8%
T. Rowe Price Investment Management, Inc.	Common Stock	3,918,267	(3)	—		12.5%
Wellington Management Group LLP	Common Stock	2,368,256	(4)			7.5%
Peter J. Solomon	Common Stock	166,820	(5),(6)	—		2.0%
	Class C Preferred Stock	19,664	(7)	—		100.0%
Michael T. Broderick	Common Stock	64,481		7,603		*
Robert E. Mellor	Common Stock	29,236	(6)	—		*
Stephen C. McCluski	Common Stock	14,936	(6)	—		*
Brian J. D’Ambrosia	Common Stock	13,846		22,685	(8)	*
Lindsay N. Hyde	Common Stock	13,736	(6)	—		*
John L. Auerbach	Common Stock	8,041	(6)	—		*
Leah C. Johnson	Common Stock	6,602	(6)	—		*
Hope B. Woodhouse	Common Stock	—		—		*
Maureen E. Mulholland	Common Stock	3,183		17,802	(9)	*
Robert J. Rajkowski	Common Stock	8,662		—		*
Matt Henson	Common Stock	2,284		9,201	(10)	*
Daniel J. Tripoli	Common Stock	1,111		—		*
All directors, director nominees and executive officers as a group (13 persons)	Common Stock Class C Preferred Stock	332,938 19,664		57,291		2.7 100.0	%(11) %

*	Represents less than 1% ownership

(1)

Reported as of December 31, 2022, according to a statement on Schedule 13G, filed on January 26, 2023, by BlackRock, Inc. (“BlackRock”). BlackRock reported sole voting power with respect to 5,138,050 shares and sole dispositive power with respect to 5,204,330 shares. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

(2)

Reported as of December 30, 2022, according to a statement on Schedule 13G, filed on February 9, 2023, by The Vanguard Group (“Vanguard”). Vanguard reported shared voting power with respect to 22,349 shares, sole dispositive power with respect to 3,639,547 shares and shared dispositive power with respect to 52,881 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Reported as of December 31, 2022, according to a statement on Schedule 13G, filed on February 14, 2023, by T. Rowe Price Investment Management, Inc. (“Price”). Price reported sole voting power with respect to 1,191,971 shares and sole dispositive power with respect to 3,918,267 shares. Price’s address is 101 E. Pratt Street, Baltimore, MD 21202.

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(4)

Reported as of December 30, 2022, according to a statement on Schedule 13G, filed on February 6, 2023, by Wellington Management Group LLP and certain affiliated entities (“Wellington”). Wellington reported shared voting power with respect to 2,244,220 shares and sole dispositive power with respect to 2,368,256 shares. Wellington’s address is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(5)

Includes 86,536 shares of Common Stock held in trusts for the benefit of Mr. Solomon’s children for which Mr. Solomon is the trustee. Mr. Solomon disclaims beneficial ownership of all such shares held in trusts. Also includes 1,000 shares owned by Mr. Solomon’s wife. Mr. Solomon is a Class 2 Director.

(6)

Includes 2,895 shares of restricted stock granted on August 15, 2017, 1,828 shares of restricted stock granted on August 14, 2018, 1,661 shares of restricted stock granted on August 13, 2019, 2,575 shares of restricted stock granted on August 18, 2020, 2,351 shares of restricted stock granted on August 17, 2021, and 2,426 shares of restricted stock granted on August 16, 2022. These vest over three years and the shares have voting rights. Ms. Johnson’s restricted stock grants began on August 18, 2020, when she was added to the Board.

(7)

Includes 9,664 shares of Class C Preferred Stock held in trusts for the benefit of Mr. Solomon’s children and grandchildren for which Mr. Solomon is trustee. The Class C Preferred Stock is presently convertible into 459,916 shares of Common Stock.

(8)	Includes 793 restricted stock units that will vest on June 1, 2023, and will be convertible on a one-for-one basis into common stock on that date.

(9)	Includes 283 restricted stock units that will vest on June 1, 2023, and will be convertible on a one-for-one basis into common stock on that date.

(10)	Includes 2,922 restricted stock units that will vest on July 6, 2023, and will be convertible on a one-for-one basis into common stock on that date.

(11)

Exclusive of shares as to which beneficial ownership has been disclaimed, executive officers and directors of the Company, as a group, owned beneficially approximately 1.7% of Common Stock deemed outstanding on May 27, 2023.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers and those who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. You can view these reports on the SEC’s website at www.sec.gov.

To our knowledge, based solely on a review of these reports and representations that no other reports were required during the year ended March 25, 2023, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that Hope Woodhouse filed one late Form 3, Matt Henson filed one late Form 4 disclosing two transactions, and Robert J. Rajkowski filed one late Form 4 disclosing two transactions.

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PROPOSAL NO. 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

While shareholder ratification of the Company’s independent public accountants is not required by our Certificate of Incorporation, bylaws or otherwise, the Audit Committee and management believe that it is desirable and a matter of good corporate practice for shareholders to ratify the Company’s selection of the independent public accountants. Therefore, the Audit Committee is requesting that shareholders approve the proposal to ratify the re-appointment of PricewaterhouseCoopers LLP (“PWC”) as the independent registered public accounting firm for the Company for the fiscal year ending March 30, 2024.

The Audit Committee values the input of our shareholders. In the event that shareholders do not approve this proposal, the Audit Committee will consider that fact when it selects the independent public accountants for the following year. The Audit Committee may, in its discretion, replace PWC as the independent registered public accounting firm at a later date without shareholder approval.

We have engaged PWC as our independent public accountants since at least 1984. A representative of PWC will attend the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFYING THE APPOINTMENT OF PWC TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING MARCH 30, 2024.

Matters Relating to the Independent Registered Public Accounting Firm

Pre-Approval Policy

In addition to retaining PWC to audit our consolidated financial statements for Fiscal 2023, the Company retained PWC and other consulting firms to provide advisory, auditing, and consulting services in Fiscal 2023. The Company understands the need for PWC to maintain objectivity and independence in its audit of its financial statements. To minimize relationships that could appear to impair the objectivity of PWC, the Audit Committee has restricted the non-audit services that PWC may provide primarily to tax services and merger and acquisition due diligence services. The Audit Committee also determined that the Company would obtain non-audit services from PWC only when the services offered by PWC are at least as effective or economical as services available from other service providers.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PWC. Specifically, the Audit Committee has pre-approved the use of PWC for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; and reviews and procedures that the Company requests PWC to undertake to provide assurances on matters not required by laws or regulations. In each case, the Audit Committee requires management to report the specific engagements to the Audit Committee on a regular basis, and also obtain specific pre-approval on any engagement over $50,000.

Fees

Aggregate fees billed to the Company for services rendered by PWC for Fiscal 2023 and the fiscal year ended March 25, 2022 (“Fiscal 2022”) were:

	2023	2022

Audit Fees(1)	$1,058,000	$1,034,000

Audit-Related Fees(2)	60,800	3,132

Tax Fees(3)	—	290,000

All Other Fees(4)	—	303,000

Total Fees	$1,118,800	$1,630,132

(1)

“Audit Fees” are fees for professional services for the audit of the Company’s consolidated financial statements included in our Annual Report on Form 10-K and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, for the Sarbanes-Oxley Section 404 internal control audit or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

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(2)	“Audit-Related Fees” are fees related to assurance and related services that are traditionally performed by an external auditor.

(3)	“Tax Fees” are fees related to tax advice and tax planning.

(4)	“All Other Fees” are fees billed for any services not included in the first three categories, including services such as merger and acquisition due diligence.

Other than the fees reported above, PWC did not bill the Company for other services rendered during Fiscal 2023 and Fiscal 2022. The Audit Committee has considered whether the non-audit services provided by PWC are compatible with PWC maintaining its independence and has determined that they are compatible.

Audit Committee Report

Management is responsible for the Company’s internal controls and the financial reporting process. Our external auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s responsibility is to oversee the Company’s financial accounting and reporting processes, internal controls and the audit of the Company’s financial statements.

In this context, the Audit Committee has met and held discussions with management and the external auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the external auditors. The Audit Committee discussed with the external auditors matters required to be discussed by PCAOB Auditing Standard No. 1301 (Communications with Audit Committees), as amended.

The Company’s external auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the external auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the external auditors that firm’s independence.

Based on the Audit Committee’s discussion with management and the external auditors and the Audit Committee’s review of the representation of management and the report of the external auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 25, 2023, for filing with the SEC. The Audit Committee has also approved, subject to shareholder ratification, the re-appointment of PWC as the Company’s external auditors for the year ending March 30, 2024.

Audit Committee

Stephen C. McCluski, Chairman

Lindsay N. Hyde

Hope B. Woodhouse

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PROPOSAL NO. 6 — DECLASSIFICATION OF THE BOARD OF DIRECTORS

We are asking our shareholders to vote on an amendment to the Restated Certificate to phase in the declassification of our Board of Directors (the “Board Declassification Amendment”), as described below and set forth in Exhibit A of this proxy statement.

The Board of Directors approved the Board Declassification Amendment, and recommended its adoption by the Company’s shareholders, on May 11, 2023. If adopted by the Company’s shareholders, the Board Declassification Amendment would become effective upon the filing of that document with the Department of State of the State of New York. The Company intends to make such filing promptly after the Annual Meeting.

Declassification of the Board of Directors

In connection with the announcement of our proposed plan to reclassify our equity capital structure to eliminate the Class C Preferred Stock (the “Reclassification”), we further announced the Board of Directors’ plans to declare advisable and submit for shareholder vote an amendment to the Restated Certificate at the Annual Meeting that would subject the Company’s classified board structure to a 2-year sunset. See Proposal Nos. 7 and 8 beginning on page 57 for additional information regarding the Reclassification and the Proposed Class C Amendments.

The Board of Directors believes that its classified structure, which was implemented in 1991 when we became a publicly traded company, provides stability and continuity in the leadership of the business and affairs of the Company because a majority of the directors would always have prior experience as directors of the Company. A classified board has also been an important factor in assuring a focus on the Company’s long-term growth strategies and reinforcing a commitment to long-term shareholder value, and may enhance shareholder value by forcing an entity seeking control of the Company to initiate arms-length discussions with the Board of Directors because the entity is unable to replace the entire Board of Directors in a single election. While the Board of Directors believes these are important benefits, the Board of Directors also recognizes the benefit of providing shareholders an annual opportunity to express in a meaningful way their views on the performance of all of our directors, as well as the sentiment among certain shareholders and members of the investment community in favor of annual elections.

After careful consideration, upon the unanimous recommendation of the Nominating and Corporate Responsibility Committee (composed entirely of independent directors), the Board of Directors unanimously determined that it is appropriate to propose declassifying the Board of Directors on a phased-in basis concluding with the Company’s 2025 annual meeting of shareholders, subject to the requisite approval by shareholders of this Proposal. This phase-in is intended to promote continuity as the Company prepares for the Reclassification (if approved) and to reduce the risk of disruption from special interest groups during our transition to a single-class board structure, as such groups may have an agenda contrary to the long-term interests of all shareholders, while also being responsive to the concerns of shareholders that believe annual elections increase the accountability of directors to the shareholders.

Currently, members of our Board of Directors are elected for staggered terms of two years. The Board Declassification Amendment would not affect the election of the class of directors at this Annual Meeting. If the Board Declassification Amendment is adopted, the class of directors standing for election at our 2024 annual meeting of shareholders will stand for election for one-year terms expiring at the 2025 Annual Meeting of Shareholders. Commencing with the 2025 annual meeting of shareholders, the Board of Directors shall cease to be classified and all of the directors elected at such meeting (and each meeting thereafter) shall be elected for a term expiring at the next annual meeting of shareholders. Consistent with the existing procedures under the Restated Certificate, any director elected by the Board of Directors to fill a vacancy (including, without limitation, any vacancy caused by an increase in the number of directors) shall hold office until the next annual meeting of shareholders at which the election of directors is in the regular order of business. Pursuant to the Board Declassification Amendment, any director elected by action of the shareholders to fill a vacancy caused by the removal from office of a director for cause, taken at the same meeting of shareholders at which the vacancy was created (as currently permitted pursuant to the Restated Certificate), shall hold office (i) in the case of any vacancy so filled prior to the 2025 annual meeting of shareholders, for the remaining term of the class in which such vacancy existed, consistent with the existing procedures under the Restated Certificate, and (ii) in the case of any vacancy so filled at or after the 2025 annual meeting of shareholders, until the next annual meeting of shareholders. In all cases, each director will hold office until his or her successor has been elected and qualified or until such director’s earlier death, retirement, resignation or removal.

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Legal Effectiveness of the Board Declassification Amendment

If shareholders approve the Board Declassification Amendment by an affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of common stock and an affirmative vote of the holders at least 60% of the outstanding shares of Class C Preferred Stock, we will file the Board Declassification Amendment with the Department of State of the State of New York. Pursuant to the Reclassification Agreement, the holders of the Class C Preferred Stock have agreed to vote to approve the Board Declassification Amendment at the Annual Meeting.

Approval of the Board Declassification Amendment is not conditioned on the approval of the proposals relating to the Reclassification. If only one of the proposals regarding the Restated Certificate is approved, we will only be authorized to file that amendment with the Department of State of the State of New York.

The Board Declassification Amendment will become effective upon such filing. If shareholders do not approve the Board Declassification Amendment by the requisite vote, as described above, then the Board Declassification Amendment will not be filed with the Department of State of the State of New York, and the Board of Directors will remain classified.

Interest of Certain Persons in Matters to be Acted Upon

Except as it relates to our directors’ terms of office, our directors have no substantial interests, directly or indirectly, in the matters set forth in this proposal.

No Appraisal Rights

Under New York law, our Restated Certificate and our Bylaws, shareholders have no rights to exercise dissenters’ rights of appraisal with respect to the Board Declassification Amendment.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE BOARD DECLASSIFICATION AMENDMENT

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PROPOSAL NO. 7 — APPROVAL OF THE RECLASSIFICATION AMENDMENT

On May 12, 2023, the Company entered into a reclassification agreement (the “Reclassification Agreement”) with the holders of its Class C Convertible Preferred Stock (the “Class C Preferred Stock”). We refer to the holders of the Class C Preferred Stock in this Proxy Statement as the “Class C Shareholders”. See “The Reclassification Agreement” on page 78 for a description of the Reclassification Agreement. A copy of the Reclassification Agreement is attached as Exhibit C to this Proxy Statement and is incorporated by reference. Pursuant to the Reclassification Agreement, subject to the terms and conditions set forth therein, the Company will reclassify its equity capital structure to eliminate the Class C Preferred Stock (the “Reclassification”) effected through the filing of two Certificates of Amendment to the Company’s Certificate of Incorporation, including a Certificate of Amendment that provides for the automatic conversion of each issued and outstanding share of Class C Preferred Stock into shares of common stock on the Sunset Date (as defined below) and an increase in the current conversion rate of Class C Preferred Stock under the Company’s current Certificate of Incorporation of 23.389 shares of common stock to 61.275 shares of common stock (as further described below and set forth in Exhibit B of this Proxy Statement, the “Reclassification Amendment”). We refer to this Proposal as the “Reclassification Amendment Proposal”.

We are asking our shareholders to vote on the Reclassification Amendment in this Proposal 7. The Board of Directors recommends that you vote “FOR” the Reclassification Amendment Proposal.

The Board of Directors approved the Reclassification Amendment, upon the unanimous recommendation of the Special Committee (as defined below) of the Board of Directors and recommended its adoption by the Company’s shareholders. If adopted by the Company’s shareholders, the Reclassification Amendment would become effective upon the filing of that document with the Department of State of the State of New York. The Company intends to make such filing promptly after the Annual Meeting.

Structure of the Reclassification

Pursuant to the Reclassification Agreement, following satisfaction or waiver of the conditions set forth in the agreement, the Company will effect the Reclassification by filing two Certificates of Amendment to its Certificate of Incorporation. The first Certificate of Amendment (which is described further in Proposal 8 and is referred to in this Proxy Statement as the “Liquidation Preference Amendment”) provides for, in furtherance of the intended tax treatment of the Reclassification, each Class C Shareholder’s right to receive, for each share of Class C Preferred Stock held by such holder upon a liquidation, dissolution or winding up of the affairs of the Company, an amount equal to the greater of $1.50, which is the par value of Class C Preferred Stock, and the amount such holder would have received had such share of Class C Preferred Stock been converted into shares of common stock immediately prior to such liquidation, dissolution or winding up. Promptly following and not prior to the effectiveness of the Liquidation Preference Amendment, the Company will file the second Certificate of Amendment to its Certificate of Incorporation, the Reclassification Amendment (which is described further in this Proposal 7), to provide for the automatic conversion of each issued and outstanding share of Class C Preferred Stock into shares of common stock on the Sunset Date (as defined below) and an increase in the current conversion rate of Class C Preferred Stock under the Company’s Certificate of Incorporation of 23.389 shares of common stock to 61.275 shares of common stock. Such increased conversion rate represents 745,000 additional shares of common stock to be received by the Class C Shareholders.

We refer to the “Sunset Date” to mean the earliest of (i) the third anniversary date of this Annual Meeting, (ii) the first business day immediately prior to the record date established for the determination of shareholders entitled to vote at the Company’s 2026 annual meeting and (iii) the date on which the Class C Shareholders, in the aggregate, cease to beneficially own at least 50% of all shares of the Class C Preferred Stock issued and outstanding as of the date of the Reclassification Agreement.

We refer to the Liquidation Preference Amendment and the Reclassification Amendment together as the “Proposed Class C Amendments,” the proposals for shareholders to approve and adopt the Liquidation Preference Amendment and the Reclassification Amendment as the “Liquidation Preference Amendment Proposal” and the “Reclassification Amendment Proposal,” respectively, the increased conversion rate of shares of Class C Preferred Stock to shares of common stock pursuant to the Reclassification Amendment as the “Exchange Ratio” and the additional shares of common stock to be received by the Class C Shareholders pursuant to the Exchange Ratio as the “Reclassification Consideration”.

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Background of the Reclassification

The following chronology summarizes the material meetings and events that led to the execution of the Reclassification Agreement. The following chronology does not purport to catalogue every conversation among the Board of Directors, the Special Committee, members of Monro senior management, the Class C Shareholders, the parties’ respective advisors and other parties.

Monro’s dual class capital structure consisting of common shares and the Class C Preferred Stock has been in place since 1984. The shares of Class C Preferred Stock outstanding as of the end of the Company’s fiscal year 2023 represented approximately 1.4% of the fully-diluted shares of Monro common stock as of such date based on the then current rate at which the shares of Class C Preferred Stock were convertible into shares of Monro common stock. Based on their terms under the current structure, at least 60% of the shares of Class C Preferred Stock must vote as a separate class or unanimously consent to effect or validate any action taken by the common shareholders, meaning the Class C Shareholders could effectively veto any matter approved by the Monro common shareholders. Class C Shareholders are also entitled to dividends declared by the Board of Directors as if their shares of Class C Preferred Stock had converted to common stock. At their option, Class C Shareholders may convert their shares of Class C Preferred Stock into shares of common stock at any time. Neither Monro nor the Monro common shareholders have the right or power to unilaterally “recapitalize” Monro’s equity capital structure to eliminate the Class C Preferred Stock (whether by conversion, buyback, redemption or amendment of Monro’s certificate of incorporation), but rather can only do so with the approval of the Class C Shareholders. Since the initial public offering of Monro in 1991, Monro has consistently provided disclosure regarding the control rights of the Class C Preferred Stock to new and existing public shareholders to inform their investment decisions regarding the Monro common stock.

From time to time over the last several years, members of the Board of Directors have discussed with each other, with Peter J. Solomon, a director of Monro and the principal holder of the shares of Class C Preferred Stock (including through trusts controlled by him), with Monro management and with certain Monro shareholders whether it would be in the Company’s best interests to eliminate the dual class structure of the Class C Preferred Stock, as well as conversations regarding other governance and capital structure matters. We refer to the possible reclassification transaction contemplated by these discussions prior to our final agreement with the Class C Shareholders on the terms of the Reclassification as the “proposed reclassification.”

In particular, at the 2021 Annual Meeting of Shareholders, the shareholders voted on a non-binding proposal submitted by Ides Capital Management LP. That proposal requested that the Board of Directors take all practicable steps in its control to initiate and adopt a recapitalization plan for all outstanding classes of stock to have one vote per share in each voting situation and eliminate any veto power held by one class of stock over the voting power of another class of stock. Monro shareholders submitted 26,301,725 votes in favor of that proposal, constituting approximately 88% of the shares voted on that proposal at the meeting. However, the Class C Shareholders did not vote in favor of the proposal, and accordingly it could not be effected or validated. Based on the overwhelming support of the Monro common shareholders for the proposal, independent members of the Board of Directors and the Monro management team engaged with shareholders who collectively owned in excess of 50% of the outstanding shares of Monro common stock to discuss the vote and solicit their views on the 2021 shareholder proposal to eliminate the Class C Preferred Stock control rights.

As noted in the proxy statement for the 2022 Annual Meeting of Shareholders, following the 2021 Annual Meeting of Shareholders, the Board of Directors carefully considered the results of the shareholder proposal at the 2021 Annual Meeting of Shareholders and continued to analyze both the costs and benefits of recapitalizing Monro’s dual class capital structure. However, after weighing the costs and benefits of any such proposed reclassification, the Board of Directors determined that it was in the best interests of all of its shareholders that Monro focus its financial and other resources in pursuit of its plans to maximize long-term shareholder value for all shareholders at that time without the financial, legal and other risks that would result from a proposed reclassification; however, the Board of Directors determined to continue to monitor and consider shareholder concerns regarding Monro’s equity capital structure.

During the weeks that followed the 2022 Annual Meeting of Shareholders that took place in August 2022, members of the Board of Directors (other than Mr. Solomon) again began to discuss on a preliminary basis whether it would be in the best interests of the Company and its shareholders to eliminate the dual class structure of the Class C Preferred Stock. As part of these preliminary discussions, Robert E. Mellor, Chairman of the Board of Directors of Monro, discussed with Mr. Solomon whether the Class C Shareholders would be open to considering a proposed reclassification to eliminate the shares of the Class C Preferred Stock and the resulting dual class capital structure of Monro. Mr. Solomon indicated that the Class C Shareholders did not feel compelled to enter into a proposed

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reclassification but would be open to considering proposals for a proposed reclassification if it was determined by the other members of the Board of Directors that the proposed reclassification would be in the best interests of the Monro shareholders (other than the Class C Shareholders). He noted that, if the other members of the Board of Directors wanted to pursue this, he thought they should determine to do so and make a proposal for the Class C Shareholders to consider rather than the Class C Shareholders initiating such discussions. He also noted that he would expect that any proposed reclassification would include a period of time during which the dual class structure would initially remain in place, but that it would automatically end at the end of that specified period of time (a “sunset period”), which Mr. Solomon thought would be helpful to assist Monro in the transition.

Thereafter, in the early Fall of 2022, Mr. Mellor provided updates to the non-management members of the Board of Directors (other than Mr. Solomon) and discussed these matters with such non-management members of the Board of Directors, who generally indicated that a proposed reclassification would merit consideration if the Class C Shareholders were interested in considering it. These discussions generally covered ministerial and administrative matters related to organizing an independent committee of the Board of Directors to consider a proposed reclassification. Mr. Mellor also discussed with the group of directors that he expected were most likely to serve on that committee (subject to outside counsel’s assessment of their independence and disinterestedness, which was later confirmed) the process for retaining and negotiating arrangements with potential legal and financial advisors. Members of Monro senior management also consulted with Gibson Dunn & Crutcher LLP (“Gibson Dunn”), counsel to Monro, regarding these matters, including the formation of an independent committee and determination of the ability of directors to serve on that committee, and communicated with members of the Board of Directors (other than Mr. Solomon) conclusions about which directors would likely serve on the committee once formally established.

Beginning in late October 2022 and continuing for the next several weeks, in consultation with the other directors likely to serve on the committee once established, Mr. Mellor and, in certain cases, Stephen C. McCluski, a director of Monro who was one of the directors that was determined likely to serve on the committee once established, approached potential legal and financial advisors to assist the committee that would be established in considering a proposed reclassification. In particular, in coordination with other disinterested directors, they spoke with four prospective financial advisors for the committee, including Kroll, LLC, operating through its Duff & Phelps Opinions Practice (“Duff & Phelps”). With each prospective financial advisor, these directors discussed the firm’s qualifications, experience in similar matters, prior relationships that should be considered in connection with retention of a financial advisor and proposed fees to be charged by each prospective financial advisor. They also discussed with each prospective financial advisor possible revisions to its initial fee proposal to reduce them for the benefit of Monro. Mr. Mellor also contacted Cooley LLP (“Cooley”) to serve as the committee’s legal counsel as part of this process. Retention of any financial advisor and legal counsel to the committee in each case was to be formally determined if and when a committee was established.

On October 26, 2022, as part of its announcement of its second quarter earnings, Monro publicly stated that the independent and disinterested members of the Board of Directors had initiated a process to engage a financial advisor to evaluate options for a proposed reclassification. The process for discussions with legal and financial advisors to assist the committee that would be established in considering a proposed reclassification continued into December 2022.

On December 9, 2022, at the regularly scheduled meeting of the Board of Directors, the Board of Directors (with Mr. Solomon not participating) discussed establishing a special committee of the Board of Directors consisting solely of certain directors of Monro who were independent of and disinterested from, in all material respects, the Class C Shareholders (the “Special Committee”) for the purpose of reviewing, evaluating and, if applicable, negotiating the terms of the proposed reclassification. They discussed that, following a review of the ability of directors to serve on the Special Committee, Mr. Mellor, John L. Auerbach, Lindsay N. Hyde, Leah C. Johnson and Mr. McCluski would likely serve on the Special Committee once formally established. Following the meeting, these five directors met informally to discuss the efforts to retain a financial advisor and legal counsel to the Special Committee in each case was to be formally determined if and when the Special Committee was established.

On December 30, 2022, the Board of Directors formally established the Special Committee for the purpose of reviewing, evaluating and, if applicable, negotiating the terms of the proposed reclassification. Each of Mr. Mellor, Mr. Auerbach, Ms. Hyde, Ms. Johnson and Mr. McCluski were appointed to the Special Committee. The Board of Directors delegated exclusively to the Special Committee the power and authority of the Board of Directors to consider, review, evaluate, propose, negotiate, and recommend for approval or rejection the terms and conditions of a proposed reclassification to determine whether a proposed reclassification was fair to, and in the best interests of, Monro and its

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shareholders and to recommend to the full Board of Directors what action, if any, should be taken by Monro with respect to a proposed reclassification. The Board of Directors determined that it would not recommend to shareholders any proposed reclassification unless the proposed reclassification was recommended by the Special Committee and was conditioned on approval of a majority of the holders of Monro common stock unaffiliated with the Class C Shareholders (a “majority-of-the-minority shareholder approval”). The Board of Directors also approved the payment of a per meeting fee for each member of the Special Committee, which was set as the same fee as is paid for other meetings of committees of the Board of Directors.

On January 3, 2023, the Special Committee held a meeting by videoconference, with representatives from Cooley in attendance. At the meeting, the Special Committee discussed several organizational matters and basic procedures to be followed by the Special Committee. The Special Committee confirmed that Mr. Mellor would serve as the Chairman of the Special Committee. The Special Committee discussed the retention of Cooley as the Special Committee’s legal counsel and approved retaining Cooley as the Special Committee’s legal counsel. The representatives of Cooley discussed several legal considerations with the Special Committee, including the fiduciary obligations of the members of the Special Committee with respect to the proposed reclassification. The Special Committee discussed the process conducted to date for selection of a financial advisor for the Special Committee. They also discussed the qualifications of Duff & Phelps and the proposed terms on which Duff & Phelps would be retained. Following this discussion, the Special Committee approved retaining Duff & Phelps as the Special Committee’s financial advisor, subject to receipt of its conflicts disclosure letter confirming the absence of any conflict of interest, and directed Cooley to instruct Duff & Phelps to prepare financial information regarding the proposed reclassification for consideration by the Special Committee at an upcoming Special Committee meeting.

On January 8, 2023, following receipt of the conflicts disclosure letter from Duff & Phelps, Monro and the Special Committee entered into an engagement letter with Duff & Phelps to retain Duff & Phelps as the Special Committee’s financial advisor.

On January 9, 2023, the Special Committee held a meeting by videoconference, with representatives from each of Cooley and Duff & Phelps in attendance. At the meeting, the representatives of Duff & Phelps presented preliminary financial information regarding the terms of the proposed reclassification and the terms of the Class C Preferred Stock. During the presentation, the Special Committee and its advisors discussed possible financial and non-economic terms of the proposed reclassification, including whether the proposed reclassification could include a sunset period or other revisions to the governance of Monro. Representatives of Cooley also presented a case study of a recently completed reclassification transaction involving another company. Following discussion, the Special Committee directed Duff & Phelps to prepare additional financial information regarding the proposed reclassification for consideration by the Special Committee at an upcoming Special Committee meeting, including information with respect to reclassifications that may be comparable to the proposed reclassification. The Special Committee also directed Cooley to contact Simpson Thacher & Bartlett LLP (“Simpson”), counsel to the Class C Shareholders, to discuss preliminary matters regarding the proposed reclassification and any expectations on when the Class C Shareholders would expect to hear from the Special Committee. Also at the meeting, the Special Committee noted the responsibilities and time commitment expected of its members and asked Cooley to present information of compensation paid to members of special committees in similar situations to determine whether the current compensation arrangement for the Special Committee was appropriate.

On January 11, 2023, representatives of each of Cooley and Simpson had an initial videoconference to discuss the proposed reclassification. The representatives of Simpson indicated that the Class C Shareholders were prepared to listen to any proposal from the Special Committee and were open as to the timeline for such a proposal, although they would prefer to receive one by mid-February in order to determine whether or not the proposed reclassification could be viable in the near term.

On January 13, 2023, the Special Committee held a meeting by videoconference, with representatives from each of Cooley and Duff & Phelps in attendance. At the meeting, the representatives of Cooley provided an update to the Special Committee regarding its recent conversation with Simpson. The representatives of Duff & Phelps presented preliminary financial information regarding the terms of the proposed reclassification, including information with respect to reclassifications that may be comparable to the proposed reclassification. During the presentation, the Special Committee and its advisors discussed possible financial and non-economic terms of the proposed reclassification, including whether the proposed reclassification could include a sunset period or other revisions to the governance of Monro. Following discussion, the Special Committee determined that the control right associated with the Class C Preferred Stock had value, determined that they believed that the Class C Shareholders would not accept zero

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compensation in the proposed reclassification (as was observed by Duff & Phelps in certain precedent reclassification transactions) and concluded that proposing zero compensation would be counterproductive to constructive negotiations. As a result, the Special Committee discussed a process to determine an appropriate first proposal reflecting a premium that should be offered to the Class C Shareholders in a proposal and how to obtain the best terms possible for the holders of Monro common stock other than any Class C Shareholders (the “Unaffiliated Shareholders”). The Special Committee also discussed the appropriateness of a majority-of-the-minority shareholder approval requirement in the proposed reclassification so that the unaffiliated shareholders could determine whether the proposed reclassification would be implemented, and reviewed certain precedent reclassification transactions that had a similar requirement. The Special Committee also discussed considerations regarding the other possible non-economic terms and the most appropriate form of consideration to propose in its proposal to the Class C Shareholders. The Special Committee directed Duff & Phelps to prepare additional financial information regarding the proposed reclassification for consideration by the Special Committee at an upcoming Special Committee meeting to help refine its views on any proposal the Special Committee might elect to make, including information on prior reclassification transactions that may be comparable to the proposed reclassification that included majority-of-the-minority shareholder approval requirements.

On January 18, 2023, representatives of each of Cooley and Simpson had a videoconference to discuss the proposed reclassification. In particular, they discussed updates regarding the review of the proposed reclassification by the Special Committee and the Class C Shareholders, any preferred form by which a proposal would be conveyed and Mr. Solomon’s expectations regarding remaining on the Board of Directors even if the proposed reclassification would not proceed.

On January 19, 2023, the Special Committee held a meeting by videoconference, with representatives from each of Cooley and Duff & Phelps in attendance. At the meeting, the representatives of Cooley provided an update to the Special Committee regarding its recent conversation with Simpson. The representatives of Duff & Phelps presented preliminary financial information regarding the terms of the proposed reclassification, including information with respect to reclassifications that may be comparable to the proposed reclassification. During the presentation, the Special Committee and its advisors discussed possible financial and non-economic terms of the proposed reclassification, including whether the proposed reclassification should include a sunset period or other revisions to the governance of Monro. Following discussion, the Special Committee determined on a preliminary basis that a premium of approximately $20 million in additional shares of Monro common stock should be offered to the Class C Shareholders as the first proposal in the proposed reclassification, which proposal would include a two-year sunset period and be conditioned upon the approval by the full Board of Directors upon recommendation from the Special Committee and the adoption of the proposed reclassification by a majority-of-the-minority shareholder approval. The Special Committee proposed to finalize these terms at its next meeting after further consideration and directed Cooley and Duff & Phelps to prepare a summary of proposed terms consistent with the determinations made by the Special Committee and a presentation of an expanded analysis showing the illustrative amounts of premium and dilution that could be offered to the Class C Shareholders in the proposed reclassification for final review and consideration by the Special Committee at its next meeting.

On February 3, 2023, the Special Committee held a meeting by videoconference, with representatives from each of Cooley and Duff & Phelps in attendance. At the meeting, the Special Committee discussed finalizing an initial proposal for the proposed reclassification to be presented to the Class C Shareholders. In connection with this discussion, representatives of Duff & Phelps presented preliminary financial information regarding the terms of the proposed reclassification and representatives of Cooley presented a summary of proposed terms of the initial proposal. Following discussion, the Special Committee determined to make an initial proposal to the Class C Shareholders, to be made orally by Mr. Mellor (on behalf of the Special Committee) to Mr. Solomon (on behalf of the Class C Shareholders), as described below. Also at the meeting, the Special Committee noted the responsibilities and time commitment expected of its members and information on the compensation paid to members of special committees in similar situations and determined to propose revisions to the current compensation arrangement for the Special Committee to be more consistent with the expectations of the Special Committee, which would primarily involve adding payment of a one-time cash retainer for each member, which were discussed with various members of Monro management following the meeting.

On February 7, 2023, representatives of each of Cooley and Simpson had a videoconference during which the representatives of Cooley informed the representatives of Simpson that Mr. Mellor would likely be contacting Mr. Solomon to discuss the proposed reclassification.

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On February 14, 2023, Mr. Mellor (on behalf of the Special Committee) contacted Mr. Solomon (on behalf of the Class C Shareholders) and conveyed the initial proposal for the proposed reclassification as had been approved by the Special Committee at its February 3 meeting. The proposal provided for (i) the amendment to the Company’s Certificate of Incorporation to provide for the automatic conversion of all shares of Class C Preferred Stock into shares of Monro common stock at the end of a two-year sunset period, (ii) an increased conversion rate representing a $20 million premium to the value of the shares of Monro common stock the Class C Shareholders were otherwise entitled to receive upon conversion, payable in the form of additional shares of Monro common stock (which would have equated to approximately 369,822 additional shares of Monro common stock on the proposal date based on the then closing trading price of the Monro common stock), (iii) the continuing right of the Class C Shareholders to nominate one board member until the end of the sunset period, (iv) governance changes to require the Class C Shareholders to be subject to a standstill, lock-up or similar restrictions on the shares of Monro common stock they receive upon conversion of all shares of Class C Preferred Stock and (v) the conditions that the proposed reclassification be approved by the full Board of Directors upon recommendation from the Special Committee and the adoption of the proposed reclassification by a majority-of-the-minority shareholder approval. We refer to this proposal as the “February 14 Proposal”. Mr. Mellor indicated to Mr. Solomon that representatives of Cooley would contact representatives of Simpson to discuss the proposal as well. In response to the February 14 Proposal, Mr. Solomon indicated that the Class C Shareholders would consider it further, would consider whether to hire a financial advisor to assist in the consideration of the proposal and would respond following such consideration.

On February 16, 2023, representatives of each of Cooley and Simpson had a videoconference to discuss the February 14 Proposal in more detail.

On February 23, 2023, representatives of each of Cooley and Simpson had a videoconference to discuss the Class C Shareholders’ initial response to the February 14 Proposal. The representatives of Simpson indicated that the Class C Shareholders viewed the February 14 Proposal as a constructive first step, but that they were skeptical that it reflected an appropriate value for the Class C Preferred Stock. Simpson relayed that the Class C Shareholders had agreed to continue to review the proposal. Representatives of Cooley and Simpson also spoke from time to time thereafter to address questions regarding the terms of the Class C Preferred Stock, the proposed reclassification and other administrative matters.

On March 3, 2023, representatives of each of Cooley and Simpson had a videoconference to discuss the Class C Shareholders’ response to the February 14 Proposal. The representatives of Simpson made a counterproposal to the Special Committee on terms of the proposed reclassification that would be acceptable to the Class C Shareholders. The counterproposal (relative to the February 14 Proposal) provided for (i) the extension of the sunset period from two years to three years, (ii) the increase of the increased conversion rate to provide for an additional number of shares of Monro common stock issued to the Class C Shareholders upon conversion of all shares of Class C Preferred Stock equal to 919,000 shares of Monro common stock, (iii) an increase in the number of directors the Class C Shareholders would be entitled to nominate until the end of the sunset period from one director to two directors, (iv) rejection of any standstill, lock-up or similar restrictions on the additional shares of Monro common stock the Class C Shareholders would receive upon conversion, (v) the addition of an expense reimbursement and indemnification right for the Class C Shareholders for actions in connection with the proposed reclassification and (vi) acceptance of the conditions that the proposed reclassification be approved by the full Board of Directors upon recommendation from the Special Committee and the adoption of the proposed reclassification by a majority-of-the-minority shareholder approval. We refer to this proposal as the “March 3 Proposal”. The representatives of Simpson indicated that the Class C Shareholders were prepared to consider responses to the March 3 Proposal, although they believed that the Class C Preferred Stock terms were unique and valuable, that they could have asked for even more consideration as a result and that they did not expect that a response from the Special Committee to simply divide the difference would be acceptable to the Class C Shareholders. Representatives of Simpson also told the representatives of Cooley that Mr. Solomon would not retain a financial advisor in connection with the Class C Shareholders’ review of any proposal for the proposed reclassification.

On March 14, 2023, the Special Committee held a meeting by videoconference, with representatives from each of Cooley and Duff & Phelps in attendance. At the meeting, the Special Committee reviewed with Cooley and Duff & Phelps the terms of the March 3 Proposal. In connection with this review, representatives of Duff & Phelps presented preliminary financial information regarding the terms of the March 3 Proposal. The Special Committee and its advisors discussed various alternatives for next steps in the consideration of the proposed reclassification, including how to obtain the best terms possible for the Unaffiliated Shareholders and whether it was helpful to provide greater information to support the Special Committee’s position or provide an alternative proposal. Following discussion, the

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Special Committee determined to make a revised proposal to the Class C Shareholders, to be made by delivery of a non-binding term sheet to Simpson on behalf of the Class C Shareholders, as described below, and authorized Mr. Mellor to approve such term sheet proposal.

On March 20, 2023, representatives of Cooley sent to representatives of Simpson a non-binding term sheet with a revised proposal for the proposed reclassification as had been approved by the Special Committee at its March 14 meeting. The proposal (relative to the March 3 Proposal) provided for: (i) the reduction of the sunset period from three years to a date prior to the 2026 annual meeting of Monro shareholders to permit the holders of Monro common stock to take action at such meeting, (ii) the reduction of the increased conversion rate to provide for an additional number of shares of Monro common stock issued to the Class C Shareholders upon conversion of all shares of Class C Preferred Stock equal to 690,000 shares of Monro common stock, (iii) a reduction in the number of directors the Class C Shareholders would be entitled to nominate until the end of the sunset period from two directors to one director, which would be filled by Mr. Solomon, (iv) agreement to the expense reimbursement and indemnification right for the Class C Shareholders for actions in connection with the proposed reclassification, to be subject to a maximum amount of expense reimbursement, and (v) agreement with the other terms as had been previously described by the parties. We refer to this proposal as the “March 20 Proposal”. Representatives of each of Cooley and Simpson had a videoconference to discuss the March 20 Proposal on the same day and also discussed potential next steps on the proposed reclassification.

On March 30, 2023, at the regular meetings of the Board of Directors, Mr. Mellor (on behalf of the Special Committee) provided an update to the Board of Directors (with Mr. Solomon recusing himself during such updates) on the overall status of discussions regarding the proposed reclassification. Also at the meeting, the Board of Directors (with Mr. Solomon recusing himself during such discussions) approved revisions to the compensation arrangement for the Special Committee to add the payment of a one-time cash retainer of $20,000 for each member and confirmation that the per meeting fee would be paid on days when substantial work was done by a Special Committee member other than a date on which there was a meeting, which the Board of Directors determined were consistent with the responsibilities and time commitment of the members of the Special Committee.

On March 31, 2023, representatives of Simpson on behalf of the Class C Shareholders sent to representatives of Cooley a revised non-binding term sheet with a revised proposal for the proposed reclassification in response to the March 20 Proposal. The proposal (relative to the March 20 Proposal) provided for: (i) the increase of the increased conversion rate to provide for an additional number of shares of Monro common stock issued to the Class C Shareholders upon conversion of all shares of Class C Preferred Stock equal to 804,853 shares of Monro common stock, (ii) confirmation that Monro would treat the proposed reclassification as a tax-free event, which had been discussed orally by the parties, and (iii) agreement with the other terms as had been previously described by the parties, including as to the Sunset Date, the number of directors the Class C Shareholders would be entitled to nominate until the Sunset Date and the right of the Class C Shareholders to indemnification and capped expense reimbursement for actions in connection with the proposed reclassification. We refer to this proposal as the “March 31 Proposal”.

On April 4, 2023, the Special Committee held a meeting by videoconference, with representatives from each of Cooley and Duff & Phelps in attendance. At the meeting, the Special Committee reviewed with Cooley and Duff & Phelps the terms of the March 31 Proposal. In connection with this review, representatives of Duff & Phelps presented preliminary financial information regarding the terms of the March 31 Proposal. The Special Committee and its advisors discussed various alternatives for next steps in the consideration of the proposed reclassification, including considerations on how to obtain the best terms possible for the Unaffiliated Shareholders and whether it was helpful provide an alternative proposal. Following discussion, the Special Committee determined to authorize Cooley to prepare a draft of the Reclassification Agreement to be negotiated with Simpson reflecting the terms of the proposed reclassification and to inform Simpson that the Special Committee was not prepared to accept the amount of the increased conversion rate contemplated by the March 31 Proposal and would expect the Class C Shareholders to make a revised proposal to the Special Committee on that term in an amount that was the lowest amount they would be prepared to accept.

On April 5, 2023, a representative of Cooley contacted a representative of Simpson and conveyed the message from the Special Committee from the prior day’s meeting.

On April 13, 2023, representatives of Cooley sent to representatives of Simpson a draft of the Reclassification Agreement to reflect the terms of the non-binding term sheets as had previously been negotiated.

On April 17, 2023, representatives of Simpson sent to representatives of Cooley a revised draft of the Reclassification Agreement. In particular, they indicated that, notwithstanding the instruction provided by the Special Committee from

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the April 4 meeting, the Class C Shareholders wanted the Special Committee to make a specific counter-proposal to the Class C Shareholders on the open term of the amount of the increased conversion rate relative to the March 31 Proposal conveyed on behalf of the Class C Shareholders.

Over the course of the next several days and culminating in the execution of the Reclassification Agreement on May 12, 2023, the parties exchanged several revised drafts of the Reclassification Agreement, related documents and proposed communications and held a number of discussions relating thereto. During the course of the negotiation and the Reclassification Agreement, Simpson noted that, in order for the Class C Shareholders to achieve the intended tax treatment of the proposed reclassification, it was necessary that the Company adopt the Liquidation Preference Amendment, which clarified certain terms regarding the liquidation preference of the Class C Preferred Stock, would be adopted only in connection with the completion of the proposed reclassification and would cease to have any import once the shares of Class C Preferred Stock were no longer outstanding (to occur no later than the Sunset Date if the proposed reclassification was consummated).

On April 27, 2023, the Special Committee held a meeting by videoconference, with representatives from each of Cooley and Duff & Phelps in attendance. At the meeting, the representatives of Cooley provided an update on the negotiation of the Reclassification Agreement since the last Special Committee meeting. They also conveyed the Class C Shareholders’ message from April 17 that, notwithstanding the instruction provided by the Special Committee from the April 4 meeting, the Class C Shareholders wanted the Special Committee to make a specific proposal to the Class C Shareholders on the open term of the amount of the increased conversion rate. The Special Committee and its advisors discussed various alternatives for next steps in the consideration of the proposed reclassification, including how to obtain the best terms possible for the Unaffiliated Shareholders and whether to provide an alternative proposal. In connection with this review, representatives of Duff & Phelps presented preliminary financial information regarding the terms of the proposed reclassification. Following discussion, the Special Committee determined to make a revised proposal to the Class C Shareholders that (relative to the March 31 Proposal) the increased conversion rate would be reduced to provide for an additional number of shares of Monro common stock issued to the Class C Shareholders upon conversion of all shares of Class C Preferred Stock equal to 745,000 shares of Monro common stock, and that if this was not acceptable to the Class C Shareholders, they make a revised proposal to the Special Committee on that term in an amount that was the lowest amount they would be prepared to accept.

On April 28, 2023, representatives of each of Cooley and Simpson had a videoconference to discuss the proposed reclassification. The representatives of Cooley delivered the counter-proposal for the reduced conversion rate and related message as had been approved by the Special Committee at its April 27 meeting. We refer to this proposal as the “April 28 Proposal”.

During the next several days, the parties finalized the terms of the Reclassification Agreement, related documents and proposed communications. In particular, through the course of discussions, representatives of Simpson indicated to representatives of Cooley that the Class C Shareholders were prepared to accept the April 28 Proposal without making a revised proposal. As a result, the economic terms of the April 28 Proposal became the economic terms of the Reclassification.

On May 11, 2023, the Special Committee held a meeting in New York, with representatives from each of Cooley and Duff & Phelps in attendance. At the meeting, the representatives of Cooley provided an update on the negotiation of the Reclassification Agreement since the last Special Committee meeting, including the acceptance by the Class C Shareholders of the April 28 Proposal without making a revised proposal and the finalization of the terms of the Reclassification Agreement, related documents and proposed communications, subject to final approvals. The representatives of Cooley reviewed with the Special Committee several legal considerations, including the fiduciary obligations of the members of the Special Committee in connection with their review of the Reclassification. The representatives of Cooley also reviewed with the Special Committee the terms of the Reclassification. The representatives of Duff & Phelps presented its financial analyses of the Reclassification and Duff & Phelps delivered an oral opinion, which was later confirmed by delivery of a written opinion, dated May 12, 2023, addressed to the Special Committee to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, as of the date of such opinion, the Exchange Ratio and the Reclassification Consideration are fair, from a financial point of view, to the Unaffiliated Shareholders, solely in their capacity as such. See the section entitled “Opinion of Duff & Phelps” for further information on the Duff & Phelps opinion and analyses. Following discussion and review of the various presentations made, matters considered and discussion of the benefits and risks of the Reclassification, the Special Committee unanimously (i) approved the Reclassification and the Proposed Class C Amendments and the consummation of the Reclassification and the other

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transactions contemplated by the Reclassification Agreement, (ii) determined that the terms of the Reclassification Agreement and the Proposed Class C Amendments and the Reclassification and the other transactions contemplated by the Reclassification Agreement were advisable, fair to, and in the best interests of, Monro and the Unaffiliated Shareholders, (iii) recommended that the Board of Directors approve the Reclassification Agreement and the Proposed Class C Amendments and declare that the Reclassification Agreement and the Proposed Class C Amendments were advisable, fair to and in the best interests of Monro and the Unaffiliated Shareholders, (iv) recommended that the Board of Directors authorize Monro to enter into the Reclassification Agreement, and (v) recommended, subject to the Board of Directors’ approval, that the Board of Directors (a) submit the approval and the adoption of the Proposed Class C Amendments to the shareholders of Monro at the Annual Meeting, and (b) resolve to recommend that the Monro shareholders approve and adopt the Proposed Class C Amendments at the Annual Meeting. See the section entitled “Recommendations of the Special Committee and the Board of Directors” and “Reasons for the Reclassification” for further information on the Special Committee’s recommendation and reasons for the recommendation.

Later that day at the regularly scheduled meeting of the Board of Directors in New York (with Mr. Solomon recusing himself from such portion of the meeting) with representatives from each of Cooley and Gibson Dunn in attendance, Mr. Mellor (on behalf of the Special Committee) and the representatives of Cooley provided an update on the negotiation of the Reclassification Agreement, the terms of the Reclassification and the findings of the Special Committee at the prior meeting of the Special Committee. Following discussion, the Board of Directors (other than Mr. Solomon), (i) approved the Reclassification Agreement and the Proposed Class C Amendments and the consummation of the Reclassification and the other transactions contemplated by the Reclassification Agreement, (ii) determined and declared that the terms of the Reclassification Agreement and the Proposed Class C Amendments and the Reclassification and the other transactions contemplated by the Reclassification Agreement are advisable, fair to and in the best interests of Monro and the Unaffiliated Shareholders, (iii) resolved to have Monro enter into the Reclassification Agreement, (iv) resolved to submit the approval and adoption of the Proposed Class C Amendments to the shareholders of Monro at the Annual Meeting, and (v) resolved to recommend that the Monro shareholders approve and adopt the Proposed Class C Amendments at the Annual Meeting. See the sections entitled “Recommendations of the Special Committee and the Board of Directors” and “Reasons for the Reclassification” for further information on the Board of Directors’ recommendation and reasons for the recommendation.

On May 12, 2023, Monro and the Class C Shareholders executed the Reclassification Agreement.

On the morning of May 18, 2023, in connection with Monro’s announcement of its earnings and the proposed declassification of the Board of Directors, Monro issued a press release announcing the execution of the Reclassification Agreement.

Recommendations of the Special Committee and the Board of Directors

On May 11, 2023, the Special Committee unanimously (i) approved the Reclassification and the Proposed Class C Amendments and the consummation of the Reclassification and the other transactions contemplated by the Reclassification Agreement, (ii) determined that the terms of the Reclassification Agreement and the Proposed Class C Amendments and the Reclassification and the other transactions contemplated by the Reclassification Agreement were advisable, fair to, and in the best interests of, Monro and the Unaffiliated Shareholders, (iii) recommended that the Board of Directors approve the Reclassification Agreement and the Proposed Class C Amendments and declare that the Reclassification Agreement and the Proposed Class C Amendments were advisable, fair to and in the best interests of Monro and the Unaffiliated Shareholders, (iv) recommended that the Board of Directors authorize Monro to enter into the Reclassification Agreement, and (v) recommended, subject to Board of Directors’ approval, that the Board of Directors (a) submit the approval and the adoption of the Proposed Class C Amendments to the shareholders of Monro at the Annual Meeting, and (b) resolve to recommend that the Monro shareholders approve and adopt the Proposed Class C Amendments at the Annual Meeting.

Thereafter on May 11, 2023, the Board of Directors (at a meeting from which Mr. Solomon had recused himself) based upon the unanimous recommendation of the Special Committee, (i) approved the Reclassification Agreement and the Proposed Class C Amendments and the consummation of the Reclassification and the other transactions contemplated by the Reclassification Agreement, (ii) determined and declared that the terms of the Reclassification Agreement and the Proposed Class C Amendments and the Reclassification and the other transactions contemplated by the Reclassification Agreement are advisable, fair to and in the best interests of Monro and the Unaffiliated Shareholders, (iii) resolved to have Monro enter into the Reclassification Agreement, (iv) resolved to submit the approval and adoption of the Proposed Class C Amendments to the shareholders of Monro at the Annual Meeting, and (v) resolved to

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recommend that the Monro shareholders approve and adopt the Proposed Class C Amendments at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the Reclassification Amendment Proposal.

Reasons for the Reclassification

Special Committee

The Special Committee evaluated and negotiated the terms of the Reclassification on behalf of Monro, including the terms and conditions of the Reclassification Agreement and the other related agreements, over the course of over four months of deliberations. On May 11, 2023, the Special Committee unanimously (i) approved the Reclassification and the Proposed Class C Amendments and the consummation of the Reclassification and the other transactions contemplated by the Reclassification Agreement, (ii) determined that the terms of the Reclassification Agreement and the Proposed Class C Amendments and the Reclassification and the other transactions contemplated by the Reclassification Agreement were advisable, fair to, and in the best interests of, Monro and the Unaffiliated Shareholders, (iii) recommended that the Board of Directors approve the Reclassification Agreement and the Proposed Class C Amendments and declare that the Reclassification Agreement and the Proposed Class C Amendments were advisable, fair to and in the best interests of Monro and the Unaffiliated Shareholders, (iv) recommended that the Board of Directors authorize Monro to enter into the Reclassification Agreement, and (v) recommended, subject to Board of Directors’ approval, that the Board of Directors (a) submit the approval and the adoption of the Proposed Class C Amendments to the shareholders of Monro at the Annual Meeting, and (b) resolve to recommend that the Monro shareholders approve and adopt the Proposed Class C Amendments at the Annual Meeting.

In reaching its determinations and recommendations with respect to the Reclassification, the Special Committee consulted with the Special Committee’s independent advisors in connection with the Reclassification, including Duff & Phelps, the Special Committee’s financial advisor, and Cooley, the Special Committee’s outside legal counsel, and considered various material information and factors described below. Among the material information and factors considered by the Special Committee were the following:

Modernize and Simplify the Company’s Equity Capital Structure

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Elimination of Class C Shareholders’ Control Right and Corresponding Perceived Overhang. The shares of Class C Preferred Stock outstanding as of the end of the Company’s fiscal year 2023 represented approximately 1.4% of the fully-diluted shares of Monro common stock as of such date based on the then current rate at which the shares of Class C Preferred Stock were convertible into shares of Monro common stock. However, based on their terms and under the current structure, at least 60% of the shares of Class C Preferred Stock must vote as a separate class or unanimously consent to effect or validate any action taken by the common shareholders, meaning the Class C Shareholders could effectively veto any matter approved by the Monro common shareholders. If the Reclassification is consummated, following the conversion of the shares of Class C Preferred Stock (to occur no later than the Sunset Date), the Class C Shareholders would no longer have the ability to exercise a veto power over actions taken by the Monro common shareholders, consistent with the Class C Shareholder’s less than majority control of the total voting power of the Company’s capital stock following the conversion. As a result, in addition to the several ways noted below, the Reclassification will remove any perceived overhang from the existing capital structure among current shareholders and should, therefore, make the Monro common stock a more attractive investment.

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Alignment of Economic Interests and Voting Rights. If the Reclassification is consummated, following the conversion of the shares of Class C Preferred Stock (to occur no later than the Sunset Date), the Company will collapse the Company’s equity structure and will align the voting power and economic ownership interests for all holders of Monro common stock and the former Class C Shareholders. As a result, the Reclassification, if consummated, will also: (i) create a unified voting structure where all of the holders of Monro common stock entitled to vote on matters submitted for a shareholder vote will have an equal say in the Company’s pro forma governance through the principle of a “one share, one vote” single voting class capital structure; (ii) align the Company’s shareholder voting structure with the vast majority of other public corporations; and (iii) make the Company’s shareholder voting structure consistent with the stated policies of important institutional shareholders, shareholder advocacy groups and proxy advisors.

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Benefits for the Unaffiliated Shareholders Resulting from Ownership in a Non-Controlled Company. If the Reclassification is consummated, following the conversion of the shares of Class C Preferred Stock (to occur no later than the Sunset Date), the Unaffiliated Shareholders will transition from being shareholders in a controlled company to shareholders in a non-controlled company, which provides each common shareholder with an equal right to participate in the value and opportunities of the Company following such conversion.

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Potential to Diversify and Expand Investor Base. If the Reclassification is consummated, following the conversion of the shares of Class C Preferred Stock (to occur no later than the Sunset Date), the Company’s dual class capital structure will be eliminated, which may allow the Monro common stock to be held by certain institutional investors and funds whose investment policies do not permit them to invest in companies that have “control-vote” / “non-control-vote” capital structures and by other potential investors that prefer single voting class capital structures. Therefore, the Reclassification may diversify and expand the Company’s shareholder base.

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Elimination of Investor Confusion. Some investors or potential investors may not understand the differences between our common stock and our Class C Preferred Stock. Eliminating our dual class structure would eliminate this potential confusion.

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Increased Strategic Flexibility. A single class common equity structure and removal of the veto power of the Class C Preferred Stock could provide increased flexibility to structure acquisitions and equity financings by using equity as acquisition currency and for possible future offerings of the Monro common stock to potential investors.

Responsiveness to Feedback from Company Shareholders and Requirement for Unaffiliated Shareholder Approval

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Feedback from Shareholders; Historical Shareholder Support for the Reclassification. From time to time over the last several years, several Monro shareholders have provided their views that it would be in the Company’s best interests to eliminate the dual class structure of the Class C Preferred Stock. In particular, at the 2021 Annual Meeting of Shareholders, shareholders constituting approximately 88% of the shares voted on that proposal at the meeting voted in favor of a non-binding proposal submitted by Ides Capital Management LP that the Board of Directors take all practicable steps in its control to initiate and adopt a recapitalization plan for all outstanding classes of stock to have one vote per share in each voting situation and eliminate any veto power held by one class of stock over the voting power of another class of stock. The 2021 shareholder proposal was not effected or validated because the Class C Shareholders did not vote in favor of the proposal. However, based on the overwhelming support of the Monro common shareholders for the proposal, independent members of the Board of Directors, including the Special Committee, continued to engage with and solicit views from shareholders on the possibility of eliminating the Class C Preferred Stock control rights. The terms of Reclassification will address the feedback provided by Company shareholders regarding the terms of the Class C Preferred Stock, including the 2021 shareholder proposal.

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Condition of “Majority of the Minority” Unaffiliated Shareholder Approval. The Board of Directors, the Special Committee and the Class C Shareholders, at the outset of the negotiations regarding a proposed reclassification and the related aspects of such reclassification transaction, each agreed that any such reclassification transaction be subject to a non-waivable condition of approval by a majority of the Unaffiliated Shareholders. Therefore, the Reclassification will not be adopted unless each of the Reclassification Amendment Proposal and the Liquidation Preference Amendment Proposal is approved by the affirmative vote of a majority of the issued and outstanding shares of Monro common stock held by the Unaffiliated Shareholders, voting as a separate voting class.

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Class C Shareholders’ Support of the Reclassification. The Class C Shareholders have agreed that they will vote all of their shares of Company capital stock in favor of approving the Reclassification Amendment Proposal and the Liquidation Preference Amendment Proposal and against any other action, agreement or transaction involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent or materially impair or materially delay the consummation of the Reclassification. As a result, the Unaffiliated Shareholders shall be entitled to determine whether the Reclassification Amendment Proposal and the Liquidation Preference Amendment Proposal shall be adopted by the Company’s shareholders, without impact of or risk of exercise of the veto right of the Class C Shareholders.

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Special Committee Process and Negotiated Terms of the Reclassification

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Special Committee Process. The Special Committee, consisting solely of independent and disinterested directors on the Board of Directors, negotiated the terms of the Reclassification, including the Reclassification Consideration and other aspects of the Reclassification, and had the authority to recommend that the Board of Directors not approve the Reclassification (and therefore the Board of Directors could not have pursued the Reclassification if the Special Committee had recommended against it). The Special Committee conducted an in-depth analytical review of a proposed reclassification, including holding nine meetings with its advisors to evaluate the Reclassification and the related aspects of the Reclassification and considering several terms for the Reclassification. The Special Committee engaged in multiple rounds of back-and-forth discussions with the Class C Shareholders to reach an agreement on the Reclassification. The Special Committee conducted a process that it believed would result in the best terms possible for the holders of Unaffiliated Shareholders while also providing appropriate incentives for the Class C Shareholders to participate, consistent with market precedent, given that neither Monro nor the Board of Directors could unilaterally eliminate the Class C Preferred Stock.

•

Negotiated Reduction of the Consideration Payable for the Reclassification and Resulting Reclassification Consideration. The Special Committee negotiated a decrease of approximately 18.9% in the number of shares represented by the final agreed upon Reclassification Consideration compared against the reclassification consideration initially proposed by the Class C Shareholders. Such decrease represented a value of approximately $8.6 million based on the closing price of Monro common stock on the date of the Reclassification Agreement. In addition, the final terms of the Reclassification included dilution to the Monro common shareholders, assuming shares of Class C Preferred Stock were converted into shares of Monro common stock at the Exchange Ratio and eliminated on the date of the Reclassification Agreement, equal to approximately 2.3% of all outstanding shares of Monro capital stock on an as-converted basis as of the date of the Reclassification Agreement, which the Special Committee observed was below the dilution amount to eliminate the applicable control shares in several comparable reclassification transactions.

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Financial Presentation and Fairness Opinion of Duff & Phelps. The Special Committee considered the oral opinion of Duff & Phelps rendered to the Special Committee on May 11, 2023, which was subsequently confirmed by delivery of a written opinion, dated May 12, 2023, to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, as of the date of such opinion, the Exchange Ratio and the Reclassification Consideration are fair, from a financial point of view, to the Unaffiliated Shareholders, solely in their capacity as such, and the related presentation of financial analyses by Duff & Phelps in connection with the delivery of the fairness opinion. See the section entitled “Opinion of Duff & Phelps” for further information on the Duff & Phelps opinion and the related analyses.

Continuation of Strategic Direction of Company

•

Minimal Impact to the Company’s Balance Sheet. The Special Committee considered that the Reclassification, if consummated, would have minimal impact on the balance sheet of the Company (other than transaction costs) because the Reclassification Consideration would not be paid in cash but rather would be paid in the form of additional shares of Monro common stock. As a result, the Reclassification, if consummated, would not be expected to materially impact the Company’s long-term operations or financial condition.

•

Transition Period. The Special Committee considered that, as a result of the sunset period of the Reclassification, whereby the conversion of the shares of Class C Preferred Stock will not occur immediately but rather will occur no later than the Sunset Date, the Company’s existing strategic direction will not be impacted by the Reclassification, if consummated. This transition period would permit the Company and its various constituencies to adjust to the new single voting class capital structure in a gradual way that would be less likely to disrupt the operations of the Company.

•

Expected Continued Role of Mr. Solomon. The Special Committee considered that, as a result of the provisions of the Reclassification Agreement regarding the right of the Class C Shareholders to nominate Mr. Solomon as a member of the Board of Directors until the Sunset Date, the Company may continue to benefit from Mr. Solomon’s knowledge and experience regarding the Company at least until the Sunset Date.

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In reaching its determinations and recommendations with respect to the Reclassification, the Special Committee also considered the following potential adverse consequences, risks and negative factors:

•

Consideration Paid to Class C Shareholders. The Special Committee considered that, as consideration for the Reclassification, upon conversion of the Class C Preferred Stock (either at the election of a Class C Shareholder or upon the automatic conversion at the Sunset Date), the Class C Shareholders will be entitled to receive 745,000 shares of Monro common stock more than the number of common shares into which the shares of Class C Preferred Stock are currently convertible. These additional shares represented a 162% premium to the number of shares of Monro common stock into which the shares of Class C Preferred Stock were convertible as of the date of the Reclassification Agreement. The Special Committee also considered the requirement to enter into the Liquidation Preference Amendment in connection with the Reclassification.

•

Payment of the Class C Shareholders’ Expenses and Indemnification Rights of the Class C Shareholders. Pursuant to the Reclassification Agreement, the Company has agreed to pay or reimburse the Class C Shareholders’ expenses incurred in connection with the Reclassification, subject to a mutually agreed cap. The Company has also agreed to indemnify the Class C Shareholders for litigation and other expenses arising out of or resulting from certain claims involving the Reclassification Agreement or the consummation of the Reclassification.

•

Company Expenses. The Company has incurred and will continue to incur substantial non-recurring costs and expenses in connection with the negotiation and completion of the Reclassification. These costs and expenses include, among other things, the costs and expenses of preparing the relevant provisions of this Proxy Statement and professional fees incurred by the Company and the Special Committee relating to the Reclassification.

•

Diversion of Management. The Special Committee considered the possible diversion of management’s time and attention from the Company’s ongoing business due to the time and effort necessary in connection with the Reclassification, including soliciting shareholder approval and responding to shareholder feedback on the Reclassification Agreement.

•

Failure to Consummate the Reclassification Could Adversely Affect the Monro Common Stock Price. There is a risk that the Reclassification might not be completed in a timely manner or at all. In that event, the trading price of the shares of Monro common stock may decline.

•

Impact of Announcement. The uncertainty about the effect of the Reclassification, regardless of whether it is completed, on the Company’s employees, management and other parties could impair the Company’s ability to operate in the ordinary course of business and could cause changes in existing business relationships. The Special Committee was also aware of the potential for litigation arising in connection with any transaction such as the Reclassification.

The Special Committee also considered that some of the Company’s executive officers, directors and their respective affiliates (including Mr. Solomon and the other Class C Shareholders) have interests in the Reclassification that are different from, or in addition to, the interests of some or all holders of shares common stock. For further information on these interests, see “Interests of Certain Persons in the Reclassification” beginning on page 76.

In reaching its determinations and recommendations with respect to the Reclassification, the Special Committee concluded that the positive factors regarding the Reclassification outweighed the potential adverse consequences, risks and negative factors, as described above.

Board of Directors

Following the receipt of the above-described unanimous recommendation of the Special Committee, the Board of Directors (at a meeting from which Mr. Solomon had recused himself) also reviewed certain pertinent factors in its decision to (i) approve the Reclassification Agreement and the Proposed Class C Amendments and the consummation of the Reclassification and the other transactions contemplated by the Reclassification Agreement, (ii) determine and declare that the terms of the Reclassification Agreement and the Proposed Class C Amendments and the Reclassification and the other transactions contemplated by the Reclassification Agreement are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Shareholders, (iii) authorize the Company enter into the Reclassification Agreement, (iv) submit the approval of the Reclassification Amendment Proposal and the Liquidation Preference Amendment Proposal to shareholders at the Annual Meeting, and (v) recommend that shareholders approve such proposals at the Annual Meeting.

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In reaching its determinations and recommendations with respect to the Reclassification, the Board of Directors consulted with the Company’s management, the Special Committee, and the Company’s advisors in connection with the Reclassification, including Gibson Dunn, the Company’s outside legal counsel, and considered various material information and factors described below. Among the material information and factors considered by the Board of Directors were the following:

•

Negotiation by Special Committee. The Board of Directors considered the fact that the Reclassification, including the Reclassification Consideration and other aspects of the Reclassification, were negotiated on behalf of Monro by the Special Committee, consisting solely of independent and disinterested directors on the Board of Directors, with the assistance of its independent financial and legal advisors, and the support of the Company’s management.

•

Recommendation of the Special Committee. The Board of Directors considered the unanimous recommendation of the Special Committee that the Board of Directors approve the Reclassification Agreement and the Proposed Class C Amendments and declare that the Reclassification Agreement and the Proposed Class C Amendments were advisable, fair to and in the best interests of the Monro and the Unaffiliated Shareholders, that the Board of Directors authorize Monro to enter into the Reclassification Agreement and, subject to Board of Directors’ approval, that the Board of Directors (a) submit the approval and the adoption of the Proposed Class C Amendments to the shareholders of Monro at the Annual Meeting, and (b) resolve to recommend that the Monro shareholders approve and adopt the Proposed Class C Amendments at the Annual Meeting.

•

Factors Considered by the Special Committee. The Board of Directors discussed with the Special Committee and considered the factors considered by the Special Committee in reaching its recommendation, including the positive factors and potential benefits of the Reclassification and the potential adverse consequences, risks and negative factors of the Reclassification, as described above. The Board of Directors also took note of the fact that the Special Committee received advice from its legal and financial advisors and considered the content of the presentations made to the Board of Directors by the Special Committee and its advisors.

In reaching its determinations and recommendations with respect to the Reclassification, the Board of Directors concluded that the positive factors regarding the Reclassification outweighed the potential adverse consequences, risks and negative factors, as described above.

The discussion of the information and factors that the Special Committee and the Board of Directors considered noted above in making their respective determinations and recommendations regarding the Reclassification is not intended to be exhaustive but includes the material factors considered. In view of the wide variety of factors considered and the complexity of these matters, neither the Special Committee nor the Board of directors found it useful to, and did not attempt to, quantify, rank or otherwise assign relative weight to these factors. In addition, the individual members of the Special Committee and the Board of Directors may have assigned different weight to different factors. The Special Committee and the Board of Directors each considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

Opinion of Duff & Phelps

The Company retained Duff & Phelps to serve as an independent financial advisor to the Special Committee to evaluate the fairness to the Unaffiliated Shareholders, from a financial point of view, of the Exchange Ratio and the Reclassification Consideration to be paid in the Reclassification. The Special Committee selected Duff & Phelps to act in this capacity based on Duff & Phelps’s qualifications, expertise and reputation, and its knowledge of the business and affairs of the Company. On May 11, 2023, Duff & Phelps delivered an oral opinion to the Special Committee, which was later confirmed by delivery of a written opinion, dated May 12, 2023, addressed to the Special Committee to the effect that, subject to and based on the assumptions made therein, as of the date of such opinion, the Exchange Ratio and the Reclassification Consideration are fair, from a financial point of view, to the Unaffiliated Shareholders.

The full text of the written opinion of Duff & Phelps, dated as of May 12, 2023, is attached to this Proxy Statement as Exhibit D and is hereby incorporated into this Proxy Statement by reference in its entirety. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Duff & Phelps in rendering its opinion. We encourage you to read the entire opinion and the summary of Duff & Phelps’s opinion below carefully and in their entirety. The summary of the opinion of Duff & Phelps set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion.

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Duff & Phelps’s opinion was provided for the information of, and directed to, the Special Committee, in its capacity as such, for its information and assistance in connection with its consideration of the financial terms of the Reclassification. Neither Duff & Phelps’s opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement is intended to be or constitutes a recommendation to any shareholder of the Company as to how such shareholder should act with respect to the Reclassification.

Duff & Phelps’s opinion was approved by its fairness opinion committee.

Scope of Duff & Phelps’s Analysis

In connection with its opinion, Duff & Phelps conducted such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’s procedures, investigations and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	Review of the following documents:

•	The Company’s annual report on Form 10-K for the year ended March 26, 2022, as filed with the SEC, including the Company’s audited financial statements as of and for the year ended March 26, 2022;

•

The Company’s quarterly report on Form 10-Q for the quarter ended December 24, 2022, as filed with the SEC, including the Company’s unaudited financial statements as of and for the three and nine months ended December 24, 2022;

•	The Restated Certificate of Incorporation of the Company as amended to the date of the opinion, including the current conversion ratio set forth therein; and

•	Documents related to the Reclassification, including drafts of the Reclassification Agreement and the Proposed Class C Amendments;

•	Discussed the information referred to above and the background and other elements of the Reclassification with the Special Committee;

•	Reviewed the historical trading price and trading volume of the Company’s common stock;

•

Compared certain financial terms of the Reclassification with the financial terms, to the extent publicly available, of certain other reclassification transactions that Duff & Phelps deemed relevant; and

•	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Summary of Financial Analyses by Duff & Phelps

The following is a summary of the material financial analyses performed by Duff & Phelps in connection with rendering its opinion to the Special Committee. Duff & Phelps noted that the analyses have been designed specifically for the opinion and may not translate to any other purposes. The preparation of a fairness opinion is a complex analytical process, and therefore is not readily susceptible to partial analysis or summary description. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentations to the Special Committee and its opinion, it does not purport to be a comprehensive description of all analyses and factors considered by Duff & Phelps. The opinion is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the opinion attached as Exhibit D to this Proxy Statement.

In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any particular analysis or factor considered by it and did not draw, in isolation, conclusions from or with regard to any one analysis or factor for purposes of its opinion, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors considered by Duff & Phelps, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying the opinion. The conclusion reached by Duff & Phelps, therefore, is based on the application of Duff & Phelps’s own experience and judgment to all analyses and factors considered by Duff & Phelps, taken as a whole.

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Selected Reclassification Transaction Analysis

Using publicly available information, Duff & Phelps reviewed 18 public companies that undertook comparable reclassification transactions (collectively, the “selected reclassification transactions”). These selected reclassification transactions were deemed to be the most sufficiently analogous in evaluating the Reclassification based on the judgment and experience of Duff & Phelps. The list of the public companies that undertook the selected reclassification transactions were:

•	Aaron’s Inc.;

•	Constellation Brands, Inc.;

•	Continental Airlines, Inc.;

•	CoolBrands International Inc.;

•	Dairy Mart Convenience Stores, Inc.;

•	Diaz Resources Ltd;

•	Forest City Realty Trust, Inc.;

•	Hubbell Incorporated;

•	Kaman Corporation;

•	Methode Electronics, Inc.;

•	PacifiCare HealthCare Systems Inc.;

•	ProMetic Life Sciences Inc.;

•	Reader’s Digest Association, Inc.;

•	Remington Oil and Gas Corporation;

•	Sotheby’s Holdings, Inc.;

•	Stewart Information Services Corporation;

•	The Robert Mondavi Corporation; and

•	The Trade Desk, Inc.

None of the selected reclassification transactions is directly comparable to the Reclassification, and Duff & Phelps does not have access to non-public information with respect to the selected reclassification transactions. Accordingly, a financial analysis of the Reclassification cannot rely solely upon a quantitative review of the selected reclassification transactions because such analysis involves complex considerations and judgments concerning differences in capital structure, share ownership and voting rights of those companies, as well as other factors that could affect the comparability of the selected reclassification transactions. Therefore, the selected reclassification transactions analysis is subject to certain limitations.

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Using publicly available information, Duff & Phelps reviewed for each selected reclassification transaction, among other information, the premiums paid to the “control” class of stock and the resultant dilution realized by the “non control” class of stock. For purposes of this analysis, “control” is characterized by possessing superior voting rights sufficient to control, effectively control or block shareholder or board actions. The table below summarizes the results of this analysis for the selected reclassification transactions identified above and the corresponding information of the Company in the Reclassification of Class C Preferred Stock.

Date Announced	Company	Controlling Shareholder Ownership of High Vote	Controlling Shareholder % of Total Voting	Pre- Transaction Majority Control	High Vote Economic Interest		High Vote % of Voting		Premium (%)[10]	Premium % of Total Equity
					Pre	Post	Pre	Post
6/30/2022	Constellation Brands, Inc.	98%	60%	✓	11%	11%	55%	11%	26.5%	2.9%
10/27/2020	The Trade Desk, Inc.[1]	98%	54%	✓	11%	11%	54%	11%	0.0%	0.0%
12/6/2016	Forest City Realty Trust, Inc.[2]	92%	40%	✓	7%	9%	44%	9%	31.0%	2.2%
1/27/2016	Stewart Information Services Corporation[3]	100%	5%		4%	4%	4%	4%	34.8%	1.5%
8/24/2015	Hubbell Incorporated[4]	49%	36%		12%	12%	74%	12%	28.3%	3.5%
9/13/2010	Aaron’s Inc.[1]	61%	61%	✓	14%	14%	100%	14%	0.0%	0.0%
12/13/2005	CoolBrands International Inc.	99%	55%	✓	11%	11%	55%	11%	0.0%	0.0%
9/13/2005	ProMetic Life Sciences Inc.[1]	100%	53%	✓	10%	10%	53%	10%	0.0%	0.0%
9/8/2005	Sotheby’s Holdings, Inc.	100%	62%	✓	22%	12%	74%	12%	19.4%	4.2%
6/7/2005	Kaman Corporation	82%	82%	✓	3%	6%	100%	6%	258.8%	7.5%
3/31/2005	Diaz Resources Ltd.	72%	62%	✓	10%	10%	73%	10%	0.0%	0.0%
8/23/2004	The Robert Mondavi Corporation[5]	76%	82%	✓	36%	39%	85%	39%	16.5%	5.9%
10/16/2002	Reader’s Digest Association, Inc.	50%	50%	✓	12%	10%	100%	10%	24.6%	3.0%
8/20/2002	Methode Electronics, Inc.[5]	86%	20%	✓	3%	0%	24%	0%	152.5%	4.6%
11/6/2000	Continental Airlines, Inc.	79%	60%	✓	19%	11%	70%	11%	30.4%	5.7%
11/9/1999	Dairy Mart Convenience Stores, Inc.[4,5]	44%	36%		31%	33%	81%	33%	10.0%	3.1%
5/4/1999	PacifiCare Health Systems Inc.[4,6]	40%	40%		32%	32%	100%	32%	12.7%	1.6%
6/22/1998	Remington Oil & Gas Corporation	57%	57%	✓	16%	18%	100%	18%	15.0%	2.4%
Reclassification of Class C Preferred Stock	Monro, Inc.[7,8]	100%	1.4%		1.4%	3.7%	1.4%	3.7%	162.0%	2.3%[9]

1	Automatic reclassification occurs if high vote shares fall below 10% of total shares.

2	High vote shareholders had the ability to elect 9 out of 13 directors.

3	Reclassification resulted in no change in votes per share. High vote shareholders had the ability to elect 4 out 9 directors and the chairman of the board.

4	High vote shareholders had negative control rights regarding matters that require two-thirds voting.

5	High vote shareholders had the ability to elect 75% of the board.

6	Premium reflects premium to shares held by UniHealth only.

7

Approval by at least 60% of the shares of Class C Preferred Stock, voting as a separate class, or unanimous written consent by Class C Shareholders is required to effect or validate any action taken by the common shareholders.

8	Economic interest and voting percentages reflect as-converted basis, based on 31,396,352 shares of common stock outstanding as of January 20, 2023.

9	Reflects percentage of total equity including Class C Preferred Stock based on common stock price of $49.49 as of May 9, 2023.

10

Premium represents consideration paid over and above what a holder would be entitled to upon conversion, whether paid in cash, in additional shares through an adjustment to the conversion ratio, or a combination of the two.

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This analysis indicated the mean, median and range of (i) premium paid to the “control” class of stock and (ii) premium as a percentage of a company’s total equity with respect to the selected reclassification transactions identified above. The results of this analysis were as follows:

	Premium (%) [1]	Premium % of total equity
Mean of selected reclassification transactions	36.7%	2.7%
Median of selected reclassification transactions	18.0%	2.6%
Range of selected reclassification transactions	0.0%—258.8%	0.0%—7.5%
Reclassification of Class C Preferred Stock	162.0%	2.3%

[1]

Premium represents consideration paid over and above what a holder would be entitled to upon conversion, whether paid in cash, in additional shares through an adjustment to the conversion ratio, or a combination of the two.

As summarized in the table above, premium to be paid to Class C Shareholders and premium as a percentage of the Company’s total equity with respect to the Reclassification were 162.0% and 2.3%, respectively, which were within the ranges set forth above with respect to the selected reclassification transactions. Duff & Phelps noted to the Special Committee that the more relevant metric is the premium percentage of total equity (2.3%), because premium percentage can vary dramatically depending on whether the high vote economic interest represents a small or large percentage of a subject company’s total equity.

Historical Trading Analysis

Duff & Phelps reviewed, for informational purposes, historical data with regard to the closing prices of shares of the Company’s common stock for the 52-week and 104-week periods ending on May 9, 2023. During this period, the closing price of shares of the Company’s common stock ranged from 52-week and 104-week lows of $38.80 and $38.80 per share, respectively, to 52-week and 104-week highs of $54.97 and $70.85 per share, respectively.

Summary Conclusion

Duff & Phelps determined the implied premiums based on the Reclassification as summarized below:

Premium (shares)[1]	Premium (%)	Premium ($ in millions) [2]	Premium % of equity value [2,3]
745,000	162.0%	$36.9	2.3%

[1]	Reflects as-converted basis, based on 31,396,352 shares of the Company’s common stock outstanding as of January 20, 2023.

[2]	Based on the Company’s common stock price of $49.49 as of May 9, 2023.

[3]	Reflects premium as a percentage of common equity value.

Subject to the assumptions, qualifications, and limitations set forth in the opinion, Duff & Phelps determined that the Exchange Ratio and the Reclassification Consideration to be paid by the Company in the Reclassification are fair, from a financial point of view, to the Unaffiliated Shareholders.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering its opinion with respect to the Reclassification, Duff & Phelps, with the Company’s and the Special Committee’s consent:

•

Relied upon the accuracy, completeness and fair presentation of all information, data, advice, opinions, and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

•

Relied upon the fact that the Special Committee, the Board of Directors, and the Company have been advised by counsel as to all legal matters with respect to the Reclassification, including whether all procedures required by law to be taken in connection with the Reclassification have been duly, validly and timely taken;

•	Assumed that the representations and warranties made in the Reclassification Agreement are accurate;

•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

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•

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•

Assumed that all of the conditions required to implement the Reclassification will be satisfied and that the Reclassification will be completed in accordance with the Reclassification Agreement and the Proposed Class C Amendments without any amendments thereto or any waivers of any terms or conditions thereof; and

•

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Reclassification will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Reclassification.

Duff & Phelps delivered an oral opinion to the Special Committee on May 11, 2023, which was later confirmed by delivery of a written opinion, dated May 12, 2023. The opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the sale of the Company, the assets, businesses or operations of the Company, or any alternatives to the Reclassification, (ii) negotiate the terms of the Reclassification, and therefore, Duff & Phelps assumed that such terms were the most beneficial terms, from the Unaffiliated Shareholders’ perspective, that could, under the circumstances, be negotiated among the parties to the Reclassification Agreement and the Reclassification, (iii) advise the Special Committee or any other party with respect to alternatives to the Reclassification or (iv) consider any aspects of the Reclassification other than the Reclassification Amendment, such as the Liquidation Preference Amendment, or evaluate the fairness of the existing conversion ratio prior to the Reclassification.

Duff & Phelps did not express any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Reclassification. The opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s creditworthiness, as tax advice, or as accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Reclassification Consideration, or with respect to the fairness of any such compensation.

Fees and Expenses, Prior Relationships

Under the terms of the Special Committee’s engagement letter with Duff & Phelps, the Company has agreed to pay Duff & Phelps an aggregate fee of $750,000, $300,000 of which was paid upon its engagement, $200,000 of which was paid upon Duff & Phelps delivering its opinion to the Special Committee (regardless of the conclusion reached in the opinion), and $250,000 of which is to be paid upon the consummation of the Reclassification. In addition, the Company has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses and reasonable fees and expenses of outside legal counsel retained by Duff & Phelps, not to exceed $75,000 without the Company’s prior approval (not to be unreasonably withheld, conditioned or delayed). The terms of the fee arrangement with Duff & Phelps were negotiated at arm’s length between the Special Committee and Duff & Phelps. No portion of Duff & Phelps’s fee was contingent on the conclusions reached in its opinion.

During the two years preceding the date of the opinion, Duff & Phelps has not had any material relationship with any party to the Reclassification for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. Duff & Phelps may provide valuation and financial advisory services to the Company or the Board of Directors (or any committee thereof) in the future.

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Regulatory Matters

We are not aware of any material regulatory requirements that must be complied with or regulatory approvals that must be obtained prior to completion of the Reclassification, other than compliance with applicable federal and state securities laws and the filing of the Proposed Class C Amendments with the Department of State of the State of New York.

Interests of Certain Persons in the Reclassification

In considering the recommendation of the Board of Directors, shareholders should be aware that some of the Company’s executive officers, directors and their respective affiliates (including Mr. Solomon and the other Class C Shareholders) have interests in the Reclassification that are different from, or in addition to, the interests of some or all holders of shares common stock.

Certain of our executive officers and directors and their affiliates own beneficial interests in shares of common stock as described in the table contained in the section of this Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management” and the accompanying notes thereto. As of June 26, 2023, the Class C Shareholders owned of record approximately 1.5% of the outstanding shares of common stock and 100% of the outstanding shares of Class C Preferred Stock. The Class C Shareholders are party to the Reclassification Agreement, pursuant to which, among other things, the Class C Shareholders agreed to vote all shares of common stock and Class C Preferred Stock owned of record by them in favor of the Reclassification Amendment Proposal and against any other action, agreement or transaction involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent or materially impair or materially delay the consummation of the Reclassification. In addition, pursuant to the Reclassification Agreement (and each as further described in the section of this Proxy Statement entitled “The Reclassification Agreement”), (i) the Class C Shareholders will be entitled to certain board nomination rights through the Sunset Date, (ii) the Company has agreed to reimburse the Class C Shareholders for reasonable, documented and out-of-pocket fees and expenses of the Class C Shareholders incurred in connection with the negotiation, execution and delivery of the Reclassification Agreement and consummation of the transactions contemplated by the Reclassification Agreement, including the Reclassification, up to an aggregate amount of $300,000, and (iii) the Company has agreed to indemnify the Class C Shareholders, certain family members of the Class C Shareholders and certain related individuals and entities of the foregoing for any out-of-pocket costs and expenses incurred by such indemnified party related to any actions or proceedings related to the Reclassification Agreement or the transactions contemplated thereby, including the Reclassification, subject to certain exceptions, such as claims or proceedings brought by the Company against the Class C Shareholders for breach of the Reclassification Agreement.

The members of the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Reclassification Agreement and unanimously recommending that the Board of Directors approve the Reclassification Agreement and the Proposed Class C Amendments and declare that the Reclassification Agreement and the Proposed Class C Amendments were advisable, fair to and in the best interests of the Monro and the Unaffiliated Shareholders. Further, the members of the Board of Directors were aware of and considered these interests, among other matters, when the Board of Directors (other than Mr. Solomon) approved the Reclassification Agreement and the Proposed Class C Amendments and the consummation of the Reclassification, and determined and declared that the terms of the Reclassification Agreement, the Proposed Class C Amendments and the Reclassification are advisable, fair to and in the best interests of Monro and the Unaffiliated Shareholders

Legal Effectiveness of the Reclassification Amendment

The filing by the Company of the Reclassification Amendment shall be subject to the Liquidation Preference Amendment being approved by shareholders at this Annual Meeting. If the Liquidation Preference Amendment is not approved at this Annual Meeting, the Company will not file the Reclassification Amendment with the Department of State of the State of New York. In addition, if either of the Reclassification Amendment or the Liquidation Preference Amendment is not approved at the Annual Meeting, each of the Company and the holders of the Class C Preferred Stock will have the right to terminate the Reclassification Agreement, subject to certain conditions, in which case the Company will not be required to file the Reclassification Amendment and the Liquidation Preference Amendment with the Department of State of the State of New York irrespective of whether one such amendment has been approved. For additional information regarding the Liquidation Preference Amendment, see Proposal 8 (Approval of Class C Preferred Stock Liquidation Preference Amendment) on page 83.

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If shareholders approve Reclassification Amendment by (i) an affirmative vote of the holders of at least a majority of the issued and outstanding shares of common stock, (ii) an affirmative vote of the holders of at least a majority of the issued and outstanding shares of common stock other than holders of Class C Preferred Stock, voting as a separate class, and (iii) an affirmative vote of the holders at least a majority of the issued and outstanding shares of Class C Preferred Stock, voting as a separate class, and additionally approve the Liquidation Preference Amendment, we will file the Reclassification Amendment with the Department of State of the State of New York. The holders of the Class C Preferred Stock are expected to vote to approve the Reclassification Amendment at the Annual Meeting.

The Reclassification Amendment will become effective upon its filing. If shareholders do not approve the Reclassification Amendment by the requisite vote and additionally approve the Liquidation Preference Amendment, as described above, then the Reclassification Amendment will not be filed with the Department of State of the State of New York, the Reclassification Agreement may be terminated as described above, and the Reclassification will not be effectuated.

An affirmative vote of the holders of at least a majority of (i) the issued and outstanding shares of common stock, (ii) the issued and outstanding shares of common stock, other than holders of Class C Preferred Stock, and (iii) the issued and outstanding shares of Class C Preferred Stock, in each case as of the record date and each voting as a separate class, is required to adopt Proposal 7. Abstentions and broker non-votes will have the effect of a vote against Proposal 7. If this proposal does not receive the requisite approvals by the shareholders at the Annual Meeting, the Reclassification Amendment will not be implemented, the Reclassification Agreement may be terminated as described above, and the Reclassification will not be effectuated.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE RECLASSIFICATION AMENDMENT.

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THE RECLASSIFICATION AGREEMENT

This section describes the material terms of the Reclassification Agreement, which was executed on May 12, 2023. The description of the Reclassification Agreement in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Reclassification Agreement, a copy of which is attached as Exhibit C to this Proxy Statement and is incorporated by reference. This summary does not purport to be complete and may not contain all of the information about the Reclassification Agreement that is important to you. You are encouraged to read the Reclassification Agreement carefully and in its entirety.

Explanatory Note Regarding the Reclassification Agreement

The Reclassification Agreement and this summary are included solely to provide you with information regarding its terms. The representations, warranties and covenants made in the Reclassification Agreement by the Company and the Class C Shareholders were made solely for the purposes of the Reclassification Agreement and, in some cases, as of specific dates and were qualified and subject to important limitations agreed to in connection with the negotiation of the Reclassification Agreement. In particular, in your review of the representations and warranties contained in the Reclassification Agreement and described in this summary it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Reclassification Agreement may have the right to not effect the Reclassification and that the representations and warranties may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to Monro shareholders and reports and documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Reclassification Agreement. Accordingly, the representations and warranties and other provisions of the Reclassification Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this Proxy Statement, the documents incorporated by reference into this Proxy Statement, and reports, statements and filings that the Company and certain Class C Shareholders file with the SEC from time to time.

Conditions to the Company and/or the Class C Shareholders’ Obligation to Complete the Reclassification

Under the terms of the Reclassification Agreement, the Company and the Class C Shareholders’ obligations to complete the Reclassification are each subject to customary conditions, including, among others:

•

the adoption and approval by (a) a majority of the issued and outstanding shares of common stock, voting as a separate voting class, (b) a majority of the issued and outstanding shares of common stock held by the Unaffiliated Shareholders, voting as a separate voting class, and (c) a majority of the issued and outstanding shares of Class C Preferred Stock, voting as a separate voting class; and

•	the absence of any governmental order or law preventing, prohibiting or enjoining the Reclassification from being consummated or the Proposed Class C Amendments from becoming effective.

Under the terms of the Reclassification Agreement, the Company’s obligation to complete the Reclassification is also subject to, among others, the following customary conditions:

•	the accuracy of the representations and warranties of the Class C Shareholders (subject to certain materiality standards); and

•

each Class C Shareholder shall have performed in all material respects all of the obligations under the Reclassification Agreement required to be performed by such Class C Shareholder at or before to the closing.

Under the terms of the Reclassification Agreement, the Class C Shareholders’ obligation to complete the Reclassification is also subject to, among others, the following customary conditions:

•	the accuracy of the representations and warranties of the Company (subject to certain materiality standards); and

•	the Company shall have performed in all material respects all of the obligations under the Reclassification Agreement required to be performed by the Company at or before the closing.

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Covenants Regarding Submission and Voting for the Proposals

Submission for Vote at Annual Meeting

Pursuant to the Reclassification Agreement, the Company agreed to submit the Liquidation Preference Amendment Proposal and the Reclassification Amendment Proposal to the shareholders of the Company at the Annual Meeting and to solicit from shareholders proxies in favor of the approval of such proposals. In connection with the foregoing, the Company agreed to prepare and file with the SEC this Proxy Statement in connection with the Annual Meeting and, promptly after such filing, mail the Proxy Statement to the Company’s shareholders in connection with the Annual Meeting.

Board Recommendation

The Company agreed to include in this proxy statement (i) the Board of Directors’ recommendation that the shareholders of the Company approve and adopt the Proposed Class C Amendments, (ii) the unanimous recommendation of the Special Committee to the Board of Directors that the Board of Directors determine that the Proposed Class C Amendments are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Shareholders, and (iii) the recommendation of the Board of Directors to the shareholders of the Company that they approve the Liquidation Preference Amendment Proposal and the Reclassification Amendment Proposal.

Agreement of Class C Shareholders to Vote for Proposals

Until the earlier of the closing of the Reclassification and the termination of the Reclassification Agreement, the Class C Shareholders irrevocably and unconditionally agreed to appear, in person or by proxy, at the Annual Meeting, including any postponement or adjournment of the Annual Meeting, or otherwise cause all shares of common stock and Class C Preferred Stock beneficially owned by the Class C Shareholders to be counted as present thereat for purposes of determining a quorum, and vote (or cause to be voted) all shares of common stock and Class C Preferred Stock beneficially owned by the Class C Shareholders:

•

in favor of the Liquidation Preference Amendment Proposal and the Reclassification Amendment Proposal and any proposal to postpone or adjourn any meeting of the shareholders of the Company at which the Liquidation Preference Amendment Proposal and the Reclassification Amendment Proposal are submitted for consideration and vote of the Company’s shareholders to a later date, if there are not sufficient votes for approval of such matters or to establish a quorum for such meeting;

•

unless otherwise directed in writing by the Special Committee, against any action, agreement or transaction that would reasonably be expected to be inconsistent with or contrary to the terms and conditions of any Proposed Class C Amendment or result in any of the conditions to the closing of the Reclassification described in the Reclassification Agreement not being satisfied on or before December 31, 2023;

•

unless otherwise directed in writing by the Special Committee, against any nominees for election as directors at the Annual Meeting other than those nominees recommended by the Board of Directors or required to be recommended by the Board of Directors in accordance with the Reclassification Agreement; and

•

against any other action, agreement or transaction involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent or impair or delay the consummation of the Reclassification or the other transactions contemplated by the Reclassification Agreement or the performance by the Company or each Class C Shareholder of its obligations under the Reclassification Agreement.

In furtherance of the Class C Shareholders’ voting obligations described above, the Reclassification Agreement also provides that each member of the Class C Shareholders irrevocably appointed Peter J. Solomon, a director of Monro and the principal holder of the shares of Class C Preferred Stock (including through trusts controlled by him), as the Class C Shareholders’ proxy for the purposes of voting all shares of common stock and Class C Preferred Stock beneficially held by the Class C Shareholders consistent with the terms described above.

Each Class C Shareholder further agreed that, prior to the earlier of the closing of the Reclassification and the termination of the Reclassification Agreement, such Class C Shareholder will not, directly or indirectly:

•

grant any proxies or enter into any voting trust or similar agreement with respect to the voting of the shares of Class C Preferred Stock (except as set forth in the Reclassification Agreement or otherwise in existence among the Class C Shareholders at the time of signing of the Reclassification Agreement);

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•

pledge, hypothecate, convert, sell, exchange, donate, assign, transfer, distribute encumber or otherwise dispose of, or enter into any contract or understanding with respect to the foregoing (in each case, except as permitted under the Company’s Certificate of Incorporation); or

•	enter into any hedging, derivative, swap or other financial risk management contract with respect to any shares of Class C Preferred Stock.

Notwithstanding the foregoing, the Class C Shareholders agreed that prior to the earlier of the closing of the Reclassification and the termination of the Reclassification Agreement, it will continue to hold the power to vote or direct the voting of at least a majority of the issued and outstanding shares of Class C Preferred Stock.

The Company’s and the Class C Shareholders’ Mutual Obligations

Each of the Company and the Class C Shareholders have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable under applicable law, to carry out the provisions of the Reclassification Agreement and to consummate and make effective the Reclassification and the other transactions contemplated by the Reclassification Agreement.

Board Nomination Rights

The Company and the Class C Shareholders agreed to a board nomination right for the benefit of the Class C Shareholders and certain limitations on such right. Specifically, so long as the Class C Shareholders, in the aggregate, continue to beneficially own at least 50% of all shares of the Class C Preferred Stock issued and outstanding as of the date of the Reclassification Agreement, the Board of Directors (and all applicable committees thereof) will (i) nominate Mr. Solomon (or a replacement individual designated by the Class C Shareholders reasonably acceptable to the Nominating and Corporate Responsibility Committee of the Board of Directors, if Mr. Solomon voluntarily resigns, becomes unable to serve, is unwilling to stand for election as or fails to be re-elected at the applicable annual meeting of the shareholders as a director of the Company) for election as a director of the Company at the Annual Meeting and each of the 2024 and 2025 annual meetings of the shareholders, (ii) recommend that shareholders vote to elect Mr. Solomon (or his replacement individual) at each such annual meeting and (iii) recommend and solicit proxies for the election of Mr. Solomon (or his replacement individual) at each such annual meeting in the same manner as for other nominees for election by the Board of Directors (or any committee thereof) as a director.

The Company also agreed to include Mr. Solomon (or his replacement individual) in the slate of nominees recommended by the Board of Directors (and all applicable committees thereof) in the Company’s proxy statement for each such annual meeting.

Tax Matters

The Company and the Class C Shareholders agreed they will each prepare and file all tax returns consistent with the intended tax treatment of the reclassification transaction and will not take any inconsistent position on any tax return or during the course of any audit, litigation or other proceeding with respect to taxes, except as otherwise required following the resolution of a diligently contested audit.

Expense Reimbursement and Indemnification

The Company and the Class C Shareholders also agreed that the Company will pay or reimburse the Class C Shareholders for reasonable, documented and out-of-pocket fees and expenses of the Class C Shareholders incurred in connection with the negotiation, execution and delivery of the Reclassification Agreement and consummation of the transactions contemplated by the Reclassification Agreement, including the Reclassification, up to an aggregate amount of $300,000, unless otherwise agreed between the parties.

In addition, the Company will indemnify the Class C Shareholders, certain family members of the Class C Shareholders and certain related individuals and entities of the foregoing for any out-of-pocket costs and expenses incurred by such indemnified party related to any actions or proceedings related to the Reclassification Agreement or the transactions contemplated thereby, including the Reclassification. However, the Company’s indemnification obligations to the indemnified parties do not extend to any loss, liability or damage with respect to taxes or actions or proceedings that are brought by the Company against any Class C Shareholder for breach of the Reclassification Agreement or finally

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adjudicated by a court of competent jurisdiction that a Class C Shareholder, in such Class C Shareholder’s capacity as a director of the Company, has breached such his or her fiduciary duties owed to the Company or shareholders of the Company.

Termination

The obligations of the Company and the Class C Shareholders under the Reclassification Agreement are subject to certain rights of termination. Subject to certain requirements and exceptions, the Company may terminate the Reclassification Agreement if there has been a breach by the Class C Shareholders of their representations, warranties, covenants or agreements contained in the Reclassification Agreement that would cause a failure of the relevant closing conditions and such breach has not been waived by the Company or, if capable of being cured, remains uncured within the specified cure period. Subject to certain requirements and exceptions, Mr. Solomon, on behalf of the Class C Shareholders, may terminate the Reclassification Agreement if there has been a breach by the Company of its representations, warranties, covenants or agreements contained in the Reclassification Agreement that would cause a failure of the relevant closing conditions and such breach has not been waived by the Class C Shareholders or, if capable of being cured, remains uncured within the specified cure period. Additionally, subject to certain exceptions, there are mutual termination rights that include, but are not limited to, the right of either the Company or Mr. Solomon, on behalf of the Class C Shareholders, to terminate the Reclassification Agreement:

•	if the closing contemplated by the Reclassification Agreement does not occur on or prior to December 31, 2023;

•	if requisite shareholder approvals of the Proposed Class C Amendments are not obtained in accordance with the terms of the Reclassification Agreement at the Annual Meeting; or

•

if any permanent legal restraint has been issued or comes into effect that permanently prevents, prohibits or enjoins the consummation of the Reclassification or the Proposed Class C Amendments from becoming effective, and such legal restraint has become final and non-appealable.

No termination of the Reclassification Agreement by the Company will be effective unless and until such action is approved by the Special Committee.

Representations and Warranties

The Reclassification Agreement contains representations and warranties by each of the parties. These representations and warranties have been made solely for the benefit of the other party to the Reclassification Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the Reclassification Agreement should not be read alone, but instead should be understood in the context in which they were given and read together with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference herein.

The representations and warranties made by the Company in the Reclassification Agreement relate to, among other topics, the following:

•	valid existence and corporate power and authority of the Company relative to the execution, delivery and performance of the Reclassification Agreement;

•	capital structure of the Company;

•

the absence of conflicts with, or violations of, the organizational documents of the Company, any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company is a party (other than any compensation or similar plan or arrangement), or any governmental order or law applicable to the Company;

•

the Board of Directors’ authorization and approval of the Reclassification Agreement and the Proposed Class C Amendments and the consummation of the Reclassification and the other transactions contemplated

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by the Reclassification Agreement, and the recommendation to the shareholders of the Company that they approve the Liquidation Preference Amendment Proposal and the Reclassification Amendment Proposal;

•	receipt by the Special Committee of the opinion from Duff & Phelps;

•	absence of certain litigation; and

•	absence of finders’ fees.

The representations and warranties made by the Class C Shareholders in the Reclassification Agreement relate to, among other topics, the following:

•	title to the shares of common stock and Class C Preferred Stock beneficially owned by the Class C Shareholders;

•	valid existence and corporate power and authority or individual capacity, as applicable;

•

authority of the Class C Shareholders relative to execution and delivery of the Reclassification Agreement and the absence of conflicts with, or violations of, organizational documents of the Class C Shareholders or any law applicable to the Class C Shareholders;

•	absence of certain litigation; and

•	absence of finders’ fees.

Amendments and Waivers

The Reclassification Agreement may not be altered, amended or supplemented except by an agreement in writing signed by the Company and the Class C Shareholders; provided that the Company may not agree to amend the Reclassification Agreement unless and until such amendment is approved by the Special Committee. The Company may not waive any right or condition to its obligations under the Reclassification Agreement before the Sunset Date unless and until such waiver is approved by the Special Committee.

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PROPOSAL NO. 8 — APPROVAL OF CLASS C PREFERRED STOCK LIQUIDATION PREFERENCE AMENDMENT

We are asking our shareholders to vote on an amendment to the Company’s Certificate of Incorporation to provide that each holder of Class C Preferred Stock be entitled to receive, for each share of Class C Preferred Stock held by such holder upon a liquidation, dissolution or winding up of the affairs of the Company, an amount equal to the greater of (i) $1.50 per share and (ii) the amount such holder would have received had such share of Class C Preferred Stock been converted to shares of common stock immediately prior to such liquidation, dissolution or winding up (such amendment, the “Liquidation Preference Amendment”), as described below and set forth in Exhibit E of this Proxy Statement, which would be effected in connection with the Reclassification as described in Proposal 7 (Reclassification Amendment Proposal). We refer to this Proposal as the “Liquidation Preference Amendment Proposal.”

We are asking our shareholders to vote on the Liquidation Preference Amendment Proposal in this Proposal 8. The Board of Directors recommends that you vote “FOR” the Liquidation Preference Amendment Proposal.

In connection with the approval of the Reclassification Agreement, the Board of Directors approved the Liquidation Preference Amendment, upon the unanimous recommendation of the Special Committee of the Board of Directors and recommended its adoption by the Company’s shareholders. If adopted by the Company’s shareholders, the Liquidation Preference Amendment would become effective upon the filing of that document with the Department of State of the State of New York. The Company intends to make such filing promptly after the Annual Meeting.

Amendment of Class C Preferred Stock Liquidation Preference

In connection with the Reclassification, the Board has proposed amending the terms of the outstanding Class C Preferred Stock as required pursuant to the Reclassification Agreement.

As currently in effect as of the date of this Proxy Statement, the Company’s Certificate of Incorporation provides that each holder of Class C Preferred Stock is entitled to receive, for each share of Class C Preferred Stock held by such holder upon a liquidation, dissolution or winding up of the affairs of the Company, $1.50 per share. The Liquidation Preference Amendment would amend such provision to instead entitle each holder of Class C Preferred Stock to receive an amount equal to the greater of (i) $1.50 per share and (ii) the amount such holder would have received had such share of Class C Preferred Stock been converted to shares of common stock immediately prior to such liquidation, dissolution or winding up. No additional Class C Preferred Stock is being issued in connection with the Liquidation Preference Amendment, nor are the terms of the Class C Preferred Stock, taken as a whole, otherwise being altered.

For additional information regarding the background, reasons, and terms of the Reclassification and the Reclassification Agreement and the amendment of the Class C Preferred Stock liquidation preference, as well as the related opinion of our financial advisor, see Proposal 7 (Reclassification Amendment Proposal) on page 57.

Legal Effectiveness of the Liquidation Preference Amendment

If either of the Reclassification Amendment or the Liquidation Preference Amendment is not approved at the Annual Meeting, each of the Company and the holders of the Class C Preferred Stock will have the right to terminate the Reclassification Agreement, subject to certain conditions, in which case the Company will not be required to file the Reclassification Amendment and the Liquidation Preference Amendment with the Department of State of the State of New York irrespective of whether the one such amendment has been approved. In addition, the filing by the Company of the Reclassification Amendment described in Proposal 7 shall be subject to the Liquidation Preference Amendment being approved by shareholders at the Annual Meeting. For additional information regarding the Reclassification Amendment, see Proposal 7 (Reclassification Amendment Proposal) on page 57.

If shareholders approve the Liquidation Preference Amendment by (i) an affirmative vote of the holders of at least a majority of the issued and outstanding shares of common stock, (ii) an affirmative vote of the holders of at least a majority of the issued and outstanding shares of common stock other than holders of Class C Preferred Stock, voting as a separate class, and (iii) an affirmative vote of the holders at least a majority of the issued and outstanding shares of Class C Preferred Stock, voting as a separate class, and the Reclassification Agreement has not been terminated,

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we will file the Liquidation Preference Amendment with the Department of State of the State of New York. The holders of the Class C Preferred Stock are expected to vote to approve the Liquidation Preference Amendment at the Annual Meeting.

The Liquidation Preference Amendment will become effective upon its filing. If shareholders do not approve the Liquidation Preference Amendment by the requisite vote or if the Reclassification Agreement has been terminated, each as described above, then the Liquidation Preference Amendment will not be filed with the Department of State of the State of New York, the Reclassification Amendment, even if approved, will not be implemented, and the terms of the Certificate of Incorporation governing the Class C Preferred Stock liquidation preference will not be amended, nor will the Reclassification be effectuated.

An affirmative vote of the holders of at least a majority of (i) the issued and outstanding shares of common stock, (ii) the issued and outstanding shares of common stock, other than holders of Class C Preferred Stock, and (iii) the issued and outstanding shares of Class C Preferred Stock, in each case as of the record date and each voting as a separate class, is required to adopt Proposal 8. Abstentions and broker non-votes will have the effect of a vote against Proposal 8. If this proposal does not receive the requisite approvals by the shareholders at the Annual Meeting, the Liquidation Preference Amendment will not be implemented, the Reclassification Amendment, even if approved, will not be implemented, and the terms of the Certificate of Incorporation governing the Class C Preferred Stock liquidation preference will not be amended, nor will the Reclassification be effectuated.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE LIQUIDATION PREFERENCE AMENDMENT.

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OTHER IMPORTANT INFORMATION

Shareholder Proposals for the 2024 Annual Meeting

Any shareholder who intends to present a proposal at our 2024 annual meeting of shareholders must deliver notice of the proposal to the Secretary of the Company at this address:

Monro, Inc.

200 Holleder Parkway

Rochester, New York 14615

We must receive any shareholder proposals by the dates below for those proposals to be considered timely:

•	March 8, 2024 if the proposal is submitted for inclusion in the Company’s proxy materials for the 2024 annual meeting of shareholders pursuant to Exchange Act Rule 14a-8; or

•

No earlier than February 17, 2024 and no later than April 17, 2024, assuming that the 2024 annual meeting of shareholders is held on August 15, 2023, if the proposal is submitted according to the requirements in our Certificate of Incorporation.

If less than 50 days’ notice or prior public disclosure is given of the date the 2024 annual meeting of shareholders, shareholders may submit proposals so that they are received by the Company by the close of business on the tenth day following the notice of the date of the 2024 annual meeting of shareholders. Shareholders may nominate candidates for our Board of Directors by the same deadlines as proposals for business to come before the 2024 annual meeting of shareholders. For shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees, see the “Corporate Governance Practices and Policies — Nominating Process” section above.

Each notice of business or nomination must set forth the information required by the Certificate of Incorporation. Submitting a notice does not ensure that the proposal will be raised at our annual meeting of shareholders. The chair of the meeting has discretion to determine whether the notice of business or nomination was made according to the procedures provided in our Certificate of Incorporation and may determine to disregard the proposal or nominee. You may obtain additional information and a copy of the Certificate of Incorporation by submitting a written request to the Secretary of the Company at the address above.

Notice Regarding Delivery of Shareholder Documents

The SEC permits us to send a single set of annual disclosure documents to shareholders who share an address, unless you have instructed us otherwise. This “householding” process reduces the volume of duplicate information you receive and reduces our printing and mailing expenses. If you share an address with another shareholder and have received only one set of proxy materials, but you would prefer to continue receiving a separate set of proxy materials, you may request a separate copy of these materials at no cost to you by writing to the Secretary of the Company at 200 Holleder Parkway, Rochester, New York 14615 or by calling 585-647-6400. Alternatively, if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.

If you are a beneficial owner (i.e., your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the proxy materials to shareholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the shareholders. If you wish to receive a separate copy of the proxy materials, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the proxy materials and wish to receive a single copy in the future should contact their bank, broker or other holder of record to request that only a single copy be delivered to all shareholders at the shared address in the future.

Notice Pursuant to Section 726(d) of the New York Business Corporation Law

As of August 1, 2022, the Company renewed its directors’ and officers’ primary and excess management and professional liability insurance through August 1, 2023 at a total annual cost of $448,449 in premiums. The primary policy is carried with Twin City Fire Insurance Company, a subsidiary of The Hartford Insurance Company. The first

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excess policy layer is carried with Travelers Insurance Company. The second excess policy layer is carried with Arch Insurance Company. The third excess policy layer is carried with Ace American Insurance Company, a subsidiary of Chubb. The policies cover all of the Company’s directors and executive officers.

Additional Information

Upon written request by any shareholder, we will furnish a copy of our Annual Report on Form 10-K for the fiscal year ended March 25, 2023, without charge, except that copies of any exhibit to that report will be furnished once the requesting shareholder has paid the Company’s reasonable expenses in furnishing the exhibit. Please direct any written requests to our principal executive offices at:

Monro, Inc.

200 Holleder Parkway

Rochester, New York 14615

Attention: Secretary

Shareholders may also view our Annual Report on Form 10-K in the Investor Information subsection of the Corporate section of our website: https://corporate.monro.com/investors/financial-information.

By Order of the Board of Directors

Maureen E. Mulholland

Executive Vice President — Chief Legal Officer and Secretary

Rochester, New York

July     , 2023

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Exhibit A

Board Declassification Amendment

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

MONRO, INC.

Under Section 805 of the Business Corporation Law

1.	The current name of the Corporation is Monro, Inc. The Corporation was originally formed under the name Midas Service Corporation, Inc.

2.	The Certificate of Incorporation of the Corporation was filed by the Department of State on October 5, 1959.

3.	The amendment effected by this Certificate of Amendment is as follows:

Sections 6(b) and 6(c) of the Certificate of Incorporation are hereby amended and restated to read in their entirety as follows:

“(b)    Prior to the annual meeting of shareholders to be held in 2025 (the “2025 Annual Meeting”), the Board of Directors shall be divided into two classes, designated Class 1 and Class 2, and each class shall consist, as nearly equal in number as possible, of one-half of the number of directors constituting the Board of Directors. Directors with terms expiring at the annual meeting of shareholders to be held in 2024 shall serve out the remainder of their current two-year terms, and they shall stand for re-election to a one-year term at the annual meeting of shareholders to be held in 2024; directors with terms expiring at the 2025 Annual Meeting shall serve out the remainder of their current two-year terms, and they shall stand for re-election to a one-year term at the 2025 Annual Meeting. Until the 2025 Annual Meeting, no decrease in the size of the Board of Directors shall have the effect of removing or shortening the term of any incumbent director. Until the 2025 Annual Meeting, increases and decreases in the size of the Board of Directors will be distributed among the classes so as to render the classes as nearly equal in number as practicable. All directors of the Corporation elected at or after the 2025 Annual Meeting shall be elected for a term expiring at the next annual meeting of shareholders, with each such director to hold office until his or her successor shall be elected and qualified, or his or her death, disability, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing, any director whose term expires at any annual meeting of shareholders prior to the 2025 Annual Meeting shall continue to hold office until the end of the term for which such director was elected, and until such director’s successor shall have been elected and qualified, or until his or her earlier death, retirement, resignation or removal. Whenever the holders of Serial Preferred Stock issued pursuant to this Restated Certificate of Incorporation or the resolution or resolutions adopted by a majority of the Board of Directors then in office providing for the issuance of shares of Serial Preferred Stock shall have the right, voting as a separate class, to elect directors, the election, term of office, filling of vacancies and other terms of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or such resolution or resolutions, as the case may be.

(c)    Subject to the rights of the holders of Serial Preferred Stock, if any, any vacancy in the Board of Directors caused by an increase in the number of directors and/or from the removal from office, death, disability, resignation, retirement, disqualification of a director or any other cause may be filled solely by vote of a majority of the Board of Directors then in office; provided, however, that any vacancy created by the removal of a director by shareholders pursuant to subsection (d) of this Section 6 may be filled by action of the shareholders taken at the same meeting at which the vacancy was created; provided, further, that subject to the rights of holders of any other class of stock entitled to vote thereon, any such action shall be taken upon the affirmative vote of the holders of not less than a majority of the outstanding shares of Common Stock. Any director so elected by the Board of Directors shall hold office until the next annual meeting of shareholders at which the election of directors is in the regular order of business, and until his or her successor has been elected and qualified, or until his or her earlier death, disability, resignation, retirement, disqualification or removal. Any director so elected by the shareholders shall hold office (i) in the case of any vacancy so filled prior to the 2025 Annual Meeting, for the remaining term of the class in which such vacancy existed, and until his or her successor has been elected and qualified, or until his or her earlier death, disability, resignation, retirement, disqualification or removal, and (ii) in the case of any vacancy so filled at

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or after the 2025 Annual Meeting, until the next annual meeting of shareholders, and until his or her successor shall be elected and qualified, or until his or her earlier death, disability, resignation, retirement, disqualification or removal.”

4.

The Certificate of Amendment was authorized by the vote of the Board of Directors followed by the affirmative vote of the holders of Common Stock and written consent of the holders of Class C Preferred Stock, each in accordance with Section 803 of the New York Business Corporation Law and the Corporation’s Certificate of Incorporation, as amended.

[signature page follows]

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IN WITNESS WHEREOF, I have signed this Certificate this      day of                     , 2023.

By:
Name:	Maureen E. Mulholland
Title:	Secretary

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Exhibit B

Reclassification Amendment

FORM OF CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

MONRO, INC.

Under Section 805 of the New York Business Corporation Law

1.    The current name of the Corporation is Monro, Inc. The Corporation was originally formed under the name of Midas Service Corporation, Inc.

2.    The Certificate of Incorporation was filed with the Department of State on October 5, 1959.

3.    The Certificate of Incorporation is hereby amended to effect the amendments specified below:

The first paragraph of sub-section (iv) of Section 4(d) of the Certificate of Incorporation is hereby amended to provide for the mandatory conversion of shares of Class C Convertible Preferred Stock of the Corporation (“Class C Preferred Stock”) into shares of Common Stock of the Corporation (“Common Stock”) upon the earliest to occur of certain specified events, so that the first paragraph of said sub-section (iv) shall provide in its entirety as follows:

“(iv)    Conversion. Subject to the following terms and conditions, each share of Class C Preferred Stock is convertible at any time, at the option of the holder thereof, into fully paid and non-assessable shares of Common Stock at the Applicable Conversion Rate; provided that each share of Class C Preferred Stock that has not been converted into shares of Common Stock shall be automatically converted into a number of fully paid and non-assessable shares of Common Stock at the Applicable Conversion Rate, as may be adjusted from time to time, on the earliest to occur of: (x) the third (3rd) anniversary of the date of the 2023 annual meeting of the shareholders of the Corporation, including any postponement or adjournment thereof; (y) the first (1st) business day immediately prior to the record date established for the determination of the shareholders entitled to vote at the 2026 annual meeting of the shareholders of the Corporation, including any postponement or adjournment thereof; and (z) the date on which the holders of the Class C Preferred Stock, in the aggregate, cease to beneficially own at least fifty percent (50%) of all shares of Class C Preferred Stock issued and outstanding as of May 12, 2023.”

The first paragraph of sub-section (iv)(D) of Section 4(d) of the Certificate of Incorporation is hereby amended to alter the conversion ratio at which shares of Class C Preferred Stock shall convert into shares of Common Stock, so that the first paragraph of said sub-section (iv)(D) shall provide in its entirety as follows:

“(D)    The conversion rate of shares of Class C Preferred Stock into shares of Common Stock shall be, as of the effective date of this Certificate of Amendment, 61.275 shares of Common Stock for each share of Class C Preferred Stock issued and outstanding, and shall be adjusted from time to time (such rate, as so adjusted, the “Applicable Conversion Rate”) as follows:”

4.    This Certificate of Amendment was authorized by the vote of the Board of Directors followed by approval by (a) a majority of the issued and outstanding shares of Common Stock held by all holders of Common Stock, voting as a separate voting class, (b) a majority of the issued and outstanding shares of Common Stock held by holders of Common Stock who do not hold any Class C Preferred Stock, voting as a separate voting class, and (c) a majority of the issued and outstanding shares of Class C Preferred Stock, voting as a separate voting class.

[Signature Page Follows]

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IN WITNESS WHEREOF, I have signed this Certificate this      day of                     , 2023.

By:
Name:	Maureen E. Mulholland
Title:	Secretary

B-2

Exhibit C

Reclassification Agreement

Execution Version

RECLASSIFICATION AGREEMENT

by and among

MONRO, INC.

and

THE HOLDERS OF CLASS C CONVERTIBLE PREFERRED STOCK NAMED HEREIN

Dated as of May 12, 2023

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(continued)

Annex A—Class C Stockholders and Holdings

Annex B—Form of Liquidation Preference Charter Amendment

Annex C—Form of Reclassification Charter Amendment

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RECLASSIFICATION AGREEMENT

This RECLASSIFICATION AGREEMENT (this “Agreement”) is made and entered into as of May 12, 2023, by and among Monro, Inc., a New York corporation (the “Company”), and each holder of Class C Convertible Preferred Stock of the Company, $1.50 par value per share (the “Class C Preferred Stock”) party hereto (each, a “Class C Stockholder,” and, collectively, the “Class C Stockholders”).

WHEREAS, as of the date hereof, the Class C Stockholders own beneficially and have the sole power to vote or direct the voting of all shares of Class C Preferred Stock issued and outstanding, each in the amounts as set forth on Annex A;

WHEREAS, the board of directors of the Company (the “Board”) has established a special committee of the Board consisting solely of certain directors of the Company who are independent of and disinterested from, in all material respects, the Class C Stockholders (the “Special Committee”) for the purpose of reviewing, evaluating and, if applicable, negotiating the terms of a reclassification of Class C Preferred Stock and related aspects of such reclassification (collectively, the “Reclassification Transaction”), which shall be effected by the filing of the Proposed Amendments (as defined below);

WHEREAS, the Special Committee and the Class C Stockholders have negotiated the terms and conditions of the Reclassification Transaction on the terms and subject to the conditions set forth in this Agreement, which Reclassification Transaction shall provide for, among other things, the filing of the Liquidation Preference Charter Amendment (as defined below) and, following the effectiveness of the Liquidation Preference Charter Amendment, the filing of the Reclassification Charter Amendment (as defined below and together with the Liquidation Preference Charter Amendment, the “Proposed Amendments”);

WHEREAS, the Liquidation Preference Charter Amendment shall provide for each Class C Stockholder’s right to receive, for each share of Class C Preferred Stock held by such holder upon a liquidation, dissolution or winding up of the affairs of the Company, an amount equal to the greater of (i) $1.50 per share and (ii) the amount such holder would have received had such share of Class C Preferred Stock been converted to shares of Common Stock of the Company, $0.01 par value per share (the “Common Stock”) immediately prior to such liquidation, dissolution or winding up;

WHEREAS, the Reclassification Charter Amendment shall provide for (i) the automatic conversion of each issued and outstanding share of Class C Preferred Stock into shares of Common Stock on the Sunset Date (as defined below), which shall result in such conversion prior to the record date for the 2026 Annual Meeting (as defined below), and (ii) the adjustment to the number of shares of Common Stock into which the shares of Class C Preferred Stock will convert as provided in the Reclassification Charter Amendment (such exchange ratio as adjusted thereby, the “Exchange Ratio”, and the additional shares of Common Stock to be received by the holders of Class C Preferred Stock as compared to the exchange ratio as existing as of the date hereof, the “Reclassification Consideration”);

WHEREAS, the consummation of the Reclassification Transaction is subject to the adoption of the Proposed Amendments by the stockholders of the Company as provided herein;

WHEREAS, the Special Committee has received the opinion of Kroll, LLC, operating through its Duff & Phelps Opinions Practice (“Duff & Phelps”), financial advisor to the Special Committee, dated on or about the date hereof, to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, as of the date of such opinion, the Exchange Ratio and the Reclassification Consideration are fair, from a financial point of view, to the holders of Common Stock other than any Class C Stockholders (the “Unaffiliated Common Stockholders”), solely in their capacity as such;

WHEREAS, the Special Committee has, among other things, unanimously (i) approved this Agreement and the Proposed Amendments and the consummation of the Reclassification Transaction and the other transactions contemplated by this Agreement, (ii) determined that the terms of this Agreement and the Proposed Amendments and the Reclassification Transaction and the other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Common Stockholders, (iii) recommended that the Board approve this Agreement and the Proposed Amendments and declare that this Agreement and the Proposed Amendments are advisable, fair to and in the best interests of the Company and the Unaffiliated Common Stockholders, (iv) recommended that the Board authorize the Company to enter into this Agreement, and (v) recommended, subject to Board approval, that the Board (a) submit the approval and the adoption of the Proposed Amendments to the stockholders of the Company at the 2023 Annual Meeting, and (b) resolve to recommend that the stockholders of the Company approve and adopt the Proposed Amendments at the 2023 Annual Meeting;

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WHEREAS, the Board, following receipt of the unanimous recommendation of the Special Committee, has, among other things, (i) approved this Agreement and the Proposed Amendments and the consummation of the Reclassification Transaction and the other transactions contemplated by this Agreement; (ii) determined and declared that the terms of this Agreement and the Proposed Amendments and the Reclassification Transaction and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Unaffiliated Common Stockholders; (iii) resolved to have the Company enter into this Agreement; (iv) resolved to submit the approval and adoption of the Proposed Amendments to the stockholders of the Company at the 2023 Annual Meeting; and (v) resolved to recommend that the stockholders of the Company approve and adopt the Proposed Amendments at the 2023 Annual Meeting (the “Company Board Recommendation”); and

WHEREAS, each of the parties hereto intends for U.S. federal income tax purposes that (i) this Agreement constitutes, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”), (ii) the Liquidation Preference Charter Amendment and the Reclassification Charter Amendment will each qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code that does not give rise to taxable income under Section 305 of the Code, and (iii) the Company will be a party to each reorganization within the meaning of Section 368(b) of the Code (clauses (i)-(iii), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, the Company and the Class C Stockholders agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth below:

“2023 Annual Meeting” means the 2023 annual meeting of the Company’s stockholders, including any postponement or adjournment thereof.

“2024 Annual Meeting” means the 2024 annual meeting of the Company’s stockholders, including any postponement or adjournment thereof.

“2025 Annual Meeting” means the 2025 annual meeting of the Company’s stockholders, including any postponement or adjournment thereof.

“2026 Annual Meeting” means the 2025 annual meeting of the Company’s stockholders, including any postponement or adjournment thereof.

“beneficially own” and “beneficial ownership” shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act, except that such terms shall also include options, warrants, swaps, derivatives, convertible securities, stock appreciation rights and other rights or instruments, whether real or synthetic.

“Business Day” means any day other than a day on which commercial banks in the State of New York are authorized or obligated by Law to be closed.

“Company Securities” means (i) any shares of capital stock or other equity interests of the Company, (ii) any other securities of the Company granting voting rights, (iii) any warrants, options, convertible or exchangeable securities, subscriptions, calls or other rights (including any preemptive or similar rights) to subscribe for or purchase or acquire any of the securities described in the foregoing clauses (i) and (ii) or (iv) any security, instrument or agreement granting economic rights or benefits based upon the value or price of, or the value or price of which is determined by reference to, any of the securities described in the foregoing clauses (i) through (iii), regardless of whether such security, instrument or agreement is or may be settled in securities, cash or other assets.

“Encumbrances” means any and all liens, charges, security interests, claims, pledges, encumbrances, assessments, options, deeds of trust, judgments, voting trusts, charges and other similar restrictions.

“Governmental Authority” means any (a) regional, federal, state, provincial, local, foreign or international government, governmental or quasi-governmental authority, regulatory authority or administrative agency or (b) court, tribunal, arbitrator, arbitral body (public or private) or self-regulatory organization, including Nasdaq or any other stock exchange.

“Governmental Order” means any order, ruling, writ, judgment, injunction, decree, stipulation, approval, authorization or determination entered by any Governmental Authority.

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“Class C Designee” means Peter J. Solomon; provided that, if Peter J. Solomon during his service as a director of the Company voluntarily resigns as a director of the Company, becomes unable to serve as a director of the Company as a result of incapacity or death, or indicates to the Board in writing that he is unwilling to stand for election as a director of the Company at the 2023 Annual Meeting, 2024 Annual Meeting, or 2025 Annual Meeting, as the case may be, or fails to be re-elected as a director at any annual meeting of the Company’s stockholders at which he was nominated for election pursuant to Section 5.7 (and the Board accepts his resignation, in the event there was no election contest at such annual meeting and he was standing for re-election), then, in each case, he shall no longer be a Class C Designee and the Class C Stockholders shall be entitled to designate a replacement individual reasonably acceptable to the nominating and corporate responsibility committee of the Board and such individual shall thereupon be deemed to be a “Class C Designee.”

“Law” means all applicable provisions of any law (including common law), statutes, constitutions, treaties, rules, regulations, ordinances, codes or Governmental Order.

“Liquidation Preference Charter Amendment” means the proposed amendment to the certificate of incorporation of the Company in substantially the form attached as Annex B.

“NYBCL” means the New York Business Corporation Law.

“person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Reclassification Charter Amendment” means the proposed amendments to the certificate of incorporation of the Company in substantially the form attached as Annex C.

“Representative” means, with respect to any person, such person’s directors, officers, employees, agents, advisors, attorneys, accountants, members, partners and other representatives.

“Sunset Date” means the earliest to occur of (a) the third (3rd) anniversary of the date of the 2023 Annual Meeting, (b) the first business day immediately prior to the record date established for the determination of the stockholders of the Company entitled to vote at the 2026 Annual Meeting and (c) the date on which the Class C Stockholders, in the aggregate, cease to beneficially own at least fifty percent (50%) of all shares of Class C Preferred Stock issued and outstanding as of the date hereof (adjusted for any stock dividend, stock split, reverse stock split or similar transaction after the date hereof) (or any successor security).

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, statement, claim for refund, election, estimate, report, form and information return and any schedule, attachment or amendment thereto relating to Taxes.

1.2 Interpretation. When a reference is made in this Agreement to Sections or Annexes, such reference shall be to a Section of or Annex to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “parties” shall mean the Company and the Class C Stockholders, and the term “party” shall be deemed to refer to either the Company, on the one hand, or the Class C Stockholders, on the other hand, as the case may be. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Except as otherwise specified, any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified. Except as otherwise specified, any reference to a Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder. Words in singular will be held to include the plural and vice versa and a word of one gender will be held to include the other genders as the context requires. The word “or” will not be exclusive. The phrases “the date of this Agreement” and “the date hereof” shall be deemed to refer to the date set forth on the cover of this Agreement. References to “dollars” and “$” means U.S. dollars. The parties agree that this Agreement is the product of discussions and negotiations between the parties and their respective advisors, each of the parties was represented by counsel in connection therewith and, accordingly, this Agreement and any document generated in connection herewith shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any document to be drafted.

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ARTICLE II

THE CLOSING

2.1 Closing. Unless another time, date, place or such other manner is mutually agreed in writing between the Company and the Class C Stockholders, the closing of the Reclassification Transaction (the “Closing”) shall take place through the electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI at or around 9:00 a.m., Eastern Time, on the earliest practicable day (but no later than the third Business Day) following satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing occurs shall be the “Closing Date.”

2.2 Effectiveness of Reclassification Transaction.

(a) At the Closing, the Company shall file the Liquidation Preference Charter Amendment with the Department of State of the State of New York, and the Liquidation Preference Charter Amendment shall become effective on the date and at the time of the acceptance for record of the Liquidation Preference Charter Amendment by the Department of State of the State of New York (the “Initial Filing Effective Time”).

(b) Promptly following and not prior to the Initial Filing Effective Time, the Company shall file the Reclassification Charter Amendment with the Department of State of the State of New York, and the Reclassification Charter Amendment shall become effective on the date and at the time of the acceptance for record of the Reclassification Charter Amendment by the Department of State of the State of New York (the “Effective Time”).

(c) Promptly following the Reclassification Transaction, the Company shall arrange for the replacement of any stock certificates for Class C Preferred Stock (or, in the case of shares of Class C Preferred Stock held in book-entry form, book-entries with respect thereto) with book-entries in respect of each share of issued and outstanding share of Class C Preferred Stock which has been adjusted by the Reclassification Transaction, if applicable.

2.3 Adjustments. The Reclassification Consideration shall be adjusted to the extent appropriate to reflect the effect of any stock split, reverse stock split, stock dividend or stock distribution of Common Stock or Class C Preferred Stock, issuances of any securities convertible to any such securities outside of the ordinary course or any other reorganization, recapitalization, reclassification or other like change with respect to Common Stock or Class C Preferred Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time, which shall be reflected in the Reclassification Charter Amendment as filed pursuant to Section 2.2(b).

2.4 Tax Withholding. The Company (and any agent of the Company) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any taxes that are required to be deducted or withheld under applicable Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Class C Stockholders to enter into this Agreement, the Company hereby represents and warrants to the Class C Stockholders as follows:

3.1 Corporate Power and Authority. The Company is a duly organized and validly existing corporation under the Laws of the State of New York and in good standing with the Department of State of the State of New York. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Requisite Stockholder Approval at a meeting of the Company’s stockholders duly called and held at which a quorum was established. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by each of the Class C Stockholders) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and other similar Laws and (ii) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”).

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3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 65,000,000 shares of Common Stock, 150,000 shares of Class C Preferred Stock and 4,750,000 shares of series preferred stock of the Company, $0.01 par value per share (the “Series Preferred Stock”). As of May 9, 2023, (i) 31,413,857 shares of Common Stock were issued and outstanding, (ii) 19,664 shares of Class C Preferred Stock were issued and outstanding, (iii) 8,561,121 shares of Common Stock were held in the treasury of the Company and (iv) no shares of Serial Preferred Stock were issued and outstanding.

(b) Upon the consummation of the Reclassification Transaction, the shares of Common Stock into which the shares of Class C Preferred Stock are being reclassified pursuant to the Reclassification Charter Amendment will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of any preemptive rights or similar rights.

3.3 Conflicts; Consents and Approvals. The execution and delivery of this Agreement by the Company, and, subject to the adoption of the Proposed Amendments by the stockholders of the Company and the filing of the Proposed Amendments with the Department of State of the State of New York, the consummation of the Reclassification Transaction and the other transactions contemplated hereby by the Company do not and will not (a) violate, conflict with, or result in a breach of any provision of, or constitute a default under the Company’s certificate of incorporation in effect as of the Closing (the “Current Charter”) or the Company’s amended and restated bylaws in effect as of the Closing (the “Company Bylaws”), (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would become a default) under, or entitle any person to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company is a party (other than any compensation or similar plan or arrangement), (c) violate any Law applicable to the Company, or (d) subject to receipt of the Requisite Stockholder Approval, the filing of the Proposed Amendments with the Department of State of the State of New York, compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including required filings with the U.S. Securities and Exchange Commission (the “SEC”), required filings pursuant to state securities or “blue sky” Laws and the approval by the Nasdaq Stock Market (“Nasdaq”) of the shares of Common Stock into which the Class C Preferred Stock shall be reclassified by virtue of the Reclassification Charter Amendment for listing (subject to official notice of issuance), require any action or consent or approval of, or review by, or registration or material filing by the Company with, any Governmental Authority, except, with respect to clauses (b), (c) and (d), as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Company or prevent or materially impair or materially delay the consummation of the Reclassification Transaction and the other transactions contemplated hereby.

3.4 Board Recommendation. In accordance with the applicable provisions of the NYBCL, the Current Charter and the Company Bylaws, the Board, at a meeting duly called and held, following receipt of the unanimous recommendation of the Special Committee: (a) approved this Agreement and the Proposed Amendments and the consummation of the Reclassification Transaction and the other transactions contemplated by this Agreement; (b) determined and declared that the terms of this Agreement and the Proposed Amendments and the Reclassification Transaction and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Unaffiliated Common Stockholders; (c) resolved to have the Company enter into this Agreement; (d) resolved to submit the approval and adoption of the Proposed Amendments to the stockholders of the Company at the 2023 Annual Meeting; and (e) resolved to make the Company Board Recommendation.

3.5 Fairness Opinion. The Special Committee has received the opinion of Duff & Phelps, financial advisor to the Special Committee, dated on or about the date hereof, to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, as of the date of such opinion, the Exchange Ratio and the Reclassification Consideration are fair, from a financial point of view, to the Unaffiliated Common Stockholders, solely in their capacity as such.

3.6 Litigation. As of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against the Company, at Law or in equity, or before any Governmental Authority, that would reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay the consummation of the Reclassification Transaction and the other transactions contemplated by this Agreement.

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3.7 Finders’ Fees. Other than Duff & Phelps, no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company is entitled to any fee or commission from the Company in connection with the consummation of the Reclassification Transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CLASS C STOCKHOLDERS

In order to induce the Company to enter into this Agreement, each Class C Stockholder represents and warrants to the Company as follows:

4.1 Title to Shares. As of the date hereof, the Class C Stockholders own beneficially 160,967 shares of Common Stock and 19,664 shares of Class C Preferred Stock (collectively, the “Covered Shares”). The Class C Stockholders own beneficially, and the Class C Stockholders have the sole power to vote or direct the voting of, all shares of Class C Preferred Stock, each in the amounts as set forth on Annex A. No Class C Stockholder is a party or subject to any option, warrant, purchase right, subscription right, conversion right, exchange right, preemptive right, right of first refusal, call right or other similar right that could require such Class C Stockholder to sell, transfer or otherwise dispose of any shares of Class C Preferred Stock. No Class C Stockholder is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any shares of Class C Preferred Stock, other than this Agreement and the irrevocable proxy delivered pursuant to Section 5.3(b). None of the Class C Stockholders holds, owns, or has the power to vote, directly or indirectly, any Company Securities other than the Covered Shares.

4.2 Power and Authority. If such Class C Stockholder is an individual, such Class C Stockholder has all requisite capacity to execute and deliver this Agreement and perform such Class C Stockholder’s obligations hereunder. If such Class C Stockholder is not an individual, such Class C Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Class C Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Class C Stockholder. This Agreement has been duly executed and delivered by the Class C Stockholders, and (assuming due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of the Class C Stockholders, enforceable against each Class C Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Conflicts; Consents and Approvals. The execution and delivery of this Agreement by such Class C Stockholder, and the consummation of the Reclassification Transaction and the other transactions contemplated hereby by such Class C Stockholder do not and will not (a) if such Class C Stockholder is not an individual, violate, conflict with, or result in a breach of any provision of, or constitute a default under any governing or organizational documents of such Class C Stockholder, (b) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on such property or asset of such Class C Stockholder pursuant to, any contract to which such Class C Stockholder is a party or by which such Class C Stockholder or any property or asset of such Class C Stockholder is bound or affected, (c) violate any Law applicable to such Class C Stockholder or any of such Class C Stockholder’s properties or assets or (d) require any action or consent or approval of, or review by, or registration or material filing by such Class C Stockholder with, any Governmental Authority except, with respect to clauses (b), (c) and (d), as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Class C Stockholders or prevent or materially impair or materially delay the consummation of the Reclassification Transaction and the other transactions contemplated by this Agreement.

4.4 Litigation. As of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of such Class C Stockholder, threatened, against any Class C Stockholder, at Law or in equity, or before any Governmental Authority, that would reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay the consummation of the Reclassification Transaction and the other transactions contemplated by this Agreement.

4.5 Finders’ Fees. No investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Class C Stockholders is entitled to any fee or commission from the Company in connection with the consummation of the Reclassification Transaction.

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ARTICLE V

COVENANTS

5.1 2023 Annual Meeting. The Company shall submit to its stockholders at the 2023 Annual Meeting a proposal seeking the approval and adoption of each of the Liquidation Preference Charter Amendment and the Reclassification Charter Amendment, by (a) a majority of the issued and outstanding shares of Common Stock held by all holders of Common Stock, voting as a separate voting class, (b) a majority of the issued and outstanding shares of Common Stock held by the Unaffiliated Common Stockholders, voting as a separate voting class, and (c) a majority of the issued and outstanding shares of Class C Preferred Stock, voting as a separate voting class (such approval with respect to the Liquidation Preference Charter Amendment, the “Liquidation Preference Charter Amendment Approval”, and such approval with respect to the Reclassification Charter Amendment, the “Reclassification Charter Amendment Approval” and such approvals, collectively, the “Requisite Stockholder Approval”). The Company shall use its reasonable efforts to (i) solicit from its stockholders proxies in favor of the approval of the Proposed Amendments and (ii) take all other actions reasonably necessary or advisable to seek to secure the Requisite Stockholder Approval.

5.2 Proxy Materials.

(a) The Company shall prepare and file with the SEC a proxy statement in connection with the 2023 Annual Meeting (as amended and supplemented from time to time, the “Proxy Statement”) and promptly after such filing, mail the Proxy Statement to the Company’s stockholders in connection with the 2023 Annual Meeting. The Proxy Statement shall include (i) the Company Board Recommendation and (ii) the unanimous recommendation of the Special Committee to the Board that the Board determine that the Proposed Amendments are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Common Stockholders, and (iii) the recommendation of the Board to the stockholders of the Company that they approve and adopt the Proposed Amendments.

(b) The Company and the Class C Stockholders shall cooperate and consult with each other in the preparation of the Proxy Statement, which shall comply as to form, in all material respects, with the requirements of the Exchange Act. Without limiting the generality of the foregoing, the Class C Stockholders shall (i) furnish to the Company the information relating to the Class C Stockholders required by the Exchange Act to be set forth in the Proxy Statement, which shall not, on the date the Proxy Statement or any amendment or supplement is mailed to the Company’s stockholders or at the time of the 2023 Annual Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) cooperate with the Company in responding to any comments made by the staff of the SEC with respect thereto. The Class C Stockholders and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement related to the Reclassification Transaction and any amendments or supplements thereto (which comments the Company will consider in good faith) before the filing thereof with the SEC. In the event of a disagreement between the Company and the Class C Stockholders (or their respective counsel) as to whether information or comments provided by the Class C Stockholders should be included or reflected in the Proxy Statement, the Company shall include any factually accurate information and reflect any comments that, after good faith discussion with between the parties and their respective counsel, the Company believes is reasonably necessary to ensure that the holders of Common Stock are able to make an informed decision, in accordance with applicable Law. The Company shall have no liability for statements made in the Proxy Statement based on information or materials provided by or on behalf of the Class C Stockholders or their Representatives expressly for inclusion or incorporation by reference in the Proxy Statement.

(c) The Company will promptly notify the Class C Stockholders of the receipt of any comments from the staff of the SEC with respect to the Proxy Statement and of any request by the staff of the SEC for amendments of, or supplements to, the Proxy Statement related to the Reclassification Transaction.

5.3 Voting; Restriction on Transfers and Pledges.

(a) Until the earlier of (i) the Closing Date and (ii) the termination of this Agreement pursuant to Article VII, each Class C Stockholder hereby irrevocably and unconditionally agrees, at the 2023 Annual Meeting and at any special meeting of the Company’s stockholders called for the purposes of obtaining the Requisite Stockholder Approval, however called, including any postponement or adjournment thereof, in each case to the extent relating to or reasonably expected to affect or concern the Reclassification Transaction, that such Class C Stockholder shall, in each case to the fullest extent that such Class C Stockholder is entitled to vote its Covered Shares:

(i) to appear, in person or by proxy, at each such meeting or otherwise cause its Covered Shares to be counted as present thereat for purposes of determining a quorum; and

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(ii) to vote (or cause to be voted), in person or by proxy (returned sufficiently in advance of the deadline for proxy voting for the Company to have the reasonable opportunity to verify receipt), its Covered Shares (A) in favor of approving the Proposed Amendments and any action reasonably requested by the Company in furtherance of the foregoing, including any proposal to postpone or adjourn any meeting of the Company’s stockholders at which the Proposed Amendments are submitted for the consideration and vote of the Company’s stockholders to a later date if there are not sufficient votes for approval of such matters or to establish a quorum on the date on which the meeting is held; (B) unless otherwise directed in writing by the Special Committee, against any action, agreement or transaction that would reasonably be expected to (1) be inconsistent with or contrary to the terms and conditions of any Proposed Amendment or (2) result in any of the conditions set forth in Article VI not being satisfied on or before the Outside Date; (C) unless otherwise directed in writing by the Special Committee, against any nominees for election as directors of the Company at the 2023 Annual Meeting other than those nominees recommended by the Board or required to be recommended by the Board in accordance with Section 5.7; and (D) against any other action, agreement or transaction involving the Company or any of its subsidiaries, including any change in the present capitalization of the Company or any amendment or other change to the Current Charter (other than any amendment or change consistent with the Proposed Amendments) or the Company Bylaws, that is intended, or would reasonably be expected, to prevent or impair or delay the consummation of the Reclassification Transaction or the other transactions contemplated by this Agreement or the performance by the Company or by such Class C Stockholder of its obligations under this Agreement.

(b) Each Class C Stockholder hereby irrevocably appoints, and at the written request of the Company will cause any trust, limited partnership or other entity holding any Covered Shares over which the applicable Class C Stockholder exercises direct or indirect voting control, to irrevocably appoint, as its and their proxy and attorney-in-fact, the Class C Stockholder Agent with full power of substitution and resubstitution, to vote such Class C Stockholder’s Covered Shares in accordance with Section 5.3(a) at the 2023 Annual Meeting (including any adjournment or postponement thereof) prior to the termination of this Agreement in accordance with Article VII; provided, for the avoidance of doubt, that each Class C Stockholder shall retain at all times the right to vote such Class C Stockholder’s Covered Shares (or to direct how such Covered Shares shall be voted) in such Class C Stockholder’s sole discretion on matters other than those described in Section 5.3(a). This proxy is given as an additional inducement of the Company to enter into this Agreement and shall be irrevocable prior to the termination of this Agreement in accordance with Article VII, at which time any such proxy shall terminate. The Company may terminate this proxy with respect to such Class C Stockholder at any time at its sole election by written notice provided to such Class C Stockholder.

(c) Each Class C Stockholder hereby covenants and agrees that, prior to the earlier of the Closing or the termination of this Agreement pursuant to Article VII, it shall not, directly or indirectly (i) except as set forth in this Agreement or otherwise in existence among the Class C Stockholders as of the date hereof, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of Class C Preferred Stock, (ii) except as permitted under the Current Charter, pledge, hypothecate, convert, sell, exchange, donate, assign, transfer, distribute, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect pledge, hypothecation, conversion, sale, exchange, donation, assignment, transfer, distribution, Encumbrance or other disposition of, any shares of Class C Preferred Stock, or (iii) enter into any hedging, derivative, swap or other financial risk management contract with respect to any shares of Class C Preferred Stock.

(d) The Class C Stockholders hereby covenant and agree that, (i) until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, the Class C Stockholders shall continue to hold the power to vote or direct the voting of at least a majority of the issued and outstanding Class C Preferred Stock, and (ii) no Class C Stockholder will knowingly take any action that would reasonably be expected to result in the Class C Stockholders failing to comply with this Section 5.3(d).

(e) Following the date hereof and prior to the earlier of the Closing or the termination of this Agreement pursuant to Article VII, in the event that any Class C Stockholder acquires additional Company Securities, (i) such Class C Stockholder(s) shall promptly notify the Company of such additional Company Securities (it being understood that public filings disclosing such acquisition shall be deemed to constitute notice), and (ii) such Company Securities shall, immediately upon such acquisition and without further action of the parties, be deemed Covered Shares subject to this Section 5.3.

5.4 Section 16 Matters. Prior to the consummation of the Reclassification Transaction, the Company shall take all reasonable steps to cause the transactions contemplated by this Agreement, including any dispositions or deemed

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dispositions of the shares of Class C Preferred Stock and acquisitions or deemed acquisitions of Common Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.5 Further Assurances.

(a) Each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable under applicable Law, to carry out the provisions of this Agreement and to consummate and make effective the Reclassification Transaction and the other transactions contemplated by this Agreement.

(b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts, at the Company’s expense, to contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned as promptly as possible any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect that restricts, prevents or prohibits the consummation of the Reclassification Transaction or any of the other transactions contemplated by this Agreement, including by pursuing all reasonably available avenues of administrative and judicial appeal.

5.6 Public Announcement. The parties hereto hereby approve the issuance of the public announcement of this Agreement pursuant to a press release in substantially the form previously reviewed by the parties, with such other changes reasonably requested by the Company, the Class C Stockholders or the Special Committee, subject to the prior approval of the other party (which approval will not be unreasonably withheld, delayed or conditioned) and of the Special Committee. The parties hereto shall consult with and obtain the approval of the other party (which approval will not be unreasonably withheld, delayed or conditioned) and of the Special Committee before issuing any other press release or making any other public announcement or communication with respect to this Agreement, the Reclassification Transaction or the other transactions contemplated hereby; provided that the prior consent of the other party or of the Special Committee shall not be required with respect to the issuance of any press release or the making of any other public announcement or communication that (a) is consistent in all material respects with a press release or other public announcement or communication previously approved by such other party and the Special Committee or (b) is required by applicable law or any listing agreement with any national securities exchange, in which case covered by this clause (b) the parties shall consult with each other before issuing such press release or making such public announcement or communication, to the extent permitted by law (it being understood that the Proxy Statement shall be governed by Section 5.2 and not this Section 5.6).

5.7 Governance Matters.

(a) The Board (and all applicable committees thereof) shall nominate the Class C Designee for election as a director of the Company at each of the 2023 Annual Meeting, 2024 Annual Meeting and 2025 Annual Meeting and recommend to the Company’s stockholders that they vote to elect the Class C Designee at such annual meeting. The Company agrees to include in the Company’s proxy statement with respect to each such annual meeting the Class C Designee in the slate of nominees recommended by the Board (and all applicable committees thereof).

(b) The Board shall recommend and solicit proxies for the election of the person nominated pursuant to Section 5.7(a) at the 2023 Annual Meeting, 2024 Annual Meeting and 2025 Annual Meeting, as applicable, in the same manner as for the other nominees nominated for election by the Board (or any committee thereof) as a director.

(c) Notwithstanding anything to the contrary set forth herein, any obligation of the Company and the Board (or any committee thereof) contained in this Section 5.7 shall immediately and permanently terminate in the event that at any time prior to the Sunset Date the Class C Stockholders, in the aggregate, cease to beneficially own at least fifty percent (50%) of all shares of Class C Preferred Stock issued and outstanding as of the date hereof (adjusted for any stock dividend, stock split, reverse stock split or similar transaction after the date hereof) (or any successor security). In connection with each of the 2023 Annual Meeting, 2024 Annual Meeting and 2025 Annual Meeting, the Board shall be entitled to request from the Class C Stockholders information setting forth the beneficial ownership of shares of Class C Preferred Stock (or any successor security) by the Class C Stockholders.

5.8 Tax Matters. The parties hereto will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required following the resolution of a diligently contested audit.

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5.9 Fees and Expenses; Indemnification.

(a) Promptly following the earlier of (a) the Closing Date and (ii) any termination of this Agreement pursuant to Article VII, the Company shall pay (or reimburse the Class C Stockholders for amounts already paid in respect of) the reasonable, documented and out-of-pocket fees and expenses of the Class C Stockholders incurred in connection with negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Reclassification Transaction, up to an aggregate amount of $300,000 (the “Reimbursable Expenses Cap”), unless otherwise agreed in writing between the parties. For the avoidance of doubt, no “Losses” indemnifiable by the Company to any Indemnified Party pursuant to Section 5.9(b) shall count towards the Reimbursable Expenses Cap.

(b) The Company hereby covenants and agrees to indemnify, defend and hold harmless each Class C Stockholder, the Family Members (as defined in the Current Charter) of such Class C Stockholder, and the directors, managers, partners, trustees, officers, employees, agents and other Representatives of the foregoing (each, an “Indemnified Party”) against any and all Losses incurred in connection with, arising out of or resulting from any Reclassification Transaction Action to the extent permitted by applicable Law. For the purposes of this Section 5.9(b), (i) “Losses” shall mean any out-of-pocket costs and expenses incurred by an Indemnified Party related to a Reclassification Transaction Action but shall not include, for clarity, any loss, liability or damage with respect to Taxes, and (ii) “Reclassification Transaction Actions” shall mean any claims, demands, actions, proceedings or investigations related to this Agreement or the transactions contemplated hereby, including the Reclassification Transaction (including any of the foregoing brought by any actual or purported stockholders, directors, officers or employees of the Company related thereto), other than any (i) claims, demands, actions or proceedings brought by the Company against any Class C Stockholder for breach of this Agreement, or (ii) claims, demands, actions or proceedings (including any of the foregoing brought by any actual or purported stockholders, directors, officers or employees of the Company), in the case of each of (i) and (ii), that are finally adjudicated by a court of competent jurisdiction, evidenced by a final, non-appealable judgment or order, that any Class C Stockholder breached this Agreement or, in such Class C Stockholder’s capacity as a director of the Company, has breached such Class C Stockholder’s fiduciary duties owed to the Company or stockholders of the Company.

(c) The Indemnified Parties shall be third-party beneficiaries of Section 5.9(b).

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation. The respective obligation of each party to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver (except for Section 6.1(a), which shall not be waivable) at or prior to the Closing of the following conditions:

(a) Requisite Stockholder Approval. In the case of the Liquidation Preference Charter Amendment, the Liquidation Preference Charter Amendment Approval shall have been obtained, and in the case of the Reclassification Charter Amendment, the Requisite Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No Governmental Order issued by any court of competent jurisdiction or other Governmental Authority or other restraint or prohibition under Law (whether temporary, preliminary or permanent) preventing, prohibiting or enjoining the consummation of the Reclassification Transaction or the Proposed Amendments from becoming effective (any of the foregoing, a “Legal Restraint”) shall have been issued or come into effect.

6.2 Additional Conditions to the Company’s Obligation. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Class C Stockholders contained in Section 4.1, Section 4.2 and Section 4.3(a) shall be true and correct in all respects (except for any de minimis inaccuracies) on the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct in all respects (except for any de minimis inaccuracies) as of such date) and (ii) each of the other representations and warranties of the Class C Stockholders contained in this Agreement shall be true and correct in all material respects on the date of this

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Agreement and on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such date).

(b) Performance of Obligations. Each Class C Stockholder shall have performed in all material respects all of the obligations under this Agreement required to be performed by such Class C Stockholder at or prior to the Closing.

(c) Class C Stockholders’ Certificate. The Company shall have received a certificate of the Class C Stockholders, signed by the Class C Stockholder Agent and dated as of the Closing Date, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

6.3 Additional Conditions to the Class C Stockholders’ Obligation. The obligations of the Class C Stockholders to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Section 3.1, Section 3.2 and Section 3.3(a) shall be true and correct in all respects (except for any de minimis inaccuracies) on the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct in all respects (except for any de minimis inaccuracies) as of such date) and (ii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date).

(b) Performance of Obligations. The Company shall have performed in all material respects all of the obligations under this Agreement required to be performed by the Company at or prior to the Closing Date.

(c) Officer’s Certificate. The Class C Stockholders shall have received a certificate of the Company signed by an executive officer of the Company for and on behalf of the Company and dated as of the Closing Date certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

7.1 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company and the Class C Stockholder Agent (on behalf of the Class C Stockholders);

(b) by the Company, if there has been any breach by the Class C Stockholders of any representation, warranty, covenant or agreement of the Class C Stockholders contained in this Agreement which breach (i) would prevent the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.2 and (ii) has not been waived by the Company or, if capable of being cured, cured by the Class C Stockholders within sixty days after the Class C Stockholders’ receipt of written notice thereof from the Company or is incapable of being cured; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company at any time that the Company is in material breach of any representation, warranty, covenant or agreement of the Company hereunder, which material breach has not been waived by the Class C Stockholders or, if capable of cure, has not been cured by the Company;

(c) by the Class C Stockholder Agent (on behalf of the Class C Stockholders), if there has been any breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement which breach (i) would prevent the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.3 and (ii) has not been waived by the Class C Stockholders or, if capable of being cured, cured by the Company within sixty days after the Company’s receipt of written notice thereof from the Class C Stockholders or is incapable of being cured; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the Class C Stockholders at any time that the Class C Stockholders are in material breach of any representation, warranty, covenant or agreement of the Class C Stockholders hereunder, which material breach has not been waived by the Company or, if capable of cure, has not been cured by the Class C Stockholders;

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(d) by the Company or the Class C Stockholder Agent (on behalf of the Class C Stockholders), if the Closing does not occur on or prior to December 31, 2023, subject to any extensions of such date as may be mutually agreed by the parties in writing (the “Outside Date”); provided that no party shall be entitled to terminate this Agreement pursuant to this Section 7.1(d) if such party is then in breach of any representation, warranty, covenant or agreement hereunder, which breach has been the primary cause of or resulted in the failure of the transactions contemplated hereby to be consummated on or prior to the Outside Date;

(e) by the Company or the Class C Stockholder Agent (on behalf of the Class C Stockholders), if the Requisite Stockholder Approval shall not have been obtained at the 2023 Annual Meeting; provided that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of or resulted in the failure to obtain the Requisite Stockholder Approval; or

(f) by the Company or the Class C Stockholder Agent (on behalf of the Class C Stockholders), if any permanent Legal Restraint shall have been issued or come into effect that permanently prevents, prohibits or enjoins the consummation of the Reclassification Transaction or the Proposed Amendments from becoming effective, and such Legal Restraint shall have become final and non-appealable.

7.2 Notice of Termination. In the event of a termination by the Company or the Class C Stockholder Agent (on behalf of the Class C Stockholders) pursuant to this Article VII, written notice thereof shall forthwith be given to the other party or parties, and the transactions contemplated by this Agreement shall be terminated, without further action by any party. No termination of this Agreement by the Company shall be effective unless and until such action is approved by the Special Committee.

7.3 Effect of Termination and Abandonment. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article VII, this Agreement shall become void, and of no further force and effect; provided that Section 5.9, this Section 7.3 and Article VIII shall survive such termination. Nothing in this Article VII shall be deemed to release any party from any liability for any willful or material breach by such party of the terms and provisions of this Agreement, or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Class C Stockholder Agent. Each Class C Stockholder hereby appoints Peter J. Solomon, a Class C Stockholder, as the Class C Stockholder Agent. For purposes of this Agreement, the term “Class C Stockholder Agent” means the agent for and on behalf of the Class C Stockholders to (a) give and receive notices and communications to or from the Company (on behalf of himself and any other Class C Stockholders) relating to this Agreement or any of the transactions and other matters contemplated by this Agreement, (b) provide any consents hereunder, including with respect to any proposed settlement of any claims or agree to any amendment to this Agreement, and (c) take all actions necessary or appropriate in the judgment of the Class C Stockholder Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any person under any circumstance. The Company will be entitled to rely on the appointment of Peter J. Solomon as the Class C Stockholder Agent and treat such Class C Stockholder Agent as the duly appointed attorney-in-fact of each Class C Stockholder and as having the duties, power and authority provided for herein. The Class C Stockholders will be bound by all actions taken and documents executed by the Class C Stockholder Agent in connection with this Agreement, and the Company and the other Class C Stockholders will be entitled to rely exclusively on any action or decision of the Class C Stockholder Agent. The person serving as the Class C Stockholder Agent may be removed or replaced from time to time by the holders of a majority in interest of the shares of Class C Preferred Stock upon not less than 10 days’ prior written notice to the Company.

8.2 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile, portable document format (.pdf) or other electronic transmission or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), each of which shall be an original, and which together shall constitute one and the same Agreement. Any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.3 Entire Agreement. This Agreement (including the Annexes attached hereto) constitute the entire agreement among the parties, and supersede any prior agreements, understandings, arrangements or representations, by or among the parties, written and oral, with respect to the subject matter hereof.

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8.4 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced as a result of any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally intended to the greatest extent possible.

8.5 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries (except (a) as set forth in Section 5.9(c) and (b) that the Special Committee shall be a third-party beneficiary of this Agreement in respect of all rights and powers afforded to the Special Committee hereunder).

8.6 Governing Law; Submission to Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause or permit the application of laws of any jurisdictions other than those of the State of New York. Each of the parties hereto (a) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the United States District Court for the Southern District of New York, or, if that court does not have jurisdiction, another state or federal court sitting in New York, New York (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.9. Nothing in this Section 8.6, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (X) MAKES THIS WAIVER VOLUNTARILY AND (Y) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

8.7 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

8.8 Amendment. This Agreement may not be altered, amended or supplemented, except by an agreement in writing signed by the parties hereto; provided that the Company shall not agree to amend this Agreement unless and until such amendment is approved by the Special Committee.

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8.9 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing, and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by email or by courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.9):

if to the Company, to:

Monro, Inc.

c/o the Special Committee of the Board of Directors

200 Holleder Parkway

Rochester, NY 14615

Attention: Maureen E. Mulholland

Email: ####@monro.com

with a copy, which shall not constitute notice, to:

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention: William B. Sorabella

Email: ####@cooley.com

and

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Steven R. Shoemate

Email: ####@gibsondunn.com

if to the Class C Stockholders or the Class C Stockholder Agent, to:

Solomon Partners

Attn: Peter J. Solomon

1345 6th Avenue, Floor 31

New York, NY 10105

Email: ####@solomonpartners.com

with a copy, which shall not constitute notice, to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Mario A. Ponce

Email: ####@stblaw.com

8.10 Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder, shall be assigned by any party hereto without the other party’s or parties’ prior written consent; provided that a merger or consolidation involving the Company shall be permissible without the consent of the Class C Stockholders (for the avoidance of doubt, other than in their capacity as holders of shares of capital stock of the Company). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties, and their respective successors and permitted assigns. Any assignment or purported assignment in violation of this provision shall be void and of no effect.

8.11 Fees and Expenses. Except as expressly provided herein (including Section 5.9(a)), all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be the responsibility of, and shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated.

8.12 Waiver. No failure or delay on the part of any party in exercising any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Prior to the Sunset Date, the Company shall not waive any right or condition to its obligations under this Agreement unless and until such waiver is approved by the Special Committee.

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8.13 No Limitations in Capacity as a Director. Peter J. Solomon is signing this Agreement solely in his capacities as a record holder of and/or a beneficial owner of Class C Preferred Stock, and nothing contained in this Agreement shall prohibit, prevent, preclude, or restrict him from taking or not taking any action in his capacity as a director of the Company.

{Signature Page Follows}

C-18

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MONRO, INC.

By:	/s/ Maureen E. Mulholland
Name:	Maureen E. Mulholland
Title:	Executive Vice President, Chief Legal Officer and Secretary

HOLDERS OF CLASS C CONVERTIBLE PREFERRED STOCK

PETER J. SOLOMON

By:	/s/ Peter J. Solomon
Name:	Peter J. Solomon

ABIGAIL ROSE SOLOMON GRANTOR TRUST

By:	/s/ Peter J. Solomon
Name:	Peter J. Solomon
Title:	Trustee

ABIGAIL SOLOMON 2012 FAMILY TRUST

By:	/s/ Peter J. Solomon
Name:	Peter J. Solomon
Title:	Trustee

JOSHUA N. SOLOMON GRANTOR TRUST

By:	/s/ Peter J. Solomon
Name:	Peter J. Solomon
Title:	Trustee

JOSHUA SOLOMON 2012 FAMILY TRUST

By:	/s/ Peter J. Solomon
Name:	Peter J. Solomon
Title:	Trustee

KATE SOLOMON 2012 FAMILY TRUST

By:	/s/ Peter J. Solomon
Name:	Peter J. Solomon
Title:	Trustee

KATE SOLOMON 2014 GRANTOR TRUST

By:	/s/ Peter J. Solomon
Name:	Peter J. Solomon
Title:	Trustee

C-19

Exhibit D

Opinion of Duff & Phelps

Confidential Special Committee of the Board of Directors Monro, Inc. 200 Holleder Parkway Rochester, NY 14615	May 12, 2023

Ladies and Gentlemen:

Monro, Inc. (the “Company”) has engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to serve as an independent financial advisor to the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the Unaffiliated Common Stockholders (as defined below) of the Exchange Ratio (as defined below) and the Reclassification Consideration (as defined below) in the contemplated reclassification transaction described below (the “Reclassification Transaction”) (without giving effect to any impact of the Reclassification Transaction on any particular Unaffiliated Common Stockholder other than in its capacity as a common stockholder).

For the purposes of this Opinion, “Unaffiliated Common Stockholders” shall mean holders of common stock of the Company, $0.01 par value per share (the “Common Stock”), other than any holders of Class C convertible preferred stock of the Company, $1.50 par value per share (the “Class C Preferred Stock”, and such holders of Class C Preferred Stock, the “Class C Stockholders”).

Description of the Reclassification Transaction

It is Duff & Phelps’ understanding that the Company and the Class C Stockholders propose to effect a reclassification of the Class C Preferred Stock pursuant to the Reclassification Agreement (as defined herein) and the Proposed Amendments (as defined herein), whereby, among other things, (i) each issued and outstanding share of Class C Preferred Stock shall be automatically converted into shares of Common Stock on the Sunset Date (as defined in the Reclassification Agreement), which shall result in such conversion prior to the record date for the 2026 Annual Meeting (as defined in the Reclassification Agreement), and (ii) the number of shares of Common Stock into which the shares of Class C Preferred Stock will convert shall be adjusted as provided in the Proposed Amendments (such exchange ratio as adjusted thereby, the “Exchange Ratio”, and the additional shares of Common Stock to be received by the Class C Stockholders upon conversion as compared to the number of shares of Common Stock to be received upon conversion pursuant to the exchange ratio existing as of the date hereof, the “Reclassification Consideration”). The terms and conditions of the Reclassification Transaction are more fully set forth in the Reclassification Agreement and the Proposed Amendments.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.

The Company’s annual report on Form 10-K for the year ended March 26, 2022, as filed with the Securities and Exchange Commission (“SEC”), including the Company’s audited financial statements as of and for the year ended March 26, 2022;

kroll.com	Kroll, LLC 167 N. Green Street Floor 12 Chicago, IL 60607	T: +1 312 697 4600 F: +1 312 697 0112	D-1

b.

The Company’s quarterly report on Form 10-Q for the quarter ended December 24, 2022, as filed with the SEC, including the Company’s unaudited financial statements as of and for the three and nine months ended December 24, 2022;

c.	The Restated Certificate of Incorporation of the Company as amended to the date hereof, including the current conversion ratio set forth therein;

d.	A draft dated May 10, 2023 of the Reclassification Agreement by and among the Company and the Class C Stockholders (the “Reclassification Agreement”); and

e.	Drafts dated May 10, 2023 of the Certificates of Amendment of the Certificate of Incorporation of the Company (collectively, the “Proposed Amendments”);

2.	Discussed the information referred to above and the background and other elements of the Reclassification Transaction with the Special Committee;

3.	Reviewed the historical trading price and trading volume of the Common Stock;

4.

Compared certain financial terms of the Reclassification Transaction with the financial terms, to the extent publicly available, of certain other reclassification transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses, considered such other factors and reviewed such other documents as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Reclassification Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

1.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.

Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Reclassification Transaction, including whether all procedures required by law to be taken in connection with the Reclassification Transaction have been duly, validly and timely taken;

3.	Assumed that the representations and warranties made in the Reclassification Agreement are accurate;

4.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;
5.

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

6.

Assumed that all of the conditions required to implement the Reclassification Transaction will be satisfied and that the Reclassification Transaction will be completed in accordance with the Reclassification Agreement and the Proposed Amendments without any amendments thereto or any waivers of any terms or conditions thereof; and

7.

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Reclassification Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Reclassification Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the sale of the

D-2

Company, the assets, businesses or operations of the Company, or any alternatives to the Reclassification Transaction, (ii) negotiate the terms of the Reclassification Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Unaffiliated Common Stockholders’ perspective, that could, under the circumstances, be negotiated among the parties to the Reclassification Agreement and the Reclassification Transaction, (iii) advise the Special Committee or any other party with respect to alternatives to the Reclassification Transaction, or (iv) consider any other aspects of the Reclassification Transaction, such as the Liquidation Preference Charter Amendment (as defined in the Reclassification Agreement), or evaluate the fairness of the existing conversion ratio prior to the Reclassification Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Common Stock (or anything else) after the announcement or the consummation of the Reclassification Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Reclassification Consideration, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Reclassification Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent, except that a copy of this Opinion may be provided in its entirety to the Board of Directors. This Opinion (i) does not address the merits of the underlying business decision to enter into the Reclassification Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Reclassification Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Reclassification Transaction, or whether to proceed with the Reclassification Transaction or any related transaction; and (iv) does not indicate that the Exchange Ratio and the Reclassification Consideration are the best possibly attainable under any circumstances; instead, it merely states whether the Exchange Ratio and the Reclassification Consideration in the Reclassification Transaction are within a range suggested by certain financial analyses. The decision as to whether to proceed with the Reclassification Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Special Committee dated December 28, 2022 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon the conclusion expressed in this Opinion. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ delivery of this Opinion to the Special Committee and a portion of Duff & Phelps’ fee is payable upon the consummation of the Reclassification Transaction. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Reclassification Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Exchange Ratio and the Reclassification Consideration in the Reclassification Transaction are fair, from a financial point of view, to the Unaffiliated Common Stockholders (without giving effect to any impact of the Reclassification Transaction on any particular Unaffiliated Common Stockholder other than in its capacity as a common stockholder).

D-3

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps Opinions Practice

Kroll, LLC

D-4

Exhibit E

Liquidation Preference Amendment

FORM OF CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

MONRO, INC.

Under Section 805 of the New York Business Corporation Law

1.    The current name of the Corporation is Monro, Inc. The Corporation was originally formed under the name of Midas Service Corporation, Inc.

2.    The Certificate of Incorporation was filed with the Department of State on October 5, 1959.

3.    The Certificate of Incorporation is hereby amended to effect the amendment specified below:

Sub-section (iii) of Section 4(d) of the Certificate of Incorporation is hereby amended to provide for a revised liquidation preference for shares of Class C Convertible Preferred Stock of the Corporation (“Class C Preferred Stock”), so that the first sentence of said sub-section (iii) shall provide in its entirety as follows:

“In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of the Class C Preferred Stock shall be entitled to receive an amount equal to the greater of (A) $1.50 per share of Class C Preferred Stock and (B) the amount such holder would have received had such Class C Preferred Stock been converted to Common Stock immediately prior to such liquidation, dissolution or winding up of the affairs of the Corporation, in each case, out of the assets of the Corporation available for distribution to its shareholders, after payment in full of the preferential amounts to be distributed to the holders of all classes of stock entitled thereto, and before any amount shall be paid out of such assets to the holders of the Common Stock.”

4.    This Certificate of Amendment was authorized by the vote of the Board of Directors followed by approval by (a) a majority of the issued and outstanding shares of Common Stock of the Corporation (“Common Stock”) held by all holders of Common Stock, voting as a separate voting class, (b) a majority of the issued and outstanding shares of Common Stock held by holders of Common Stock who do not hold any Class C Preferred Stock, voting as a separate voting class, and (c) a majority of the issued and outstanding shares of Class C Preferred Stock, voting as a separate voting class.

[Signature Page Follows]

E-1

IN WITNESS WHEREOF, I have signed this Certificate this      day of                     , 2023.

By:
Name:	Maureen E. Mulholland
Title:	Secretary

E-2

MONRO, INC. ATTN: BRIAN D’AMBROSIA 200 HOLLEDER PKWY ROCHESTER, NY 14615

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on August 14, 2023 for shares held directly and by 11:59 p.m. Eastern Time on August 10, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MNRO2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on August 14, 2023 for shares held directly and by 11:59 p.m. Eastern Time on August 10, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	V20041-P96941	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MONRO, INC.			For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all of the nominees for directors.
1.	Elect four directors to Class 2 of the Board of Directors to serve a two-year term and until their successors are duly elected and qualified at the 2025 annual meeting of shareholders; Nominees:		☐	☐	☐

	01) Stephen C. McCluski	03) Peter J. Solomon

	02) Robert E. Mellor	04) Hope B. Woodhouse						For	Against	Abstain

2.	Elect one director to Class 1 of the Board of Directors to serve the remainder of the Class 1 term and until her successor is duly elected and qualified at the 2024 annual meeting of shareholders;		For		Withhold	6.	Approve an amendment to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors;	☐	☐	☐

	2a. Lindsay N. Hyde		☐	☐	☐	7.

Approve an amendment to the Company’s Restated Certificate of Incorporation to increase the conversion ratio of the Class C Convertible Preferred Stock and mandatorily convert the Class C Convertible Preferred Stock into common stock by the 2026 annual meeting of shareholders;

								☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
3.	Approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers;		☐	☐	☐	8.	Approve an amendment to the Company’s Restated Certificate of Incorporation to provide a revised liquidation preference for the Class C Convertible Preferred Stock upon a liquidation event; and	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:		1 Year	2 Years	3 Years	Abstain	9.	Consider such other business as may properly be brought before the meeting or any adjournment or postponement thereof.
4.	Approve, on a non-binding basis, the frequency of future advisory votes on executive compensation;	☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

5.	Ratify the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 30, 2024;		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS OF

MONRO, INC.

August 15, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON AUGUST 15, 2023:

The Notice, Proxy Statement and the 2023 Annual Report are available at www.proxyvote.com.

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V20042-P96941

MONRO, INC.

Annual Meeting of Shareholders

August 15, 2023 10:00 AM Eastern Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael T. Broderick and Brian J. D’Ambrosia, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MONRO, INC. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held solely by means of electronic communication at 10:00 AM, EDT on August 15, 2023, via the virtual meeting at www.virtualshareholdermeeting.com/MNRO2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on reverse side)